Filed pursuant to 424(b)(3)
Registration No. 333-227223

Prospectus Supplement

Interests in

PYRAMAX BANK, FSB 401(K) SAVINGS PLAN

Offering of Participation Interests in up to 528,550 Shares of

1895 Bancorp of Wisconsin, Inc.

Common Stock

In connection with the conversion of PyraMax Bank, FSB (the “Bank”) from the mutual to the stock form of organization and the related stock offering of 1895 Bancorp of Wisconsin, Inc. (the “Reorganization”), 1895 Bancorp of Wisconsin, Inc. and the Bank are allowing participants in the PyraMax Bank, FSB 401(k) Savings Plan (the “401(k) Plan”) the opportunity to invest up to 50% of their 401(k) Plan accounts in shares of common stock of 1895 Bancorp of Wisconsin, Inc. (“1895 Bancorp Common Stock”) on the date of the stock offering. Based on the value of the 401(k) Plan assets at July 31, 2018, the trustee of the 401(k) Plan can acquire up to 528,550 shares of 1895 Bancorp Common Stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the initial election of the 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest up to 50% of their 401(k) Plan accounts in 1895 Bancorp Common Stock at the time of the stock offering.

The Bank has registered on behalf of the 401(k) Plan up to 528,550 participation interests so that the trustee of the 401(k) Plan could purchase up to 528,550 shares of 1895 Bancorp Common Stock in the offering, at the purchase price of $10.00 per share. This prospectus supplement relates to the election of Plan participants to direct the trustee of the 401(k) Plan to invest up to 50% of their 401(k) Plan accounts in the 1895 Bancorp Stock Fund on the date of the stock offering.

The prospectus of 1895 Bancorp of Wisconsin, Inc., dated November 6, 2018, accompanies this prospectus supplement. It contains detailed information regarding the Reorganization of the Bank and the stock offering of 1895 Bancorp Common Stock and the financial condition, results of operations and business of 1895 Bancorp of Wisconsin, Inc. and the Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 17 of the accompanying prospectus and “Notice of Your Rights Concerning Employer Securities” below.

The interests in the 401(k) Plan and the offering of 1895 Bancorp Common Stock have not been approved or disapproved by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus supplement may be used only in connection with offers and sales by 1895 Bancorp of Wisconsin, Inc. of participation interests in shares of 1895 Bancorp Common Stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to re-offer or resell participation interests or shares of 1895 Bancorp Common Stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. 1895 Bancorp of Wisconsin, Inc., the Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of 1895 Bancorp Common Stock or participation interests representing an ownership interest in 1895 Bancorp Common Stock shall under any circumstances imply that there has been no change in the affairs of 1895 Bancorp of Wisconsin, Inc. or any of its subsidiaries or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is November 6, 2018.

THE OFFERING

Securities Offered

1895 Bancorp of Wisconsin, Inc. is offering participants in the PyraMax Bank, FSB 401(k) Savings Plan (the “401(k) Plan”) the opportunity to purchase stock of 1895 Bancorp of Wisconsin, Inc. through the 401(k) Plan by purchasing “participation interests,” through the Stock Offering Fund established under the 401(k) Plan in connection with the stock offering (“Offering”). The 401(k) Plan may acquire up to 528,550 shares of 1895 Bancorp of Wisconsin, Inc. common stock (“1895 Bancorp Common Stock”) in the Offering. Your investment in 1895 Bancorp Common Stock in connection with the Offering through the Stock Offering Fund is subject to the purchase priorities contained in the PyraMax Bank, FSB Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”).

Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of 1895 Bancorp of Wisconsin, Inc. is contained in the accompanying prospectus. The address of the principal executive office of 1895 Bancorp of Wisconsin, Inc. and the Bank is 7001 West Edgerton Avenue, Greenfield, WI 53220. The Bank’s telephone number is (414) 421-8200.

All elections to purchase stock in the Stock Offering Fund in the stock offering under the 401(k) Plan and any questions about this prospectus supplement should be addressed to Monica Baker, Senior Vice President, Chief Brand Officer and Director, PyraMax Bank, FSB, 7001 West Edgerton Avenue, Greenfield, WI, 53220.

1895 Bancorp Stock Fund

In connection with the Reorganization and Offering, you may elect to designate a percentage of your 401(k) Plan account balance (up to 50%) to the Stock Offering Fund, to be used to purchase common stock of 1895 Bancorp of Wisconsin, Inc. issued in the Offering at $10 per share. In making this determination, you should carefully consider the information set forth on page 14 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.” The trustee of the Stock Offering Fund will purchase common stock of 1895 Bancorp of Wisconsin, Inc. at $10.00 per share to be held as stock in accordance with your directions.

Purchase Priorities

401(k) Plan participants are eligible to direct a transfer of funds to the Stock Offering Fund. However, such directions are subject to the purchase priorities and purchase limitations in the Plan of Reorganization of PyraMax Bank, FSB, which provides for a subscription and community offering, as described below.

In the Offering, the purchase priorities are as follows and apply in the case more shares are ordered than are available for sale (an “oversubscription”):

Subscription offering:

(1)   First, to depositors of PyraMax Bank, FSB with $50 or more as of March 15, 2017.

(2)   Second, to PyraMax Bank, FSB’s and 1895 Bancorp of Wisconsin, Inc.’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan.

(3)   Third, to depositors of PyraMax Bank, FSB with $50 or more on deposit as of September 30, 2018. (4) Fourth, to depositors of PyraMax Bank, FSB at the close of business on November 1, 2018 who do not qualify in one of the foregoing categories.

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If there are shares remaining after all of the orders in the subscription offering have been filled, shares will be offered in a community offering with a preference to natural persons residing in Wisconsin Counties of Milwaukee, Ozaukee and Waukesha.

If you fall into subscription offering categories (1), (3), or (4) above, you have subscription rights to purchase 1895 Bancorp Common Stock in the subscription offering. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the 401(k) Plan, you must complete and submit the Stock Order Form and payment prior to the Offering deadline.

Additionally, or instead of placing an order outside of the 401(k) Plan through a Stock Order Form, as a 401(k) Plan participant, you may place an order for common stock through the 401(k) Plan, in the manner described below under “How to Order Stock in the Offering.”

Purchases in the Offering and Oversubscriptions

The trustee of the 401(k) Plan will submit an order to purchase 1895 Bancorp Common Stock in the Offering based on the dollar amount or percentage you designate in your election. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of 1895 Bancorp Common Stock in connection with the stock offering will be removed from your existing investment options and transferred to the Stock Offering Fund, which is an interest-bearing cash account in the 401(k) Plan, pending the formal closing of the stock offering, several weeks later.

After the end of the Offering period, we will determine whether all or any portion of your order may be filled (based on your purchase priority as described above and whether the Offering is oversubscribed). The amount that can be used toward your order will be applied to the purchase of participation interests and will be denominated in shares of 1895 Bancorp Common Stock in the 401(k) Plan.

In the event the Offering is oversubscribed, i.e. there are more orders for shares of 1895 Bancorp Common Stock than shares available for sale in the Offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the Offering, the amount that cannot be invested in shares of common stock, and any interest earned, will be reinvested in the other investment funds of the 401(k) Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you do not have an existing election as to the investment of future contributions, then such amounts will be transferred to and invested in the applicable Blackrock Lifepath Index Fund, based on your retirement age assumption, pending your reinvestment in another fund of your choice.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the Offering, your account balances will remain in the investment funds of the 401(k) Plan as currently directed by you.

At the conclusion of the Offering, once the eligible assets in the Stock Offering Fund have been used to purchase 1895 Bancorp Common Stock, the shares will be transferred to and held in the 1895 Bancorp Stock Fund. Your interests in the 1895 Bancorp Stock Fund will be referred to as participation interests and will be denominated in shares of 1895 Bancorp Common Stock.

Composition of 1895 Bancorp Stock Fund	The value of one participation interest will equal one share of common stock of 1895 Bancorp of Wisconsin, Inc., which will be initially valued at $10.

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Following the close of the Offering, each day, the aggregate value of the 1895 Bancorp Stock Fund will be determined by dividing the total market value of the 1895 Bancorp Stock Fund at the end of the day by the total number of shares held in the 1895 Bancorp Stock Fund as of the previous day’s end. The change in share value reflects the day’s change in 1895 Bancorp Common Stock price, and the value of each participation interest should be the same as one share of 1895 Bancorp Common Stock. Your account in the 1895 Bancorp Stock Fund will be reported to you on your regular 401(k) Plan participant statements. You can also go online at any time to www.principal.com or call 1-800-547-7754 to review your account balances.

Value of the 401(k) Plan Assets

As of July 31, 2018, the market value of the assets of the 401(k) Plan attributable to active and former employees of the Bank was approximately $10,570,976. The 401(k) Plan administrator informed each participant of the value of his or her account balance under the 401(k) Plan as of June 30, 2018, however participants can also go on-line and look at their account balances at any time.

Election to Purchase Stock in the Stock Offering

In connection with the Offering, the 401(k) Plan will permit you to direct the trustee to transfer all or a portion of your account balance in the 401(k) Plan to the Stock Offering Fund for the purchase of shares of common stock of 1895 Bancorp of Wisconsin, Inc. in the offering at $10.00 each. The trustee of the 401(k) Plan will subscribe for common stock of 1895 Bancorp of Wisconsin, Inc. offered for sale in connection with the Offering, in accordance with each participant’s direction. In making this determination, you should carefully consider the information set forth on page 14 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.”

How to Order Stock in the Offering

You can elect to transfer (in whole percentages or dollar amounts) all or a portion of your account balance in the 401(k) Plan to the Stock Offering Fund. Please note the following conditions concerning this election:

•   You can direct up to 50% (in dollars or percentages) of your current account to the Stock Offering Fund.

•   Your election is subject to a minimum purchase of 25 shares of common stock, which equals $250.

•   Your election, plus any order you place outside the Plan, are together subject to a maximum purchase of 10,000 shares, which equals $100,000.

•   The election period closes at 3:00 p.m., Central Time, December 5, 2018.

•   Your election to purchase common stock in the Offering through the 401(k) Plan will be accepted by Principal Financial Group, the recordkeeper of the 401(k) Plan. After your election is accepted by Principal Financial Group, it will be rounded down to the closest dollar amount divisible by $10.00, and will be used by the trustee to purchase shares of common stock sold in the Offering. This difference will remain in the Stock Offering Fund until the formal closing of the Offering has been completed, several weeks after the election period ends. At that time, the common stock purchased based on your election will be transferred to the 1895 Bancorp Stock Fund and any remaining funds will be transferred out of the Stock Offering Fund account for investment in other funds under the 401(k) Plan, based on your election currently on file for future contributions. During the stock offering period, you will continue to have the ability to transfer amounts that are not directed to purchase stock in the 1895 Bancorp Stock Fund among all other investment funds.

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•   The amount you elect to transfer to the Stock Offering Fund will be held separately until the Offering closes. Therefore, this money is not available for distributions, loans, or withdrawals until the transaction is completed, which is expected to be several weeks after the closing of the subscription offering period.

•   During the stock offering period, you will continue to have the ability to transfer amounts not invested in the 1895 Bancorp Stock Fund among all the other investment funds on a daily basis. However, you will not be permitted to change the investment amounts that you designated to be transferred to the Stock Offering Fund.

Follow these steps to make your election to use up to 50% of your account balance in the 401(k) Plan to purchase shares of common stock in the stock offering:

•   Go to www.principal.com and log into your 401(k) Plan account. In Account Login, click on drop down and choose “Personal”, then “GO.” Enter your Username and Password. If you haven’t established your Username and Password, click on the link “Establish your Username and Password” and follow the prompts.

•   On your Personal Summary Page, choose the line for the PyraMax Bank, FSB 401(k) Savings Plan.

•   When you reach “Your Account Overview,” click on “Investments” across the top navigation of the screen, and then click on “change Investments.”

•   When you reach the “Change Investments” screen, click on the box titled “Move Balances.” Then click on Make a transfer.

•   If you want to transfer a percentage of some of your current investments, enter the percentage you would like to transfer “From” each investment. If you would like to transfer a dollar amount, click on “Advanced Transfer Features” and choose “dollars,” then enter the amount you would like to transfer “From” each investment. When you have completed transferring “From” each investment, choose “Continue.”

•   Enter the percentage or dollars that you will be transferring into the Stock Offering Fund. The Stock Offering Fund is a money market investment that will hold the funds until the stock offering is concluded. All of the funds that you transferred “From” other investments must be transferred “To” the Stock Offering Fund.

•   When you have completed the “To” portion of the transaction, click continue. You will be taken to a confirmation page. Please review your transaction for accuracy, if you need to make changes, click on “Cancel” or “Start Over” or “Previous” to make changes. If the information is correct, click on the box, “I confirm the information above and authorize Principal Life Insurance Company to process this request.” You will receive a communication in your Message Center confirming your transaction.

•   You must also complete the 401(k) Plan Stock Information Form and return a copy to Monica Baker, Senior Vice President, Chief Brand Officer and Director, PyraMax Bank, FSB at 7001 West Edgerton Avenue, Greenfield, WI 53220.

Order Deadline	If you wish to make an election to transfer a portion of your account to the Stock Offering Fund to purchase 1895 Bancorp Common Stock, then you must make your election online at www.principal.com and return your completed and signed 401(k) Plan Stock Information Form to Monica Baker by hand delivery, regular mail or by fax; no later than 3:00 p.m., Central Time, on December 5, 2018.

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IF YOU FAIL TO BOTH MAKE YOUR STOCK PURCHASE ELECTION ONLINE AND RETURN YOUR 401(K) PLAN STOCK INFORMATION FORM BY 3:00 P.M. CENTRAL TIME ON DECEMBER 5, 2018, YOUR ELECTION WILL NOT BE PROCESSED AND YOUR ORDER WILL BE VOID.

Irrevocability of Transfer Direction	Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of 1895 Bancorp Common Stock in the Offering among all of the other investment funds on a daily basis.

Other Purchases in Your Account During the Offering Period	Whether or not you choose to purchase 1895 Bancorp Common Stock in the Offering through the 401(k) Plan, you will at all times have complete access to those amounts in your account that you do not apply towards purchases in the Offering. For example, you will be able to purchase other funds within the 401(k) Plan with that portion of your account balance that you do not apply towards purchases in the Offering during the Offering period. Such purchases will be made at the prevailing market price in the same manner as you make such purchases now, i.e., through telephone transfers and internet access to your account.

Additional Purchases of 1895 Bancorp Stock Fund Units after the Offering	After the Offering closes, you will have the opportunity to direct the 401(k) Plan trustee to sell any shares that you purchased in the Offering. You will also have the opportunity to purchase any additional shares in the open market, to the extent shares are available. 1895 Bancorp Common Stock is expected to be listed on the Nasdaq stock market under the symbol “BCOW”. Special restrictions may apply to transfers directed to and from the 1895 Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of 1895 Bancorp of Wisconsin, Inc.

Purchase Price of Common Stock in the Offering and After the Offering	The trustee will pay $10 per share of common stock in the Offering, which will be the same price paid by all other persons for a share of common stock in the Offering. No sales commission will be charged for common stock purchased in the Offering. After the stock offering, any additional purchases will be made in the open market at the prevailing price. In addition, a brokerage commission of $0.05 per share of stock purchased will be charged.

Nature of a Participant’s Interest in the Common Stock	The Common Stock acquired by the trustee at your direction will be allocated to your account and will be held in the 1895 Bancorp Stock Fund.

Voting Rights of Common Stock	You may direct the trustee as to how to vote your shares of 1895 Bancorp Common Stock held in the 1895 Bancorp Stock Fund. If the trustee does not receive your voting instructions, the trustee will be directed by PyraMax Bank, FSB to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of 1895 Bancorp Common Stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

PyraMax Bank, FSB originally adopted the 401(k) Plan effective as of February 13, 1989. The 401(k) Plan was last restated, effective July 1, 2017. In connection with the conversion of PyraMax Bank, FSB from the mutual to stock form of organization as the wholly owned subsidiary of 1895 Bancorp of Wisconsin, Inc., 1895 Bancorp of Wisconsin, Inc. and the Bank desire to allow participants to purchase common stock of 1895 Bancorp of Wisconsin, Inc. in their accounts in the 401(k) Plan. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974 (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan Administrator c/o PyraMax Bank, FSB, Attn: Monica Baker, Senior Vice President, Chief Brand Officer. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

As an employee of the Bank, you are eligible to become a participant in the 401(k) Plan by making elective deferral contributions on the first day of the calendar month, coincident with or next following the date you attain age 18 and complete one month of service, measured from your date of hire, provided that you are an eligible employee at such time. Eligible employees will become participants with respect to profit sharing contributions on the next payroll date after attaining age 18 and completing six months of consecutive service. You will be eligible to receive a profit sharing contribution if you meet the eligibility requirements and have 1,000 hours of service during the plan year and are employed on the last day of the plan year. You will be eligible to receive “safe harbor contributions” (as defined below), if you are an eligible employee after six months of service and entry on the next payroll date. You are not an eligible employee if you are a member of the following classes of employees: (i) an employee who is included in a unit of employees covered by a collective bargaining agreement, if retirement benefits were the subject of good faith bargaining; (ii) any leased employee; (iii) any non-resident alien who received no earned income which constitutes income from services performed in the United States; and (iv) employees of South Milwaukee Investments, Inc. and “Temporary Employees” as classified by the Bank.

As of July 31, 2018, there were approximately 145 active and former employees with account balances in the 401(k) Plan.

Contributions under the 401(k) Plan

Elective Deferrals. You are permitted to defer on a pre-tax basis up to 100% of your Compensation (as defined in the 401(k) Plan), subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. Your pre-tax deferrals are subject to certain restrictions imposed by the Code, and for 2018, you may defer up to $18,500 and you may defer an additional $6,000 if you qualify for catch-up contributions as described in the next paragraph. The Compensation of each participant taken into account under the 401(k) Plan is limited by the Code, and for 2018 the limit is $275,000 (this limit may change on an annual basis). Canceling or changing your contribution percentage can be accomplished either over the telephone or over the internet at any time.

If, after receiving a notice from the Bank, you do not make an elective deferral contribution election, you will be deemed to have made an election to defer 6% of your Compensation. This percentage election will increase each year by 1% until your elective deferral is 10%. You can prevent this automatic deferral contribution election if you turn in the applicable form to prevent such contributions. Similarly, you can withdraw contributions made without your consent for up to a brief period of time after the automatic contributions are first removed from your Compensation.

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Roth Elective Deferrals. You may elect to designate all or a portion of deferrals as Roth elective deferrals. Roth elective deferrals do not reduce your total taxable income or your current taxes. Because you pay taxes on these contribution when they are made, these contributions will not be taxed later when received as a benefit and distributed as a qualified distribution. A distribution will be a qualified distribution if (i) the distribution is made on or after you attain age 59 1 /2, on or after the date of your death, or as a result of you becoming disabled as defined by the Code; or (ii) the distribution is made after the end of the 5-taxable-year period beginning with the first taxable year in which you make a Roth elective deferral contribution to this plan.

Catch-up Contributions. If you have made the maximum amount of elective deferrals allowed by the 401(k) Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the tax year, which is March 31), you are also eligible to make an additional catch-up contribution. In 2018, the maximum catch-up contribution is $6,000. You may authorize your employer to withhold a specified dollar amount of your compensation for this purpose.

Safe Harbor Matching Contributions. The Bank will make a safe harbor matching contribution to your account if you have satisfied the eligibility requirements and have made a “matched employee contribution during the plan year. A matched employee contribution is any elective deferral contribution or catch-up contribution that you may make. The safe harbor matching contribution is an amount equal to 100% of your matched employee contributions that are not in excess of six percent (6%) of your Compensation. The safe harbor matching contribution is subject to change from year to year, in the discretion of the Bank.

Profit Sharing Contributions. The Bank may, in its discretion, make profit sharing contributions to the accounts of eligible participants from time to time on a nondiscriminatory basis. The amount of any profit sharing contributions, if made, will be determined in the sole discretion of the Bank and will only be available to participants who have 1,000 hours of service during the plan year and are employed on the last of the plan year.

Qualified Non-Elective Contributions. In addition to the contributions described above, the Bank may make additional qualified non-elective contributions for the benefit of participants determined at the discretion of the Bank.

Rollover Contributions. The 401(k) Plan may accept a rollover contribution from another tax-qualified plan or eligible individual retirement account made on behalf of an eligible employee, regardless of whether such employee has met the age and service requirements of the Plan. An eligible employee who has not met the age and service requirements of the 401(k) Plan shall be considered a participant only with respect to the amount of his or her rollover contributions, if any.

Limitations on Contributions

Contribution Limits. For the tax year beginning January 1, 2018, the amount of your elective deferrals may not exceed $18,500 per calendar year, or $24,500 if you are eligible to make catch-up contributions. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

The total amount of contributions that you make and any contribution your employer makes on your behalf to your account in one year is limited to the lesser of 100% of your compensation or $55,000 (for 2018), or if applicable, $61,000 (for 2018) including catch-up contributions.

Rollovers. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your elective deferrals, including Roth elective deferrals, catch-up contributions, if any, safe harbor matching contributions, qualified non-elective contributions and rollover contributions.

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Your profit sharing contributions, if any, will vest in accordance with the following:

Vesting Schedule

Profit Sharing Contributions

Vested
Period of Service	Percentage
Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	100%
6 years	100%

Distribution at Termination of Employment. You will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. The 401(k) Plan will make involuntary cash-out distributions of vested account balances in accordance with the 401(k) Plan. If you are not a 5% or more owner of your employer, your required benefit commencement date is the April 1st following the close of the year in which the later occurs: you attain age 70 ½ or you terminate employment.

Distribution after Death of Participant. In the event of your death, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”), which is administered by the trustee of the 401(k) Plan. Prior to the effective date of the Offering, you were provided the opportunity to direct the investments of your account into one of the investment options described below.

Performance History

The following table provides performance data with respect to the investment funds in the 401(k) Plan:

	Average Annual Total Return
	(as of 6/30/2018 quarter end)
Investment Option Name	YTD	1-Year	3-Year	5-Year	10-Year	Incept Date
AB Global Bond Z Fund	(0.64)	0.27	3.14	3.21	4.58	10/2013
AllianzGI NFJ Mid-Cap Value Institutional Fund	(3.86)	5.26	10.89	12.29	9.62	12/30/1997
American Beacon International Equity Institutional Fund	(3.45)	6.50	3.59	5.86	3.39	08/07/1991
American Beacon Small Cap Value Institutional Fund	4.34	12.70	9.87	11.43	10.78	12/31/1998
American Funds EuroPacific Growth R6 Fund	(1.82)	9.35	6.51	8.34	4.82	05/01/2009
American Funds New World R6 Fund	(2.56)	10.45	7.46	6.71	3.90	05/01/2009
Baird Aggregate Bond Institutional Fund	(1.76)	(0.34)	2.10	2.81	4.43	09/29/2000
Bond Market Index Separate Account-Z	(1.74)	(0.65)	1.43	2.02	—	12/30/2009
Delaware Corporate Bond Instl Fund	(3.73)	(1.28)	2.40	3.31	6.69	09/15/1998
Dodge & Cox Stock Fund	0.96	11.85	10.95	12.81	9.70	01/04/1965
Eaton Vance Floating Rate I Fund	2.29	4.31	4.52	3.84	4.48	01/2001
Global Real Estate Securities Separate Account-Z	1.87	9.54	6.83	7.56	7.46	09/30/2013
Goldman Sachs International Small Cap Insights Instl Fund	(1.65)	11.44	10.10	11.67	8.19	09/28/2007
Harbor Capital Appreciation Inst Fund	10.94	29.21	15.29	18.14	12.35	12/29/1987
International Equity Index Separate Account-Z	(2.55)	6.22	4.62	6.14	—	12/30/2009
Invesco Growth and Income R6 Fund	(1.14)	8.17	9.12	10.88	9.17	09/24/2012
Ivy High Income N Fund	1.91	4.78	5.64	5.26	8.03	07/2014
LargeCap S&P 500 Index Separate Account-Z	2.64	14.31	11.86	13.33	10.10	01/01/1990
MFS Blended Research Core Equity R6 Fund	0.83	12.05	9.14	12.40	9.61	01/14/1994
MidCap S&P 400 Index Separate Account-Z	3.45	13.40	10.79	12.58	10.67	08/31/1999
PIMCO International Bond (US Dollar-Hedged) I Fund	1.91	4.33	4.81	5.24	6.71	12/1992
Oppenheimer Developing Markets Institutional Fund	(1.09)	12.63	7.59	6.04	5.67	12/2011
PIMCO Real Return Instl Fund	(0.25)	2.05	1.97	1.64	3.36	01/29/1997
Principal Fixed Income Guaranteed Option (no chart info)

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	Average Annual Total Return
	(as of 6/30/2018 quarter end)
Investment Option Name	YTD	1-Year	3-Year	5-Year	10-Year	Incept Date
Putnam Convertible Securities Y Fund	4.07	10.73	6.27	8.26	7.32	12/1998
SmallCap S&P 600 Index Separate Account-Z	9.31	20.35	13.74	14.52	12.18	08/31/1999
Vanguard Explorer Admiral Fund	11.65	23.67	11.63	13.52	11.23	12/11/1967
Western Asset Core Bond IS Fund	(1.82)	0.19	2.74	3.38	5.34	08/29/1990
BlackRock Lifepath Index Retirement K Fund	(0.28)	4.74	4.80	5.55	—	05/31/2011
BlackRock Lifepath Index 2020 K Fund	(0.31)	5.55	5.33	6.35	—	05/31/2011
BlackRock Lifepath Index 2025 K Fund	(0.05)	6.75	6.21	7.19	—	05/31/2011
BlackRock Lifepath Index 2030 K Fund	0.12	7.92	6.92	7.90	—	5/31/2011
BlackRock Lifepath Index 2035 K Fund	0.21	8.92	7.61	8.54	—	05/31/2011
BlackRock Lifepath Index 2040 K Fund	0.37	9.86	8.22	9.14	—	05/31/2011
BlackRock Lifepath Index 2045 K Fund	0.49	10.52	8.64	9.59	—	05/31/2011
BlackRock Lifepath Index 2050 K Fund	0.49	10.72	8.76	9.85	—	05/31/2011
BlackRock Lifepath Index 2055 K Fund	0.49	10.75	8.79	10.04	—	05/31/2011
BlackRock Lifepath Index 2060 K Fund	0.50	10.80	—	—	—	02/29/2016

Description of the Investment Funds

The following is a description of each of the funds:

AB Global Bond Z Fund. This fund seeks to generate current income consistent with preservation of capital. The fund invests at least 80% of its net assets in fixed-income securities. It invests significantly in fixed-income securities of non-U.S. companies. The fund normally invests in the fixed-income securities of companies located in at least three countries. It may invest in a broad range of fixed-income securities in both developed and emerging markets. The fund may invest across all fixed-income sectors, including U.S. and non-U.S. government and corporate debt securities.

AllianzGI NFJ Mid-Cap Value Institutional Fund. This fund seeks long-term growth of capital and income. The fund seeks to achieve its investment objective by normally investing at least 80% of its net assets (plus borrowings made for investment purposes) in common stocks and other equity securities of companies with medium market capitalizations. The manager currently defines medium market capitalization companies as companies with a market capitalization of at least $3 billion and up to the largest company held in the Russell Midcap Index.

American Beacon International Equity Institutional Fund. This fund seeks long-term capital appreciation. The fund normally invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks and securities convertible into common stocks of issuers based in at least three different countries located outside the United States. It primarily invests in countries comprising the Morgan Stanley Capital International Europe Australasia and Far East Index (“MSCI EAFE Index”). The MSCI EAFE Index is comprised of equity securities of companies from various industrial sectors whose primary trading markets are located outside the United States.

American Beacon Small Cap Value Institutional Fund. This fund seeks long-term appreciation and current income. Under normal circumstances, at least 80% of the fund’s net assets (plus the amount of any borrowings for investment purposes) are invested in equity securities of small market capitalization U.S. companies. These companies have market capitalizations of $5 billion or less at the time of investment. The fund’s investments may include common stocks, real estate investment trusts (“REITs”), American Depositary Receipts (“ADRs”) and U.S. dollar-denominated foreign stocks traded on U.S. exchanges.

American Funds EuroPacific Growth R6 Fund. This fund seeks long-term growth and capital. The fund invests primarily in common stocks of issuers in Europe and the Pacific Basin that This fund adviser believes have the potential for growth. Growth stocks are stocks that the investment adviser believes have the potential for above-average capital appreciation. It normally will invest at least 80% of its net assets in securities of issuers in Europe and the Pacific Basin. The fund may invest a portion of its assets in common stocks and other securities of companies in emerging markets.

American Funds New World R6 Fund. This fund seeks long-term capital appreciation. The fund invests primarily in common stock of companies with significant exposure to countries with developing economies and/or markets. Under normal market conditions, the fund will invest at least 35% of its assets in equity and debt securities of issuers primarily based in qualified countries that have developing economics and/or markets.

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Baird Aggregate Bond Institutional Fund. This fund seeks an annual rate of total return, before fund expenses, greater than the annual rate of total return of the Barclays U.S. Aggregate Bond Index. The fund normally invests at least 80% of its net assets in the following types of U.S. dollar-denominated debt obligations: U.S. government and other public-sector entities; asset-backed and mortgage-backed obligations of U.S. foreign issuers; corporate debt of U. S. and foreign issuers. It only invests in debt obligations rated investment grade at the time of purchase by at least one major rating agency or, if unrated, determined by Robert W. Baird & Co. incorporated to be investment grade.

Bond Market Index Separate Account-Z. This fund seeks to provide current income. The fund normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in debt securities held by the Barclay U.S. Aggregate Bond Index at the time of purchase. The index is composed of investment grade, fixed rate debt issues, including government, corporate, assets-backed, and mortgage-backed securities, with maturities of one year or more. It employs a passive investment approach designed to attempt to track the performance of the index.

Delaware Corporate Bond Instl Fund. This fund seeks total return. Under normal circumstances, the fund will invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in corporate bonds (“80% bonds”). It may also invest up to 20% of its net assets in high yield corporate bonds (“junk bonds”). In addition, the fund may invest up to 40% of its total assets in foreign securities, but the fund’s total non-U.S.-dollar currency exposure will be limited, in the aggregate, to no more that 25% of net assets.

Dodge & Cox Stock Fund. This fund seeks long-term growth of principal and income; a secondary objective is to achieve a reasonable current income. The fund invests primarily in a diversified portfolio of equity securities. It will invest at least 80% of its total assets in equity securities, including common stocks, depositary receipts evidencing ownership of common stocks, preferred stocks, securities convertible into common stocks, and securities that carry the right to buy common stocks. The fund may invest up to 20% of its total assets in U.S. dollar-denominated securities of non-U.S. issuers traded in the United States that are not in the S&P 500.

Eaton Vance Floating Rate I Fund. This fund seeks to provide a high level of current income. Under normal circumstances, the fund invests at least 80% of its total assets in income producing floating rate loans and other floating rate debt securities. It invests primarily in senior floating rate loans of domestic and foreign borrowers (“Senior Loans”). Senior Loans typically are of below investment grade quality and have below investment grade credit ratings, which ratings are associated with securities having high risk, speculative characteristics (sometimes referred to as “junk”).

Global Real Estate Securities Separate Account-Z. This investment seeks to generate a total return. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of U.S. and non-U.S. companies principally engaged in the real estate industry at the time of purchase. For the fund’s investment policies, a real estate company has at least 50% of its assets, income or profits derived from products or services related to the real estate industry.

Goldman Sachs International Small Cap Insights Instl Fund. This fund seeks long-term growth of capital. The fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (“Net Assets”) in a broadly diversified portfolio of equity investments in small-cap non-U.S. issuers. The advisor uses a quantitative style of management in combination with a qualitative overlay at emphasizes fundamentally-based stock selection, careful portfolio construction and efficient implementation.

Harbor Capital Appreciation Inst Fund. This fund seeks long-term growth of capital. The fund invests primarily in equity securities, principally common and preferred stocks, of U.S. companies with market capitalizations of at least $1 billion at the time of purchase and that the Subadvisor considers having above average prospects for growth. The stocks of mid and large cap companies in the fund’s portfolio are those the Subadvisor expects to maintain or achieve above average earnings growth. The fund may invest up to 20% of its total assets in the securities of foreign issuers, including issuers located or doing business in emerging markets.

International Equity Index Separate Account-Z. This fund seeks long-term growth of capital. The fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in securities that compose the MSCI EEAFE NR Index at the time of purchase. The Index is a market-weighted equity index designed to measure the equity performance of developed markets, excluding the United States and Canada. The advisor employs a passive investment approach designed to attempt to track the performance of the index.

Invesco Growth and Income R6 Fund. This fund seeks total return through growth of capital and current income. Under normal market conditions, the fund’s investment adviser seeks to achieve the fund’s investment objective by investing primarily in income-producing equity securities, which include common stocks and convertible securities. It may invest in securities of issuers of all capitalization sizes; however, a substantial number of the issuers in which the fund invests are large-capitalization issuers. The fund may invest up to 25% of its net assets in securities of foreign issuers, which may include depositary receipts.

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Ivy High Income N Fund. This fund seeks to provide total return through a combination of high current income and capital appreciation. The fund invests primarily in a diversified portfolio of high-yield, high-risk, fixed-income securities, including secured and unsecured loan assignments, loan participations and other loan instruments (loans), of U.S. and foreign issuers, the risks of which are, in the judgment of the adviser consistent with the fund’s objective. It may invest up to 100% of its total assets in foreign securities that are denominated in U.S. dollars or foreign currencies.

LargeCap S&P 500 Index Separate Account-Z. This fund option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.

MFS Blended Research Core Equity R6 Fund. This fund seeks capital appreciation. The fund normally invests at least 80% of the fund’s net assets in equity securities. Equity securities include common stocks and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer.

MidCap S&P 400 Index Separate Account-Z. The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P MidCap 400 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P MidCap 400 Index.

Oppenheimer Developing Markets Institutional Fund. This fund seeks capital appreciation. The fund mainly invests in common stock of issuers in developing and emerging markets throughout the world and at times it may invest up to 100% of its total assets in foreign securities. Under normal market conditions, it will invest at least 80% of its net assets, plus borrowings for investment purposes, in equity securities of issuers whose principal activities are in a developing market, i.e. are in a developing market or are economically tied to a developing market country. The fund will invest in at least three developing markets.

PIMCO International Bond (US Dollar-Hedged) I Fund. This fund seeks maximum total return, consistent with preservation of capital and prudent investment management. The fund normally invests at least 80% of its assets in Fixed Income Instruments that are economically tied to foreign (non-U.S.) countries, representing at least three foreign countries, which may be represented by forwards or derivatives such as options, future contracts or swap arrangements. It invests primarily in investment-grade debt securities, but may invest up to 10% of its total assets in junk bonds as rated by Moody’s, S&P or Fitch, or, if unrated, as determined by PIMCO. The fund is non-diversified.

PIMCO Real Return Instl Fund. This fund seeks maximum real return, consistent with preservation of capital and prudent investment management. The fund normally invests at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements.

Principal Fixed Income Guaranteed Option. The Principal Fixed Income Guaranteed Option is a guaranteed general-account backed group annuity contract that has been issued by Principal Life Insurance Company (Principal Life) to Principal Trust Company as custodian.

Putnam Convertible Securities Y Fund. This fund seeks current income and capital appreciation; its secondary objective is conservation of capital. The fund invests mainly in convertible securities of U.S. companies. Convertible securities combine the investment characteristics of bonds and common stocks. Under normal circumstances, it invests at least 80% of the fund’s net assets in convertible securities. Convertible securities include bonds, preferred stocks and other instruments that can be converted into or exchanged for common stock or equivalent value. A significant portion of the convertible securities are below-investment-grade.

SmallCap S&P 600 Index Separate Account-Z. This fund seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 600 Index.

Vanguard Explorer Admiral Fund. This fund seeks to provide long-term capital appreciation. The fund invests mainly in the stocks of small and mid-size companies. These companies tend to be unseasoned but are considered by the fund’s advisors to have superior growth potential. Also, these companies often provide little or no dividend income. It uses multiple investment advisors.

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Western Asset Core Bond IS Fund. This fund seeks to maximize total return, consistent with prudent investment management and liquidity needs. The fund invests in a portfolio of fixed income securities of various maturities and, under normal market conditions, will invest at least 80% of its net assets in debt and fixed income securities. Although the fund may invest in debt and fixed income securities of any maturity, under normal market conditions the target dollar-weighted average effective duration for the fund is expected to range within 20% of the average duration of the domestic bond market as a whole as estimated by the fund’s subadvisor.

BlackRock Lifepath Index Retirement K Fund. This fund seeks to provide for retirement outcomes based on quantitatively measured risk. The fund is a “Feeder” fund that invests all of its assets in the Master Portfolio, a series of Master Investment Portfolio with a substantially identical investment objective, which allocates and reallocates its assets among a combination of equity and bond index funds and money market funds in propositions based on its own instruments that are components of or have economic characteristics similar to the securities included in its custom benchmark index.

BlackRock Lifepath Index 2020 K Fund

BlackRock Lifepath Index 2025 K Fund.

BlackRock Lifepath Index 2030 K Fund.

BlackRock Lifepath Index 2035 K Fund.

BlackRock Lifepath Index 2040 K Fund.

BlackRock Lifepath Index 2045 K Fund.

BlackRock Lifepath Index 2050 K Fund.

BlackRock Lifepath Index 2055 K Fund.

BlackRock Lifepath Index 2060 K Fund.

These funds seek to provide for retirement outcomes based on quantitatively measured risk. The funds are “Feeder” funds that invest all of their assets in the Master Portfolio, a series of Master Investment Portfolio (“MIP”) with substantially identical investment objectives, which allocate and reallocate their assets among a combination of equity and bond index funds and money market funds (the “underlying funds”) in proportions based on their own comprehensive investment strategy.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

1895 Bancorp Stock Fund

In connection with the stock offering, the 401(k) Plan now offers the 1895 Bancorp Stock Fund as an additional choice to the investment options described above. 1895 Bancorp Stock Fund invests primarily in the shares of common stock of 1895 Bancorp of Wisconsin, Inc. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 50% of your 401(k) Plan account in 1895 Bancorp Stock Fund as a one-time special election.

As of the date of this prospectus supplement, there is no established market for 1895 Bancorp Common Stock. Accordingly, there is no record of the historical performance of 1895 Bancorp Stock Fund. Performance of 1895 Bancorp Stock Fund depends on a number of factors, including the financial condition and profitability of 1895 Bancorp of Wisconsin, Inc. and the Bank and market conditions for shares of 1895 Bancorp Common Stock generally.

Investments in 1895 Bancorp Stock Fund involve special risks common to investments in the shares of common stock of 1895 Bancorp of Wisconsin, Inc. In making a decision to invest all or a part of your account balance in the 1895 Bancorp Stock Fund, you should carefully consider the information set forth on page 14 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 17 of the attached prospectus and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

Withdrawals from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 ½ regardless of whether such a withdrawal occurs during his or her employment with the Bank or after termination of employment.

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Withdrawal from your Account prior to Retirement. Once you have attained age 59 ½, you may request distribution of all or part of the amounts credited to your accounts attributable to elective deferrals, nonelective contributions and matching contributions.

Hardship Withdrawals. If you incur a financial hardship, you may request a withdrawal from the portion of your account attributable to your pre-tax and after-tax elective deferrals.

Rollover Contributions. You may withdraw amounts you contributed to the 401(k) Plan as a rollover contribution at any time.

Loan. You may request a loan from your account pursuant to the procedures established in the 401(k) Plan.

Administration of the 401(k) Plan

The Trustee and Custodian. The trustee of the 401(k) Plan is Principle Trust Company. A special trustee has also been appointed for the stock offering.

Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator. The address of the 401(k) Plan administrator is PyraMax Bank, FSB, 7001 West Edgerton Avenue, Greenfield, WI 53220. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any). In addition, you can go on-line to www.principal.com or call 1-800-547-7754 at any time to review your account balances.

Amendment and Termination

It is the intention of the Bank to continue the 401(k) Plan indefinitely. Nevertheless, the Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. The Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

13

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

The Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by the Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by the Bank, which is included in the distribution.

1895 Bancorp of Wisconsin, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes 1895 Bancorp Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to 1895 Bancorp Common Stock, that is, the excess of the value of 1895 Bancorp Common Stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of 1895 Bancorp Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of 1895 Bancorp Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of 1895 Bancorp Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of 1895 Bancorp Common Stock. Any gain on a subsequent sale or other taxable disposition of 1895 Bancorp Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as 1895 Bancorp Common Stock. Because you may in the future have investments in 1895 Bancorp Stock Fund under the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in the 1895 Bancorp Stock Fund from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of the 1895 Bancorp Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in 1895 Bancorp Common Stock through the 401(k) Plan.

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It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

The 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Bank, the 401(k) Plan Administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest up to 50% of your account balance in the 401(k) Plan in 1895 Bancorp of Wisconsin, Inc. common stock, the regulations under Section 404(c) of ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on (i) officers, (ii) directors, and (iii) persons beneficially owning more than 10% of public companies such as 1895 Bancorp of Wisconsin, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of 1895 Bancorp of Wisconsin, Inc. the individual must fill out a Form 3 reporting initial beneficial ownership and file it with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of 1895 Bancorp of Wisconsin, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the 1895 Bancorp Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the common stock of 1895 Bancorp of Wisconsin, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by 1895 Bancorp of Wisconsin, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of 1895 Bancorp of Wisconsin, Inc.’s common stock resulting from non-exempt purchases and sales of 1895 Bancorp of Wisconsin, Inc. common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases within the 1895 Bancorp Stock Fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the assets available for plan benefits at December 31, 2017, is available upon written request to the 401(k) Plan Administrator.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to 1895 Bancorp of Wisconsin, Inc. in connection with 1895 Bancorp of Wisconsin, Inc.’s stock offering.

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PROSPECTUS

(Proposed Holding Company for PyraMax Bank, FSB)

Up to 2,783,000 Shares of Common Stock

(Subject to increase to up to 3,200,450 shares)

1895 Bancorp of Wisconsin, Inc. is offering up to 2,783,000 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of PyraMax Bank, FSB into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “BCOW” upon conclusion of the offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 44.0% of the shares of common stock of 1895 Bancorp of Wisconsin, Inc. that will be outstanding following the offering. After the offering, 55.0% of our outstanding common stock will be owned by 1895 Bancorp of Wisconsin, MHC, our federally chartered mutual holding company, and 1.0% will be contributed to our charitable foundation. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 2,057,000 shares in order to complete the offering. We may sell up to 3,200,450 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of PyraMax Bank, FSB and to our tax-qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on March 15, 2017 will have first priority to purchase shares of common stock of 1895 Bancorp of Wisconsin, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by Keefe Bruyette & Woods, Inc., a Stifel Company (“KBW”).

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 10,000 shares ($100,000), and no person together with an associate or group of persons acting in concert may purchase more than 15,000 shares ($150,000).

The offering is scheduled to expire at 1:00 p.m., Central Time, on December 13, 2018. We may extend the expiration date without notice to you, until January 15, 2019, or such later date as the Board of Governors of the Federal Reserve System may approve, which may not be beyond December 21, 2020. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 15, 2019, or the number of shares of common stock to be sold is increased to more than 3,200,450 shares or decreased to less than 2,057,000 shares. If the offering is extended beyond January 15, 2019, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 3,200,450 shares or decreased to less than 2,057,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at PyraMax Bank, FSB and will earn interest at 0.15% until completion or termination of the offering.

KBW will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, our officers, directors and employees may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,057,000	2,420,000	2,783,000	3,200,450
Gross offering proceeds	$20,570,000	$24,200,000	$27,830,000	$32,004,500
Estimated offering expenses, excluding selling agent fees and expenses	$1,185,000	$1,185,000	$1,185,000	$1,185,000
Estimated selling agent fees and expenses (1) (2)	$315,000	$315,000	$315,000	$315,000
Estimated net proceeds (1)	$19,070,000	$22,700,000	$26,330,000	$30,504,500
Estimated net proceeds per share (1)	$9.27	$9.38	$9.46	$9.53

(1)

See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of KBW’s compensation for this offering and the compensation to be received by KBW and the other broker-dealers who may participate in a syndicated community offering.

(2)	Excludes reimbursable expenses and records agent fees, which are included in estimated offering expenses.

This investment involves a degree of risk, including the possible loss of principal. Please read the “Risk Factors” beginning on page 17.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at 1-(877) 643-8217.

The date of this prospectus is November 6, 2018.

WISCONSIN
41
43
OZAUKEE
43
Grafton
41
WAUKESHA
MILWAUKEE
41
94
Waukesha
West Allis
Third Ward
Milwaukee
Greenfield
794
South
Milwaukee
Franklin
Mukwonago
94
43
94
ILLINOIS

PyraMax Bank

Corporate Office:

Greenfield
7001 W. Edgerton Avenue

Branch Offices:

Franklin
9000 W. Drexel Avenue

Grafton
1150 Washington Street

Milwaukee *
1605 W. Mitchell Street

Mukwonago
405 River Crest Court

South Milwaukee
1015 Marquette Avenue

Third Ward
318 N. Water Street

Waukesha
1500 E. Moreland Boulevard

West Allis
8001 W. National Avenue

* Sale pending regulatory approval. Anticipated completion in the first quarter of 2019.

Wisconsin
Michigan
Milwaukee
Illinois
Indiana

SUMMARY

The following summary provides material information regarding the reorganization, the offering of common stock by 1895 Bancorp of Wisconsin, Inc. and the business of PyraMax Bank, FSB. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of PyraMax Bank, FSB. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to 1895 Bancorp of Wisconsin, MHC, 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB or to any of those entities, depending on the context.

The Companies

1895 Bancorp of Wisconsin, MHC

Upon completion of the reorganization and the offering, 1895 Bancorp of Wisconsin, MHC will become the federally chartered mutual holding company of 1895 Bancorp of Wisconsin, Inc. and will own 55% of 1895 Bancorp of Wisconsin’s common stock. 1895 Bancorp of Wisconsin, MHC is not currently an operating company and has not engaged in any business to date. 1895 Bancorp of Wisconsin, MHC will be formed upon completion of the reorganization. As a mutual holding company, 1895 Bancorp of Wisconsin, MHC will be a non-stock company that will have as its members all holders of deposit accounts at PyraMax Bank, FSB as of March 15, 2017. As a mutual holding company, 1895 Bancorp of Wisconsin, MHC is required by law to own a majority of the voting stock of 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. will be chartered under federal law and will own 100% of the issued and outstanding common stock of PyraMax Bank, FSB following the reorganization and offering. This offering is being made by 1895 Bancorp of Wisconsin, Inc. 1895 Bancorp of Wisconsin, Inc. is not currently an operating company and will be formed upon completion of the reorganization. Our corporate office will be located at 7001 West Edgerton Avenue, Greenfield, Wisconsin 53220, and our telephone number will be (414) 421-8200.

Upon completion of the offering, 1895 Bancorp of Wisconsin, MHC will own 55% and public stockholders will own 45% of 1895 Bancorp of Wisconsin, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders. In addition, as a “controlled company” under the meaning of the Nasdaq corporate governance rules following the offering, 1895 Bancorp of Wisconsin, Inc. will be exempt from certain corporate governance requirements, including the requirement that a majority of our board of directors be independent under Nasdaq listing standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, a majority of our directors would be considered independent under the applicable Nasdaq corporate governance listing standards.

PyraMax Bank, FSB

PyraMax Bank, FSB is a federally chartered mutual savings bank headquartered in Greenfield, Wisconsin. PyraMax Bank, FSB was established in 1895 as South Milwaukee Savings and Loan Association and has operated continuously in the Milwaukee metropolitan area since that time. In 1993, the bank changed its name to South Milwaukee Savings Bank, S.A. In May 2000, a merger between South Milwaukee Savings Bank and Mitchell Savings Bank officially formed PyraMax Bank, SSB. The bank changed to a federal savings bank charter in 2003, changing its name to PyraMax Bank, FSB.

From our founding in 1895, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts, supplemented with multi-family and commercial real estate loans. In 2007, Richard Hurd was promoted to President and Chief Executive Officer of PyraMax Bank, FSB. Mr. Hurd began shifting PyraMax Bank, FSB’s focus to include more business-oriented products and services. In 2010, PyraMax Bank, FSB hired Charles Mauer as its Chief Credit Officer, continuing our increased focus on business-oriented lending.

Commercial real estate growth has been the primary source of recent loan growth, and commercial business loan originations have also been emphasized.

We conduct our operations from our six full-service banking offices in Milwaukee County, our two full-service banking offices in Waukesha County and our full-service banking office in Ozaukee County Wisconsin. We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval. We consider our primary lending market area to be Milwaukee, Waukesha and Ozaukee Counties, however, we occasionally make loans secured by properties located outside of our primary lending market, usually to borrowers with whom we have an existing relationship and who have a presence within our primary market.

At June 30, 2018, we had total assets of $482.6 million, total deposits of $404.6 million and total equity of $37.7 million. We had a net loss of $323,000 for the six months ended June 30, 2018 and a net income of $1.7 million for the year ended December 31, 2017. While our net interest income has remained steady during the last several years, we have had a series of non-recurring non-interest expenses that have negatively impacted our net income during these periods. For the six months ended June 30, 2018, non-interest expense included $230,000 of expenses associated with the pending sale of a branch office and a $400,000 expense relating to a large claim for non-covered procedures under our self-insured healthcare coverage program. For the year ended December 31, 2017, non-interest expense included a non-recurring $1.1 million valuation allowance recorded to write down the value of a branch office property owned by PyraMax Bank, FSB and $880,000 of conversion costs related to a core data processing systems conversion. For the year ended December 31, 2015, non-interest expense included a non-recurring $684,000 prepayment penalty related to the prepayment of $16.0 million of Federal Home Loan Bank advances. For the year ended December 31, 2014, non-interest expense included a non-recurring $3.1 million prepayment penalty related to the prepayment of $25.0 million of Federal Home Loan Bank advances and a non-recurring loss on the sale of a building of $349,000.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, multi-family loans, commercial real estate loans, commercial, construction and land loans, and consumer loans.

PyraMax Bank, FSB is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

PyraMax Bank, FSB’s corporate office is located at 7001 West Edgerton Avenue, Greenfield, Wisconsin 53220, and our telephone number at this address is (414) 421-8200. Our website address is www.pyramaxbank.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters pertaining to PyraMax Bank, FSB, such as the election of directors and the proposed mutual holding company reorganization described in this prospectus. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization and stock issuance plan, which we refer to as the plan of reorganization. Following the reorganization, PyraMax Bank, FSB will become a federal stock savings bank subsidiary of 1895 Bancorp of Wisconsin, Inc., and 1895 Bancorp of Wisconsin, Inc. will be a majority-owned subsidiary of 1895 Bancorp of Wisconsin, MHC. After the reorganization, our depositors will become members of 1895 Bancorp of Wisconsin, MHC, and will continue to have the same voting rights in 1895 Bancorp of Wisconsin, MHC as they had in PyraMax Bank, FSB prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of 1895 Bancorp of Wisconsin, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•

offer our customers, employees, management and directors an equity ownership interest in 1895 Bancorp of Wisconsin, Inc., our proposed stock holding company, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by establishing stock-based benefit plans; and

•

increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions or branches thereof, or establishing de novo branches, although we have no current acquisitions or new branches planned.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings bank is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of 1895 Bancorp of Wisconsin, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of 1895 Bancorp of Wisconsin, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 44% of our outstanding shares of common stock will be offered for sale in the offering, 1.0% of our outstanding shares will be contributed to the charitable foundation, and 55% of our outstanding shares will be retained by 1895 Bancorp of Wisconsin, MHC. Our board of directors has determined that offering 44% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of 1895 Bancorp of Wisconsin, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our current business strategy consists of the following:

•

Grow our balance sheet and improve profitability. Given our attractive market area, we believe we are well-positioned to increase the size of our balance sheet without a proportional increase in overhead expense or operating risk. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits. As we grow our assets, particularly higher-yielding commercial loans, while controlling our expenses, we anticipate improving our earnings.

•

Grow our loan portfolio prudently with a focus on diversifying the portfolio, particularly in commercial real estate and commercial lending. Our principal business activity historically has been the origination of residential mortgage loans, supplemented with commercial real estate loans (which includes non-owner occupied commercial real estate, multi-family, owner occupied commercial real estate and one- to four-family non-owner occupied loans). We intend to retain our presence as a mortgage lender in our market area and increase our focus on originating commercial real estate and commercial loans (which includes commercial and industrial loans). The capital we are raising in the offering will support an increase in our lending limits, which will enable us to originate larger loans to new and existing customers.

Increasing our commercial real estate loans and commercial business loans involves risk, as described in “Risk Factors—Risks Related to Our Business—We have a substantial amount of commercial real estate and commercial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations” and “—Our portfolio of loans with a higher risk of loss is increasing, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits or cause losses.”

•

Continue to increase core deposits, with an emphasis on low cost demand deposits. We seek core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our net interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include checking accounts, money market accounts and statement savings. In particular, our Treasury

Management unit focuses on generating and retaining business deposits, which assists in generating fee income. Core deposits have increased to $205.8 million at June 30, 2018, from $188.9 million at December 31, 2015.

•

Manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. In recent years we have conducted an extensive review of, and have enhanced, our credit, underwriting and loan processing policies and procedures. Our nonperforming assets to total assets ratio was 0.38% at June 30, 2018, compared to 0.40% at December 31, 2017 and 0.67% at December 31, 2016. At June 30, 2018, the majority of our nonperforming assets were related to residential real estate.

•

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into nearby markets in Wisconsin. We will consider expanding our branch network by establishing new (“de novo”) branches and/or through acquisitions, although we have no current acquisitions or new branches planned. The capital we are raising in the offering will also provide us the opportunity to make acquisitions of other financial institutions or branches thereof, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

•

Continue to provide value to our community. Our goal is to provide long-term value to our customers, employees and the communities we serve by executing a safe and sound service-oriented business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

A full description of our products and services can be found under “Business of PyraMax Bank, FSB.”

Terms of the Offering

We are offering between 2,057,000 and 2,783,000 shares of common stock of 1895 Bancorp of Wisconsin, Inc. to eligible depositors, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of 1895 Bancorp of Wisconsin, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 3,200,450 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of 1895 Bancorp of Wisconsin, Inc. decreases below $46.8 million or increases above $72.7 million, or the offering is extended beyond January 15, 2019, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. KBW, our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but KBW is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of 1895 Bancorp of Wisconsin, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at PyraMax Bank, FSB with aggregate balances of at least $50 at the close of business on March 15, 2017;

(2)	the tax-qualified employee benefit plans of PyraMax Bank, FSB (including our employee stock ownership plan and 401(k) Plan);

(3)	depositors who had accounts at PyraMax Bank, FSB with aggregate balances of at least $50 at the close of business on September 30, 2018; and

(4)	depositors of PyraMax Bank, FSB at the close of business on November 1, 2018.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after the subscription offering. The community offering must be completed by January 15, 2019, unless extended with Federal Reserve Board approval. Natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Waukesha and Ozaukee will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers, in what is referred to as a “syndicated community offering,” managed by KBW. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at March 15, 2017, September 30, 2018 or November 1, 2018, as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

Risks Associated with Ownership of Our Common Stock

Our business and this offering are subject to a number of substantial risks and uncertainties, which you should be aware of before making a decision to invest in our common stock. These risks are discussed more fully in the section entitled “Risk Factors.” Significant risk factors include, but are not limited to, the following:

•	Credit risk, including risks related to our commercial real estate and commercial loan portfolios;

•	Liquidity and funding risks;

•	Interest rate risk;

•	High operating expenses;

•	Operational risk, including risks related to cyber security;

•

Legal, accounting and compliance risks, including risks related to the extensive regulatory scheme under which we operate, changes in regulations, and the obligations associated with becoming a public company;

•	Fluctuation in the price of our common stock;

•	Illiquidity in the trading of our common stock; and

•	The inability of public stockholders to exercise voting control due to 1895 Bancorp of Wisconsin, MHC’s ownership of a majority of our common stock.

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 2,057,000 shares and 2,783,000 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc. (“Keller & Company”), a firm experienced in appraisals of financial institutions. Keller & Company is of the opinion that as of September 5, 2018, and assuming we sell a minority of our shares in the offering, the estimated pro forma market value of the common stock of 1895 Bancorp of Wisconsin, Inc. was $55.0 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $46.8 million and a maximum of $63.3 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 44% of the outstanding shares of 1895 Bancorp of Wisconsin, Inc. common stock should be offered for sale in the offering, 1% of the outstanding shares should be contributed to the charitable foundation, and 55% of the outstanding shares should be held by 1895 Bancorp of Wisconsin,

MHC. Therefore, based on the valuation range, the number of shares of 1895 Bancorp of Wisconsin, Inc. common stock that will be sold in the offering will range from 2,057,000 shares to 2,783,000 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $72.7 million and an offering of 3,200,450 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that Keller & Company considers comparable to 1895 Bancorp of Wisconsin, Inc. on a pro forma basis. See “The Reorganization and Offering – How We Determined the Stock Pricing and the Number of Shares to be Issued.” The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of June 30, 2018.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(Dollars in thousands)
Community First Bancshares, Inc.	CFBI	Covington, GA	$292,476
Eagle Financial Bancorp, Inc.	EFBI	Cincinnati, OH	132,160
Elmira Savings Bank	ESBK	Elmira, NY	553,389
Equitable Financial Corp.	EQFN	Grand Island, NE	305,633
FSB Bancorp, Inc.	FSBC	Fairport, NY	312,853
Hamilton Bancorp, Inc.	HBK	Towson, MD	526,310
HMN Financial, Inc.	HMNF	Rochester, MN	722,080
IF Bancorp, Inc.	IROQ	Watseka, IL	619,310
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	944,329
Severn Bancorp, Inc.	SVBI	Annapolis, MD	801,183

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $46.8 million or above $72.7 million, then 1895 Bancorp of Wisconsin, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s tangible book value and the ratio of the offering price to the issuer’s annual net income. Keller & Company considered these ratios, among other factors, in preparing its independent appraisal. Tangible book value is the same as total equity less any intangible assets, and represents the difference between the issuer’s assets and liabilities.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e. the table assumes that 45% of our outstanding shares of common stock is sold in the offering, including shares contributed to the charitable foundation, as opposed to 100% of our outstanding shares of common stock). These figures are from the Keller & Company appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated no premium or discount based on a not meaningful price-to-earnings multiple on a non-fully converted price-to-earnings basis and a discount of 17.23% on a non-fully converted price-to-tangible-book value basis.

	Non-Fully Converted Pro Forma Price-to-Earnings Multiple (1)	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio (1)
1895 Bancorp of Wisconsin, Inc.
Adjusted Maximum	n/m	114.03%
Maximum	n/m	105.04
Midpoint	n/m	96.34
Minimum	n/m	86.73
Valuation of peer group companies as of September 5, 2018
Averages	37.56%	116.40%
Medians	31.53	114.70

n/m	Not meaningful
(1)	Information is based upon actual earnings for the 12 months ended June 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, as of and for the same periods reflected in the above table, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for 1895 Bancorp of Wisconsin, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, 1895 Bancorp of Wisconsin, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated no premium or discount based on a not meaningful price-to-earnings multiple on a fully converted price-to-earnings basis and a discount of 44.96% on a fully converted price-to-tangible-book value basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple(1)	Fully Converted Pro Forma Price-to-Book Value Ratio
1895 Bancorp of Wisconsin, Inc.
Adjusted Maximum	n/m	73.07%
Maximum	n/m	69.30
Midpoint	n/m	65.42
Minimum	n/m	60.81
Valuation of peer group companies as of September 5, 2018
Averages	37.56%	108.65%
Medians	31.53	110.18

n/m	Not meaningful
(1)	Information is based upon actual earnings for the 12 months ended June 30, 2018. These ratios are different from the ratios in “Pro Forma Data.”

The pro forma fully converted calculations for 1895 Bancorp of Wisconsin, Inc. include the following assumptions:

•	8% of the shares sold in a full conversion offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 25 years;

•	4% of the shares sold in a full conversion offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•

Options equal to 10% of the shares sold in a full conversion offering would be granted under a stock-based benefit plan, with option expense of $3.00 per option, and with the expense to be amortized over five years; and

•	offering expenses would equal 6.20% of the offering amount at the midpoint of the offering range.

The independent appraisal does not indicate market value. Do not assume or expect that 1895 Bancorp of Wisconsin, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by Keller & Company to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the offering in PyraMax Bank, FSB, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, contribute $100,000 to the charitable foundation, contribute $100,000 to 1895 Bancorp of Wisconsin, MHC as its initial capitalization, and retain the remainder of the net proceeds from the offering at 1895 Bancorp of Wisconsin, Inc. Therefore, assuming we sell 2,783,000 shares of common stock at the maximum of the offering range, and we have net proceeds of $26.3 million, we intend to invest $13.2 million in PyraMax Bank, FSB, loan $2.5 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and the charitable foundation), contribute $100,000 to 1895 Bancorp of Wisconsin, MHC, contribute $100,000 to the charitable foundation and retain the remaining $10.6 million of the net proceeds at 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. expects to initially invest the net proceeds of the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. 1895 Bancorp of Wisconsin, Inc. may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial service businesses. We may also use the net proceeds for other general corporate purposes. PyraMax Bank, FSB generally intends to use the proceeds it receives to originate loans. It may also purchase securities as permitted under our investment policy, expand its banking franchise organically through de novo branching, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses. PyraMax Bank, FSB may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes.

Neither PyraMax Bank, FSB nor 1895 Bancorp of Wisconsin, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $100,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $150,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of PyraMax Bank, FSB;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	Any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation). Subject to the approval of the Federal Reserve

Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 183,300 shares to 285,100 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to 1895 Bancorp of Wisconsin, Inc. (cash and third-party checks will not be accepted); or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of deposit account(s) maintained with PyraMax Bank, FSB designated on the stock order form.

PyraMax Bank, FSB is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a PyraMax Bank, FSB line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to PyraMax Bank, FSB’s corporate office located at 7001 W. Edgerton Avenue, Greenfield, Wisconsin. Please do not mail stock order forms to PyraMax Bank, FSB. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at PyraMax Bank, FSB. Subscription funds will earn interest at 0.15%. If the offering is terminated, we will promptly return your subscription funds with interest.

Withdrawals from certificate of deposit accounts at PyraMax Bank, FSB for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with PyraMax Bank, FSB must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.15% thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by PyraMax Bank, FSB, the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at PyraMax Bank, FSB, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 13, 2018 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at PyraMax Bank, FSB or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the name(s) of person who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 1:00 p.m., Central Time, on December 13, 2018, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 1:00 p.m., Central Time, on December 13, 2018 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 1:00 p.m., Central Time, on December 13, 2018, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering—Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond January 15, 2019, or the number of shares to be sold in the offering is increased to more than 3,200,450 shares or decreased to fewer than 2,057,000 shares.

Termination of the Offering

The subscription offering will expire at 1:00 p.m., Central Time, on December 13, 2018. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until January 15, 2019, or such later date as the applicable regulators may approve. If the subscription offering and/or community offering are extended beyond January 15, 2019, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond December 21, 2020, which is two years after the special meeting of members of PyraMax Bank, FSB to be held on December 21, 2018 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,057,000 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the January 15, 2019 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond January 15, 2019, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 3,200,450 shares or decreased to less than 2,057,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “BCOW” upon conclusion of the offering. See “Market for the Common Stock.”

Our Dividend Policy

We do not currently intend to pay dividends on our common stock following completion of the offering. In the event that we do determine to pay dividends in the future, the payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; statutory and regulatory limitations; and general economic conditions. See “Our Policy Regarding Dividends” in this prospectus for additional information regarding our dividend policy.

Possible Change in the Offering Range

Keller & Company will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 3,200,450 shares in the offering without further notice to you. If our pro forma market value at that time is either below $46.8 million or above $72.7 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.15%;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.15% for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of PyraMax Bank, FSB that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.15%, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement a stock-based benefits plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of PyraMax Bank, FSB has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) from the proceeds of the loan made by 1895 Bancorp of Wisconsin, Inc. to the plan.

Stock-Based Benefit Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based benefit plan. The plan will be designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in 1895 Bancorp of Wisconsin, Inc., which will be an incentive to contribute to our success, and will reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under a stock-based benefit plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to 1895 Bancorp of Wisconsin, MHC, provided that if PyraMax Bank, FSB’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under the stock-based benefit plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

A stock-based benefit plan will not be established sooner than six months after the offering, and if adopted within one year after the offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than 1895 Bancorp of Wisconsin, MHC. If a stock-based benefit plan is established more than one year after the offering, it must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than 1895 Bancorp of Wisconsin, MHC.

The following additional restrictions would apply to our stock-based benefit plan only if such plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of PyraMax Bank, FSB or 1895 Bancorp of Wisconsin, Inc.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and a stock-based benefit plan will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our net income” and “Management —Future Stock Benefit Plans.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) and that we implement a stock-based benefit plan granting options to purchase 4.90% of the total shares of common stock of 1895 Bancorp of Wisconsin, Inc. issued in connection with the reorganization (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) and awarding shares of restricted common stock equal to 1.96% of the total shares of common stock of 1895 Bancorp of Wisconsin, Inc. issued in connection with the reorganization (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation).

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (Dollars in Thousands)
Employee stock ownership plan	All employees	3.92%	$2,850
Stock awards	Directors, officers and employees	1.96	1,426
Stock options	Directors, officers and employees	4.90	1,069	(1)

Total		10.78%	$5,345

(1)

The fair value of stock options has been estimated at $3.00 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.71%; and a volatility rate of 13.89% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of 1895 Bancorp of Wisconsin, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	91,600 Shares Awarded at Minimum of Offering Range	107,800 Shares Awarded at Midpoint of Offering Range	124,000 Shares Awarded at Maximum of Offering Range	142,600 Shares Awarded at Adjusted Maximum of Offering Range
(Dollars in thousands, except share price information)
$8.00	$733	$862	$992	$1,141
$10.00	$916	$1,078	$1,240	$1,426
$12.00	$1,099	$1,294	$1,488	$1,711
$14.00	$1,282	$1,509	$1,736	$1,996

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of shares of 1895 Bancorp of Wisconsin, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	229,075 Options at Minimum of Offering Range	269,500 Options at Midpoint of Offering Range	309,925 Options at Maximum of Offering Range	356,414 Options at Adjusted Maximum of Offering Range
(Dollars in thousands, except market/exercise price and fair value information)
$8.00	$2.40	$550	$647	$744	$855
$10.00	$3.00	$687	$809	$930	$1,069
$12.00	$3.59	$822	$968	$1,113	$1,280
$14.00	$4.19	$960	$1,129	$1,299	$1,493

Restrictions on the Acquisition of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB

Federal regulations, as well as provisions contained in the charter and bylaws of PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc., restrict the ability of any person, firm or entity to acquire 1895 Bancorp of Wisconsin, Inc., PyraMax Bank, FSB, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB, as well as a provision in each of 1895 Bancorp of Wisconsin, Inc.’s and PyraMax Bank, FSB’s respective charters that generally provides that for a period of five years from the closing of the offering, no person, other than 1895 Bancorp of Wisconsin, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB held by persons other than 1895 Bancorp of Wisconsin, MHC, and, with respect to PyraMax Bank, FSB, other than 1895 Bancorp of

Wisconsin, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of 1895 Bancorp of Wisconsin, Inc. must be owned by 1895 Bancorp of Wisconsin, MHC, any acquisition of 1895 Bancorp of Wisconsin, Inc. must be approved by 1895 Bancorp of Wisconsin, MHC. Furthermore, 1895 Bancorp of Wisconsin, MHC would not be required to pursue or approve a sale of 1895 Bancorp of Wisconsin, Inc. even if such sale were favored by a majority of 1895 Bancorp of Wisconsin, Inc.’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for 1895 Bancorp of Wisconsin, Inc. is unlikely unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.

Proposed Stock Purchases by Management

1895 Bancorp of Wisconsin, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 46,000 ($460,000) shares of common stock in the offering, which represents 2.19% of the shares to be offered for sale to the public and contributed to the charitable foundation, and 0.98% of the total shares to be outstanding after the offering (including shares sold to the public, contributed to the charitable foundation and owned by 1895 Bancorp of Wisconsin, MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor purchasers, our directors and executive officers and their associates have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate number of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 26% of the outstanding shares held by persons other than 1895 Bancorp of Wisconsin, MHC, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 26% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 2,057,000 shares, the minimum of the offering range;

•	the members of PyraMax Bank, FSB vote to approve the reorganization and offering; and

•

we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Office of the Comptroller of the Currency and the FDIC.

Federal Reserve Board, Office of the Comptroller of the Currency or FDIC approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of 1895 Bancorp of Wisconsin, MHC to Stock Form

In the future, 1895 Bancorp of Wisconsin, MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of 1895 Bancorp of Wisconsin, MHC would have subscription rights to purchase common stock of 1895 Bancorp of Wisconsin, Inc. or its successor, and the public stockholders of 1895 Bancorp of Wisconsin, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted 1895 Bancorp of Wisconsin, MHC. This percentage may be adjusted to reflect any assets owned by 1895 Bancorp of Wisconsin, MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of 1895 Bancorp of Wisconsin, Inc. common stock (excluding shares held by 1895 Bancorp of Wisconsin, MHC) and the approval of the depositor members of 1895 Bancorp of Wisconsin, MHC. Public stockholders will not be able to force a merger or second-step conversion transaction of 1895 Bancorp of Wisconsin, MHC without the consent of 1895 Bancorp of Wisconsin, MHC since such transactions would require the approval of a majority of the outstanding shares of 1895 Bancorp of Wisconsin, Inc.’s common stock.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 1:00 p.m., Central Time, on December 13, 2018, whether or not we have been able to locate each person entitled to subscription rights.

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. Assuming we receive regulatory approval, we intend to contribute to the charitable foundation $100,000 in cash and 1.0% of our outstanding shares, or 55,000 shares of our common stock at the midpoint of the offering range (for an aggregate contribution of $650,000, at the midpoint of the offering range, based on the $10.00 per share offering price). As a result of the contribution, we expect to record an after-tax expense of approximately $514,000, at the midpoint of the offering range, during the quarter in which the reorganization and offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the offering; and

•

result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors —Risks Related to the Charitable Foundation —The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019,” “Risk Factors —Risks Related to the Charitable Foundation —Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.”

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositor members as a result of the exercise of the nontransferable subscription rights. PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. have also received an opinion of Wipfli LLP regarding the material

Wisconsin state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Reorganization and Offering

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization and offering, please call the Stock Information Center at 1-(877) 643-8217. The Stock Information Center will be open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

We have a substantial amount of commercial real estate and commercial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2018, commercial real estate loans (which includes non-owner occupied commercial real estate, multi-family, owner occupied commercial real estate and one- to four-family non-owner occupied loans) totaled $182.7 million, or 49.3% of our loan portfolio, and commercial loans (which includes commercial and industrial loans) totaled $32.5 million, or 8.8% of our loan portfolio. Of this aggregate amount, we had $70.4 million in non-owner occupied non-residential real estate, $57.9 million in multi-family residential real estate, $36.1 million in owner occupied non-residential real estate, $11.6 million in non-owner occupied residential real estate and $6.7 million in commercial real estate construction loans. We intend to increase originations of these types of loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local, regional and national real estate market or economy. A downturn in the real estate market or the local, regional and national economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Further, unlike residential mortgage loans, commercial real estate loans and commercial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise or liquidate and may be more susceptible to fluctuation in value at default. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Our portfolio of loans with a higher risk of loss is increasing, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits or cause losses.

Our commercial real estate loan portfolio has increased to $182.7 million, or 49.3% of total loans, at June 30, 2018 from $101.5 million, or 36.6% of total loans, at December 31, 2013. We intend to continue our emphasis on originating commercial real estate and commercial loan originations. Many of these loans have not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The FDIC, the Federal Reserve Board and the OCC have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under this guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors (i) total reported loans for construction, land development and other land represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and non-farm non-residential properties, loans for construction, land development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. We have concluded that we have a concentration in commercial real estate lending under the foregoing standards because our balance in commercial real estate loans at June 30, 2018 represents more than 300% of total capital. Owner occupied commercial real estate totals 93% of total capital, while non-owner occupied commercial real estate totals an additional 378% of total capital. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require is to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us.

Our business strategy includes managed growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in loans and deposits. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including the ability of our executive officers to execute our business strategy to increase commercial real estate and commercial loans and to increase our new and existing customers’ deposit relationships, our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

Our utilization of time deposits, including brokered certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.

We rely primarily on deposits for funds to make loans and provide for our other liquidity needs, including time deposits and brokered certificates of deposit. As of June 30, 2018, brokered deposits, represented approximately 16.8% of our total deposits. Such deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect our liquidity. Additionally, we are regulated by the OCC, which requires us to maintain certain capital levels to be considered “well capitalized.” If we fail to maintain these capital levels, we could lose our ability to obtain funding through brokered deposits. In addition, we may also be restricted from paying higher deposit rates to attract, keep or replace those deposits, which could have a negative effect on our operating results and the value of our common stock.

Our cost of operations is high relative to our revenues.

The cost of generating our income is measured by our efficiency ratio (the ratio of non-interest expense to the sum of net interest income and non-interest income). Our efficiency ratio was 106.86%, 112.19% and 91.79% for the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016, respectively. Our efficiency ratio lags our peer group as our competitors for loans and deposits are often larger banks who can offer very competitive terms to originate and retain commercial real estate and commercial loans, as well as very competitive rates on deposit products. Additionally, our interest expense is higher than our peer group as our sources of funding tend to rely on higher-cost brokered certificates of deposit and Federal Home Loan Bank (“FHLB”) advances more than our competitors. We have also had a series of significant one-time expenses over the last several years, including core data processing conversion, branch sale costs and expenses related to our self-insured healthcare coverage. The additional costs associated with being a public company will adversely affect our efficiency ratio. We anticipate, however, that the net proceeds from this offering will increase our capital levels, which will also allow us to increase interest-earning assets, such as loans and investments, and our interest income, which should benefit our efficiency ratio.

Costs related to our self-insured healthcare coverage may adversely affect our results of operations and financial condition.

We provide self-insured healthcare coverage to our employees and their dependents. We are self-insured with respect to substantially all of our healthcare coverage. We maintain reserves (recorded in “Other Liabilities” on our balance sheet) to cover our estimated liabilities for healthcare claims. The reserve was $534,000 as of June 30, 2018. The determination of these reserves is based upon a number of factors, including current and historical claims activity, claims payment patterns and medical cost trends. Accordingly, reserves do not represent an exact calculation of liability. Reserves can be affected by both internal and external events, such as adverse developments in existing claims or changes in medical costs, medical conditions of claimants, claims handling procedures, administrative costs and legal fees, inflation, and legal trends and legislative changes. Reserves are adjusted from time to time to reflect new claims, claim developments, or systemic changes, and such adjustments are reflected in the results of the periods in which the reserves are changed. Our estimated accrual for healthcare coverage claims is based upon an actuarial estimate provided by our independent actuary. The estimated accrual does not include an estimated provision for the incidence of unknown catastrophic claims. Moreover, because of the uncertainties that surround estimating healthcare requirements and expenses, we cannot be certain that our reserves are adequate. If the number or severity of claims for which we are self-insured increases, or if our reserves are insufficient to cover our actual healthcare coverage expenses, we would incur charges to our earnings that could be material to our results of operations and financial condition.

We face additional risks due to our mortgage banking activities that could negatively impact net income and liquidity.

We sell the majority of the fixed-rate conforming and eligible jumbo one-to four-family residential real estate loans that we originate. The sale of these loans generates noninterest income and are a source of liquidity for PyraMax Bank, FSB. Disruption in the secondary market for residential mortgage loans could result in our inability to sell mortgage loans, which could negatively impact our liquidity position and earnings. In addition, declines in real estate values or increases in interest rates could reduce the potential for robust mortgage originations, which could negatively impact our earnings. As we do sell mortgage loans, we also face the risk that such loans may have been made in breach of our representations and warranties to the buyers and we could be forced to repurchase such loans or pay other damages.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess expertise in our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses, that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal regulators periodically review our allowance for loan losses and as a result of such reviews, we may decide to adjust our allowance for loan losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of management. Material additions to the allowance would materially decrease our net income.

We may be adversely affected by recent changes in U.S. tax laws.

Changes in tax laws contained in the Tax Cuts and Jobs Act, which was enacted in December 2017, include a number of provisions that will have an impact on the banking industry, borrowers and the market for single-family residential real estate. Changes include (i) a lower limit on the deductibility of mortgage interest on single-family residential mortgage loans, (ii) the elimination of interest deductions for home equity loans, (iii) a limitation on the deductibility of business interest expense and (iv) a limitation on the deductibility of property taxes and state and local income taxes. The recent changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for such loans in the future, and could make it harder for borrowers to make their loan payments. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

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collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general local, regional or national economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our size makes it more difficult for us to compete.

Our asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

We face significant operational risks because the financial services business involves a high volume of transactions and because of our reliance on technology.

Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. Our operational and security systems infrastructure, including our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation. Although to date we have not experienced any technology failures, cyber attacks or other information or security breaches, there can be no assurance that we will not suffer such losses or other consequences in the future. Our risk and exposure to these matters remain heightened because of, among other things, the evolving nature of these threats and our role as a provider of financial services, our continuous transmission of sensitive information to, and storage of such information by, third parties, including our vendors and regulators, the outsourcing of some of our business operations, threats of cyber terrorism, and system and customer account updates and conversions. As a result, cyber-security and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority.

Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber attacks, and, although we have not experienced any such events to date, such failures, interruptions or breaches may still occur or may not be adequately addressed if they do occur.

There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. There have been several recent instances involving financial services and consumer-based companies reporting the unauthorized disclosure of client or customer information or the destruction or theft of corporate data. Although we take protective measures, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In addition, we outsource a majority of our data processing requirements to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not suffered any security breaches. However, the existence of cyber attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our net income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed-rate mortgage loans. At June 30, 2018, 70.1% of our loan portfolio consisted of fixed-rate loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets, liabilities and equity (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. As of June 30, 2018, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 16.7% decrease in EVE. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyraMax Bank, FSB—Management of Market Risk.”

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and fees on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans due to competition, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of PyraMax Bank, FSB—Market Area” and “—Competition.”

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

PyraMax Bank, FSB is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and 1895 Bancorp of Wisconsin, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of PyraMax Bank, FSB, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have exercised significant discretion in drafting the implementing rules and regulations. It will be some time before the full effect of the Dodd-Frank Act and the regulations thereunder can be assessed. Compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The capital conservation buffer requirement began being phased in January 2016 at 0.625% of risk-weighted assets and is increasing each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the then applicable buffer amount.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, PyraMax Bank, FSB’s ability to pay dividends to 1895 Bancorp of Wisconsin, Inc. will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit 1895 Bancorp of Wisconsin, Inc.’s ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. In some cases, we could be required to apply new or revised guidance retroactively. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of 1895 Bancorp of Wisconsin, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $9.5 million and $15.3 million of the net proceeds of the offering in PyraMax Bank, FSB. We also expect to use a portion of the net proceeds we retain to fund a loan to the employee stock ownership plan for the purchase of shares of common stock in the offering by the employee stock ownership plan, and will contribute $100,000 to 1895 Bancorp of Wisconsin, MHC as a part of our formation of the mutual holding company and will contribute $100,000 to the charitable foundation that we are establishing in connection with the reorganization. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of our common stock, pay dividends, although we currently do not intend to pay dividends, or for other general corporate purposes. PyraMax Bank, FSB intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the contributions to 1895 Bancorp of Wisconsin, MHC and to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of or non-objection from the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to 1895 Bancorp of Wisconsin, Inc., PyraMax Bank, FSB or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the Nasdaq Capital Market under the symbol “BCOW” upon conclusion of the offering, subject to completion of the offering and compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by 1895 Bancorp of Wisconsin, MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our net income.

We anticipate that our employee stock ownership plan will purchase in the offering shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by 1895 Bancorp of Wisconsin, MHC and the charitable foundation) We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the offering, under which participants would be awarded shares of restricted common stock (at no cost to them) and/or options to purchase shares of our common stock. Under federal regulations, we are authorized to grant awards of stock or options under a stock-based benefit plan in an amount up to 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC. The number of shares of common stock or options granted under any initial stock-based benefit plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to 1895 Bancorp of Wisconsin, MHC and contributed to the charitable foundation.

The shares of restricted common stock granted under the stock-based benefit plan will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based benefit plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by 1895 Bancorp of Wisconsin, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $916,000 at the minimum of the offering range and approximately $1.4 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares of restricted common stock under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will generally recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyraMax Bank, FSB,” and based on certain assumptions discussed therein, we estimate this annual pre-tax expense, assuming it is amortized over a 10-year vesting period, would be approximately $101,000, assuming we sell 3,200,450 shares in the offering.

The implementation of a stock-based benefit plan may dilute your ownership interest.

We intend to adopt a stock-based benefit plan following the reorganization and offering. The stock-based benefit plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 6.31% in the event newly issued shares are used to fund stock options and restricted stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to 1895 Bancorp of Wisconsin, MHC and the charitable foundation).

Persons who purchase stock in the offering will own a minority of 1895 Bancorp of Wisconsin, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of 1895 Bancorp of Wisconsin, Inc.’s common stock. As a result, stockholders other than 1895 Bancorp of Wisconsin, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. 1895 Bancorp of Wisconsin, MHC will own a majority of 1895 Bancorp of Wisconsin, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Generally, the same directors and officers who manage PyraMax Bank, FSB will also manage 1895 Bancorp of Wisconsin, Inc. and 1895 Bancorp of Wisconsin, MHC. Our board of directors, officers or 1895 Bancorp of Wisconsin, MHC may take actions that the public stockholders believe to be contrary to their interests, including whether or not the mutual holding company should convert to stock form in a “second-step” transaction. The only matters as to which stockholders other than 1895 Bancorp of Wisconsin, MHC will be able to exercise voting control currently include any proposal to implement a stock-based benefit plan or a “second-step” conversion. In addition, 1895 Bancorp of Wisconsin, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers.

1895 Bancorp of Wisconsin, MHC, as the majority stockholder of 1895 Bancorp of Wisconsin, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including any proposal to acquire 1895 Bancorp of Wisconsin, Inc. Accordingly, 1895 Bancorp of Wisconsin, MHC may prevent the sale of control or merger of 1895 Bancorp of Wisconsin, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of 1895 Bancorp of Wisconsin, Inc. The board of directors of PyraMax Bank, FSB has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of 1895 Bancorp of Wisconsin, Inc. and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, such transactions may be unlikely because of the heightened regulatory scrutiny given to such transactions.

For three years following the offering, federal regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency. Moreover, current Federal Reserve Board and Office of the Comptroller of the Currency policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions.

The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that 1895 Bancorp of Wisconsin, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in 1895 Bancorp of Wisconsin, Inc.’s charter will generally provide that, for a period of five years from the closing of the offering, no person, other than 1895 Bancorp of Wisconsin, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of 1895 Bancorp of Wisconsin, Inc. held by persons other than 1895 Bancorp of Wisconsin, MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote. PyraMax Bank, FSB’s charter will contain a similar provision, except the ownership restriction will apply to persons other than 1895 Bancorp of Wisconsin, MHC and 1895 Bancorp of Wisconsin, Inc.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company, which will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our management team and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We do not currently intend to pay dividends on our common stock following completion of our offering. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. In particular, we will be limited in our ability to pay dividends only to our public stockholders, under the regulations that have been implemented by the Federal Reserve Board following the enactment of the Dodd-Frank Act with regard to dividend waivers by mutual holding companies. See “Our Policy Regarding Dividends,” “Regulation and Supervision—Federal Banking Regulation—Capital Requirements,” “—Federal Banking Regulation—Capital Distributions” and “—Holding Company Regulation—Waivers of Dividends by 1895 Bancorp of Wisconsin, MHC.”

1895 Bancorp of Wisconsin, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of PyraMax Bank, FSB to provide funds to pay dividends on our common stock. The payment of dividends by PyraMax Bank, FSB also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by 1895 Bancorp of Wisconsin, Inc. will depend, in large part, on PyraMax Bank, FSB’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

Under current law, if we declare dividends on our common stock, 1895 Bancorp of Wisconsin, MHC will be restricted from waiving the receipt of dividends.

1895 Bancorp of Wisconsin, Inc.’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If 1895 Bancorp of Wisconsin, Inc. pays dividends to its stockholders, it also will be required to pay dividends to 1895 Bancorp of Wisconsin, MHC, unless 1895 Bancorp of Wisconsin, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would likely be required to be paid to 1895 Bancorp of Wisconsin, MHC along with all other stockholders, the amount of dividends available for all other stockholders will be less than if 1895 Bancorp of Wisconsin, MHC were to waive the receipt of dividends.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or on any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019.

We intend to establish and fund a new charitable foundation in connection with the reorganization and offering. We intend to contribute $100,000 in cash and 1.0% of our outstanding shares, or 55,000 shares at the midpoint of the offering range (for an aggregate contribution of $650,000, at the midpoint of the offering range, based on the $10.00 per share offering price) to this charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $514,000, at the midpoint of the offering range. Our 2017 net income was $1.7 million.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data for PyraMax Bank, FSB at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements beginning on page F-1. The information at June 30, 2018 and for the six months ended June 30, 2018 and 2017 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year. The information at December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 is derived in part from the audited financial statements appearing in this prospectus. The information at and for the years ended December 31, 2015, 2014 and 2013 is derived in part from financial statements not appearing in this prospectus.

	At June 30, 2018	At December 31,
		2017	2016	2015	2014	2013
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$482,617	$468,361	$450,173	$425,674	$414,448	$429,927
Cash and cash equivalents	7,995	12,497	7,779	7,192	9,790	12,997
Securities available-for-sale	69,296	88,955	96,458	73,010	83,885	106,712
Loans held for sale	1,170	217	479	339	246	953
Loans receivable, net	368,021	331,206	312,523	314,000	288,794	274,018
Premises and equipment, net	7,601	7,661	8,925	9,115	9,491	10,695
Mortgage servicing rights, net	2,163	2,270	2,421	2,476	2,673	2,454
Federal Home Loan Bank stock	1,818	1,436	2,170	1,720	2,091	2,091
Accrued interest receivable	1,144	1,214	1,163	1,160	1,219	1,362
Bank owned life insurance	13,931	13,732	13,321	12,872	12,426	11,991
Other assets	9,478	9,173	4,934	3,790	3,833	6,654
Total liabilities	444,927	429,367	412,833	388,841	378,367	392,418
Deposits	404,560	389,291	358,882	352,979	350,575	345,398
Federal Home Loan Bank advances	27,677	34,693	48,224	31,452	22,795	41,820
Accrued interest payable	346	340	276	208	173	333
Other liabilities	12,344	5,043	5,451	4,202	4,824	4,867
Total equity	37,690	38,994	37,340	36,833	36,081	37,509

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$8,013	$7,500	$15,256	$13,797	$13,856	$14,654	$14,808
Interest expense	1,948	1,591	3,361	2,685	2,556	3,139	3,761

Net interest income	6,065	5,909	11,895	11,112	11,300	11,515	11,047
Provision for loan losses	—	—	—	—	(684)	—	(600)

Net interest income after provision for loan losses	6,065	5,909	11,895	11,112	11,984	11,515	11,647
Non-interest income	1,483	1,465	2,892	4,155	3,004	2,243	4,421
Non-interest expense (1)	8,065	6,936	16,590	14,013	14,223	16,946	14,850

Income (loss) before income tax expense (benefit) (2)	(517)	438	(1,803)	1,254	765	(3,188)	1,218
Income tax expense (benefit) (3)	(194)	(4,589)	(3,462)	—	—	—	—

Net income (loss)	$(323)	$5,027	$1,659	$1,254	$765	$(3,188)	$1,218

(1)

For the six months ended June 30, 2018, non-interest expense included $230,000 of expenses associated with the pending sale of a branch office and a $400,000 expense relating to a large claim for non-covered procedures under our self-insured healthcare coverage program. For the year ended December 31, 2017, non-interest expense included a non-recurring $1.1 million valuation allowance recorded to write down the value of a branch office property owned by PyraMax Bank, FSB and $880,000 of conversion costs related to a core data processing systems conversion. For the year ended December 31, 2015, non-interest expense included a non-recurring $684,000 prepayment penalty related to the prepayment of $16.0 million of Federal Home Loan Bank advances. For the year ended December 31, 2014, non-interest expense included a non-recurring $3.1 million prepayment penalty related to the prepayment of $25.0 million of Federal Home Loan Bank advances and a non-recurring loss on the sale of a building of $349,000.
(2)

For the six months ended June 30, 3018, excluding the non-recurring expenses described above, PyraMax Bank, FSB would have recorded pre-tax income of $113,000. For the year ended December 31, 2017, excluding the non-recurring expenses described above, PyraMax Bank, FSB would have recorded pre-tax income of $171,000. For the year ended December 31, 2015, excluding the non-recurring expenses described above, PyraMax Bank, FSB would have recorded pre-tax income of $1.4 million. For the year ended December 31, 2014, excluding the non-recurring expenses described above, PyraMax Bank, FSB would have recorded pre-tax income of $258,000.

(3)

For the years ended December 31, 2016, 2015, 2014 and 2013, the recorded income tax expense and the reversal of our deferred tax asset valuation allowance resulted in a net income tax expense of $0. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyraMax Bank, FSB — Comparison of Operating Results for the Years Ended December 31, 2017 and 2016 — Income Tax Expense (Benefit).”

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Performance Ratios (1):
Return on average assets (2)	(0.14)%	2.22%	0.36%	0.29%	0.18%	(0.74)%	0.29%
Return on average equity (3)	(1.68)%	25.42%	4.02%	3.26%	2.06%	(8.33)%	3.14%
Interest rate spread (4)	2.65%	2.71%	2.67%	2.70%	2.83%	2.79%	2.71%
Net interest margin (5)	2.79%	2.83%	2.80%	2.81%	2.94%	2.89%	2.83%
Efficiency ratio (6)	106.86%	94.06%	112.19%	91.79%	99.43%	123.17%	96.00%
Average interest-earning assets to average interest-bearing liabilities	114.99%	116.08%	116.31%	116.80%	115.78%	113.48%	112.50%
Average loans to average deposits	90.05%	84.77%	85.85%	87.74%	89.78%	83.38%	80.62%
Equity to assets (7)	8.16%	8.75%	8.95%	9.02%	8.94%	8.86%	9.13%
Capital Ratios:
Tier 1 capital (to adjusted total assets)	7.46%	8.52%	7.35%	8.41%	8.50%	8.40%	8.79%
Tier I capital (to risk-weighted assets)	9.70%	12.27%	11.07%	11.31%	11.53%	10.98%	11.90%
Total capital (to risk-weighted assets)	10.55%	13.24%	12.05%	12.22%	12.52%	12.16%	13.11%
Common equity Tier 1 capital (to risk-weighted assets)	9.70%	12.27%	11.07%	11.31%	11.53%	10.98%	11.90%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.83%	0.95%	0.93%	0.95%	0.97%	1.28%	1.38%
Allowance for loan losses as a percent of non-performing loans	167.40%	143.98%	163.90%	100.39%	66.35%	74.69%	37.49%
Net charge-offs (recoveries) to average outstanding loans during the period	—%	0.01%	0.03%	(0.03)%	0.01%	(0.03)%	(0.35)%
Non-performing loans as a percent of total loans	0.50%	0.66%	0.57%	0.96%	1.47%	1.71%	3.69%
Non-performing assets as a percent of total assets	0.38%	0.46%	0.40%	0.67%	1.09%	1.21%	2.82%
Other Data:
Number of offices (8)	9	9	9	8	8	8	8
Number of full-time equivalent employees	118	116	111	113	104	107	111

(1)	Performance ratios for the six months ended June 30, 2018 and 2017 are annualized.

(footnotes continued on following page)

(2)

Represents net income divided by average total assets. For the six months ended June 30, 2017 and the year ended December 31, 2017, reflects the reversal of our deferred tax asset valuation in the amount of $4.8 million.

(3)

Represents net income divided by average equity. For the six months ended June 30, 2017 and the year ended December 31, 2017, reflects the reversal of our deferred tax asset valuation in the amount of $4.8 million.

(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 29% for 2018 and 42% for the previous periods.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 29% for 2018 and 42% for the previous periods.

(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.
(8)

We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data for PyraMax Bank, FSB at the dates and for the periods indicated. The information at December 31, 2017 was derived from the audited financial statements of PyraMax Bank, FSB included elsewhere in this prospectus. The information at and for the three and nine months ended September 30, 2018 and 2017 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the three and nine months ended September 30, 2018 and 2017 are not necessarily indicative of the results that may be expected for the entire year. The following information is only a summary and should be read in conjunction with PyraMax Bank, FSB’s financial statements and the notes to the financial statements beginning on page F-1 of this prospectus.

	At September 30, 2018	At December 31, 2017
	(Dollars in thousands)
Selected Financial Condition:
Total assets	$482,844	$468,361
Cash and cash equivalents	8,956	12,497
Securities available-for-sale	66,875	88,955
Loans held for sale	901	217
Loans receivable, net	369,973	331,206
Premises and equipment, net	7,851	7,661
Mortgage servicing rights, net	2,137	2,270
Federal Home Loan Bank stock	1,525	1,436
Accrued interest receivable	1,223	1,214
Bank owned life insurance	13,302	13,732
Other assets	10,101	9,173
Total liabilities	445,095	429,367
Deposits	392,296	389,291
Federal Home Loan Bank advances	36,668	34,693
Accrued interest payable	343	340
Other liabilities	15,788	5,043
Total equity	37,749	39,994

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$4,236	$3,771	$12,249	$11,271
Interest expense	1,100	850	3,048	2,441

Net interest income	3,136	2,921	9,201	8,830
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	3,136	2,921	9,201	8,830
Non-interest income	794	740	2,277	2,205
Non-interest expense	3,677	3,390	11,742	10,326

Income (loss) before income tax expense (benefit)	253	271	(264)	709
Income tax expense (benefit)	8	86	(186)	(4,503)

Net income (loss)	$245	$185	$(78)	$5,212

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2018	2017	2018	2017
Performance Ratios (1):
Return on average assets (2)	0.21%	0.16%	(0.02)%	1.53%
Return on average equity (3)	2.58%	1.71%	(0.27)%	17.03%
Interest rate spread (4)	2.67%	2.63%	2.66%	2.68%
Net interest margin (5)	2.84%	2.76%	2.80%	2.81%
Efficiency ratio (6)	93.55%	92.61%	102.29%	93.58%
Average interest-earning assets to average interest-bearing liabilities	116.43%	116.41%	115.55%	116.19%
Average loans to average deposits	91.13%	85.21%	91.22%	86.55%
Equity to assets (7)	7.95%	9.40%	8.09%	8.97%
Capital Ratios:
Average equity to average assets	7.95%	9.40%	8.09%	8.97%
Tier 1 capital (to adjusted total assets)	7.41%	8.43%	7.41%	8.43%
Tier 1 capital (to risk-weighted assets)	9.62%	12.00%	9.62%	12.00%
Total capital (to risk-weighted assets)	10.51%	12.96%	10.51%	12.96%
Common equity Tier 1 capital (to risk-weighted assets)	9.62%	12.00%	9.62%	12.00%
Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.87%	0.93%	0.87%	0.93%
Allowance for loan losses as a percent of non-performing loans	198.56%	153.60%	198.56%	153.60%
Net charge-offs (recoveries) to average loans outstanding during the period	(0.04)%	(0.02)%	(0.04)%	(0.02)%
Non-performing loans as a percent of total gross loans	0.44%	0.61%	0.44%	0.61%
Non-performing assets as a percent of total assets	0.34%	0.43%	0.34%	0.43%
Other Data:
Number of full-service offices (8)	9	9	9	9
Number of full-time equivalent employees	118	113	118	118

(1)	Performance ratios are annualized.
(2)

Represents net income divided by average total assets. For the three and nine months ended September 30, 2017, reflects the reversal of our deferred tax asset valuation in the amount of $0 and $4.8 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyraMax Bank, FSB— Comparison of Operating Results for the Years Ended December 31, 2017 and 2016— Income Tax Expense (Benefit).”

(3)

Represents net income divided by average equity. For the three and nine months ended September 30, 2017, reflects the reversal of our deferred tax asset valuation in the amount of $0 and $4.8 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyraMax Bank, FSB— Comparison of Operating Results for the Years Ended December 31, 2017 and 2016— Income Tax Expense (Benefit).”

(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 29% for the 2018 periods and 42% for the 2017 periods.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 29% for the 2018 periods and 42% for the 2017 periods.

(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.
(8)

We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval.

Comparison of Financial Condition at September 30, 2018 and December 31, 2017

Total Assets. Total assets increased $14.5 million, or 3.1%, to $482.8 million at September 30, 2018 from $468.4 million at December 31, 2017. The increase resulted primarily from an increase in net loans of $38.8 million, partially offset by decreases in available-for-sale securities of $22.1 million and cash and cash equivalents of $3.5 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased $3.5 million, or 28.3%, to $9.0 million at September 30, 2018 from $12.5 million at December 31, 2017. The decrease resulted primarily from normal seasonal fluctuations in mortgage escrow accounts.

Net Loans. Net loans increased $38.8 million, or 11.7%, to $370.0 million at September 30, 2018 from $331.2 million at December 31, 2017. The increase resulted from increases in commercial, commercial real estate and residential real estate–first mortgages of $13.1 million, $27.4 million and $3.3 million respectively. These increases were the result of increased marketing efforts, as well as a strong local economy, which drove increased demand for rental units. These increases were partially offset by decreases in home equity and lines of credit and other consumer loans of $4.5 million and $500,000 respectively.

Securities Available-for-Sale. Securities available-for-sale decreased $22.1 million, or 24.8%, to $66.9 million at September 30, 2018 from $89.0 million at December 31, 2017. During this period, $14.4 million of securities were sold to generate liquidity to support loan growth while $7.7 million of principle payments were received.

Deposits. Deposits increased $3.0 million, or 0.8%, to $392.3 million at September 30, 2018 from $389.3 million at December 31, 2017. Money market, certificate of deposit and interest–bearing checking accounts increased $6.5 million, $1.2 million and $100,000 respectively. Money market accounts increased significantly in 2018 due to the addition of two large accounts totaling $18.0 million sourced from the Treasury Management department. These accounts are of a short-term nature and are expected to liquidate by December 31, 2018. Our strategy for deposit generation is to use targeted, special duration certificates of deposit and money market accounts which do not have a negative impact on our normal pricing structure for existing accounts. These increases were partially offset by decreases in non-interest bearing checking accounts and statement savings accounts of $2.8 million and $2.0 million respectively.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, totaled $36.7 million at September 30, 2018 compared to $34.7 million at December 31, 2017.

Other Liabilities. Other liabilities increased $10.7 million, or 213.1%, to $15.8 million at September 30, 2018 from $5.0 million at December 31, 2017. Included in Other Liabilities were mortgage escrow accounts which increased $10.6 million as tax and insurance escrow payments were received.

Total Equity. Total equity decreased $2.2 million, or 5.6%, to $37.7 million at September 30, 2018 from $39.0 million at December 31, 2017. The decrease primarily resulted from $1.2 million net of tax unrealized losses on available-for-sale securities and a net operating loss of $78,000 for the nine months ended September 30, 2018.

Comparison of Operating Results for the Three Months Ended September 30, 2018 and 2017

General. We recorded net income of $245,000 for the three months ended September 30, 2018, compared to net income of $185,000 for the three months ended September 30, 2017, an increase of $60,000, or 32.4%. The increase in net income was primarily due to a $215,000 increase in net interest income and a $78,000 decrease in income tax expense in the 2018 period.

Interest and Dividend Income. Interest and dividend income increased $465,000, or 12.3%, to $4.2 million for the three months ended September 30, 2018 from $3.8 million for the three months ended September 30, 2017. The increase was primarily attributable to an increase in the average balance of loans of $44.0 million from $326.9 million for the 2017 period to $370.9 million for the 2018 period.

Interest Expense. Interest expense increased $250,000, or 29.4%, to $1.1 million for the three months ended September 30, 2018, from $850,000 for the three months ended September 30, 2017, as the average balance of interest bearing liabilities increased $16.2 million from $363.7 million for the 2017 period to $379.9 million for the 2018 period, and rates on interest bearing liabilities increased 22 basis points.

Net Interest Income. Net interest income increased $215,000, or 7.4%, to $3.1 million for the three months ended September 30, 2018 from $2.9 million for the three months ended September 30, 2017. Average interest-earning assets increased $18.9 million, or 4.5%, to $442.3 million for the 2018 quarter from $423.4 million for the 2017 quarter. The increase was due primarily to an increase in the average balance of loans. Our net interest rate spread increased to 2.67% for the three months ended September 30,

2018 from 2.63% for the three months ended September 30, 2017, and our net interest margin increased to 2.84% for the 2018 quarter from 2.76% for the 2017 quarter.

Provision for Loan Losses. We recorded no provision for loan losses for the three months ended September 30, 2018 or September 30, 2017, respectively. The allowance for loan losses was $3.2 million, or 0.87% of total loans, at September 30, 2018, compared to $3.1 million, or 0.93% of total loans, at September 30, 2017. Non-performing loans constituted 0.44% of total gross loans at September 30, 2018, compared to 0.61% of total gross loans at September 30, 2017. Net recoveries for the three months ended September 30, 2018 were $150,000 compared to net recoveries of $62,000 for the prior year period.

Non-interest Income. Non-interest income increased $54,000, or 7.3%, to $794,000 for the three months ended September 30, 2018 from $740,000 for the three months ended September 30, 2017.

Non-interest Expense. Non-interest expense increased $287,000, or 8.5%, to $3.7 million for the three months ended September 30, 2018 from $3.4 million for the three months ended September 30, 2017. The increase was due primarily to a 284,000, or 18.5%, increase in salary and incentive payment costs and a $79,000, or 36.9%, increase in health insurance costs. We anticipate that our healthcare insurance costs will decrease in the fourth quarter of this year as large claims for non-covered procedures have already been paid. Given that we self-insure for health insurance, increases in healthcare coverage costs are recorded as non-interest expense when they become probable and reasonably estimable. We evaluate the cost of self-insurance versus traditional indemnity insurance annually.

Upon consummation of the reorganization and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Expense. We recorded an income tax expense of $8,000 for the three months ended September 30, 2018 compared to an income tax expense of $86,000 for the three months ended September 30, 2017, a decrease of $78,000, or 90.7%, resulting from a $120,000 increase in non-taxable income and a reduction in the combined State and Federal tax rate from 42% in 2017 to 29% in 2018.

Comparison of Operating Results for the Nine Months Ended September 30, 2018 and 2017

General. We had a net loss of $78,000 for the nine months ended September 30, 2018, compared to net income of $5.2 million for the nine months ended September 30, 2017, a decrease of $5.3 million, or 101.5%. The decrease in net income was primarily due to the due to the reversal of a $4.5 million deferred tax valuation allowance during the nine months ended September 30, 2017 compared to an income tax benefit of $186,000 during the nine months ended September 30, 2018.

Interest and Dividend Income. Interest and dividend income increased $978,000, or 8.7%, to $12.2 million for the nine months ended September 30, 2018 from $11.3 million for the nine months ended September 30, 2017. The increase was primarily attributable to a $39.0 million, or 12.1%, increase in the average balance of loans outstanding.

Interest Expense. Interest expense increased $607,000, or 24.9%, to $3.0 million for the nine months ended September 30, 2018, from $2.4 million for the nine months ended September 30, 2017, as the average balance of interest bearing liabilities increased $17.5 million, or 4.8%, to $378.6 million for the 2018 period from $361.1 million for the 2017 period, and rates on interest bearing liabilities increased 17 basis points.

Net Interest Income. Net interest income increased $371,000, or 4.2%, to $9.2 million for the nine months ended September 30, 2018 from $8.8 million for the nine months ended September 30, 2017. Average interest-earning assets increased $17.9 million, or 4.3%, to $437.4 million for the 2018 period from $419.5 million for the 2017 period. The increase was due primarily to an increase in the average balance of loans. Our net interest rate spread decreased to 2.66% for the nine months ended September 30, 2018 from 2.68% for the nine months ended September 30, 2017, and our net interest margin decreased to 2.80% for the 2018 period from 2.81% for the 2017 period.

Provision for Loan Losses. We recorded no provision for loan losses for the nine months ended September 30, 2018 or September 30, 2017, respectively. The allowance for loan losses was $3.2 million, or 0.87% of total loans, at September 30, 2018, compared to $3.1 million, or 0.93% of total loans, at September 30, 2017. Non-performing loans constituted 0.44% of total gross loans at September 30, 2018, compared to 0.61% of total gross loans at September 30, 2017. Net recoveries for the nine months ended September 30, 2018 were $149,000 compared to net recoveries of $61,000 for the prior year period.

Non-interest Income. Non-interest income increased $72,000, or 3.3%, to $2.3 million for the nine months ended September 30, 2018 from $2.2 million for the nine months ended September 30, 2017.

Non-interest Expense. Non-interest expense increased $1.4 million, or 13.7%, to $11.7 million for the nine months ended September 30, 2018 from $10.3 million for the nine months ended September 30, 2017. The increase was due primarily to a $825,000, or 17.8%, increase in salary and incentive payment costs and a $566,000, or 71.3%, increase in health insurance costs. We anticipate that our healthcare insurance costs will decrease in the fourth quarter of this year as large claims for non-covered procedures have already been paid. Given that we self-insure for health insurance, increases in healthcare coverage costs are recorded as non-interest expense when they become probable and reasonably estimable. We evaluate the cost of self-insurance versus traditional indemnity insurance annually.

Upon consummation of the reorganization and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Benefit. We recorded an income tax benefit of $186,000 for the nine months ended September 30, 2018 compared to an income tax benefit of $4.8 million for the nine months ended September 30, 2017, a decrease of $4.3 million, or 95.9%, resulting from the reversal of a $4.5 million deferred tax valuation allowance during the nine months ended September 30, 2017 and a reduction in the combined State and Federal tax rate from 42% in 2017 to 29% in 2018. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PyraMax, FSB – Comparison of Operating Results for the Years Ended December 31, 2017 and 2016 – Income Tax Expense (Benefit).”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $19.1 million and $26.3 million, or $30.5 million if the offering is increased by 15%.

1895 Bancorp of Wisconsin, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,057,000 Shares at Minimum of Offering Range		2,420,000 Shares at Midpoint of Offering Range		2,783,000 Shares at Maximum of Offering Range		3,200,450 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$20,570		$24,200		$27,830		$32,005
Less: estimated offering expenses	(1,500)		(1,500)		(1,500)		(1,500)

Net offering proceeds	$19,070	100.00%	$22,700	100.00%	$26,330	100.00%	$30,505	100.00%

Less:
Amount contributed to 1895 Bancorp of Wisconsin, MHC	$(100)	(0.52)%	$(100)	(0.44)%	$(100)	(0.38)%	$(100)	(0.33)%
Cash contribution to foundation	$(100)	(0.52)%	$(100)	(0.44)%	$(100)	(0.38)%	$(100)	(0.33)%
Proceeds contributed to PyraMax Bank, FSB	$(9,535)	(50.00)%	$(11,350)	(50.00)%	$(13,165)	(50.00)%	$(15,253)	(50.00)%
Proceeds used for loan to employee stock ownership plan (2)	$(1,833)	(9.61)%	$(2,156)	(9.50)%	$(2,479)	(9.42)%	$(2,851)	(9.35)%

Proceeds retained by 1895 Bancorp of Wisconsin, Inc.	$7,502	39.34%	$8,994	39.62%	$10,486	39.83%	$12,201	40.00%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

The employee stock ownership plan (“ESOP”) will purchase 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) with the ESOP obtaining the funds to purchase the shares from a loan made available by 1895 Bancorp of Wisconsin, Inc. to the ESOP. The loan will be repaid principally through PyraMax Bank, FSB’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 25-year term of the loan. The interest rate for the ESOP loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of PyraMax Bank, FSB’s deposits. PyraMax Bank, FSB will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc.:

•

intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, including securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of PyraMax Bank, FSB—Investment Activities;”

•

may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock, although under current federal regulations we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

•

may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions, or branches thereof, or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

Use of Proceeds Received by PyraMax Bank, FSB

PyraMax Bank, FSB:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•

intends to use a portion of the proceeds received to fund new one- to four-family residential mortgage loans, commercial real estate loans (which includes non-owner occupied commercial real estate, multi-family, owner occupied commercial real estate and one- to four-family non-owner occupied loans) and commercial loans (which includes commercial and industrial loans) and, to a lesser extent, other loans, in accordance with our business plan and lending guidelines. See “Business of PyraMax Bank, FSB—Lending Activities;”

•

may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•

may invest a portion of the proceeds received in securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of PyraMax Bank, FSB—Investment Activities;”

•

may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds by 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not currently intend to pay dividends on our common stock following completion of the offering. In the event that we do determine to pay dividends in the future, the payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; statutory and regulatory limitations; and general economic conditions.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. In addition, PyraMax Bank, FSB’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

1895 Bancorp of Wisconsin, Inc. will file a consolidated federal tax return with PyraMax Bank, FSB. Accordingly, it is anticipated that any cash distributions that 1895 Bancorp of Wisconsin, Inc. makes to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the offering, 1895 Bancorp of Wisconsin, Inc. will not take any action to declare an extraordinary dividend to its stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of 1895 Bancorp of Wisconsin, Inc.—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from PyraMax Bank, FSB, because initially we will have no source of income other than dividends from PyraMax Bank, FSB and earnings from the investment of the net proceeds from the sale of shares of common stock retained by 1895 Bancorp of Wisconsin, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by PyraMax Bank, FSB to 1895 Bancorp of Wisconsin, Inc. that would be deemed to be drawn out of PyraMax Bank, FSB’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by PyraMax Bank, FSB on the amount of earnings deemed to be removed from the reserves for such distribution. PyraMax Bank, FSB does not intend to make any distribution to 1895 Bancorp of Wisconsin, Inc. that would create such a federal tax liability. See “Taxation.”

If 1895 Bancorp of Wisconsin, Inc. pays dividends to its stockholders, it will likely pay dividends to 1895 Bancorp of Wisconsin, MHC. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that 1895 Bancorp of Wisconsin, MHC will waive dividends paid by 1895 Bancorp of Wisconsin, Inc. See “Risk Factors—Risks Related to the Offering—Under current law, if we declare dividends on our common stock, 1895 Bancorp of Wisconsin, MHC will be restricted from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

1895 Bancorp of Wisconsin, Inc. is a to-be-formed company and has never issued capital stock. PyraMax Bank, FSB, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. 1895 Bancorp of Wisconsin, Inc. expects that its common stock will be quoted on the Nasdaq Capital Market under the symbol “BCOW” upon completion of the offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2018, PyraMax Bank, FSB exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of PyraMax Bank, FSB at June 30, 2018, and the pro forma equity capital and regulatory capital of PyraMax Bank, FSB after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by PyraMax Bank, FSB of 50% of the net proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	PyraMax Bank, FSB		Pro Forma at June 30, 2018, Based Upon the Sale in the Offering of (1)
	Historical at June 30, 2018		2,057,000 Shares		2,420,000 Shares		2,783,000 Shares		3,200,450 Shares (2)
	Amount	Percent of Assets (3)(4)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$37,690	7.8%	$44,476	9.1%	$45,806	9.3%	$47,136	9.6%	$48,666	9.8%

Tier 1 leverage capital	$35,552	7.5%	$42,338	8.7%	$43,668	8.9%	$44,998	9.2%	$46,528	9.5%
Tier 1 leverage capital requirement	23,830	5.0	24,307	5.0	24,397	5.0	24,488	5.0	24,592	5.0

Excess	$11,722	2.5%	$18,031	3.7%	$19,271	3.9%	$20,510	4.2%	$21,936	4.5%

Tier 1 risk-based capital (5)	$35,552	9.7%	$42,338	11.5%	$43,668	11.8%	$44,998	12.2%	$46,528	12.6%
Tier 1 risk-based requirement	29,313	8.0	29,466	8.0	29,495	8.0	29,524	8.0	29,557	8.0

Excess	$6,239	1.7%	$12,872	3.5%	$14,173	3.8%	$15,474	4.2%	$16,971	4.6%

Total risk-based capital (5)	$38,644	10.5%	$45,430	12.3%	$46,760	12.7%	$48,090	13.0%	$49,620	13.4%
Total risk-based requirement	36,641	10.0	36,832	10.0	36,868	10.0	36,905	10.0	36,946	10.0

Excess	$2,003	0.5%	$8,598	2.3%	$9,892	2.7%	$11,185	3.0%	$12,674	3.4%

Common equity tier 1 risk-based capital (5)	$35,552	9.7%	$42,338	11.5%	$43,668	11.8%	$44,998	12.2%	$46,528	12.6%
Common equity tier 1 risk-based requirement	23,817	6.5	23,941	6.5	23,964	6.5	23,988	6.5	24,015	6.5

Excess	$11,735	3.2%	$18,397	5.0%	$19,704	5.3%	$21,010	5.7%	$22,513	6.1%

Reconciliation of capital infused into PyraMax Bank, FSB:
Net offering proceeds			$19,070		$22,700		$26,330		$30,505

Proceeds to PyraMax Bank, FSB			$9,535		$11,350		$13,165		$15,253
Less: Common stock acquired by employee stock ownership plan			1,833		2,156		2,479		2,851
Less: Common stock acquired by stock-based benefit plans			916		1,078		1,240		1,426

Pro forma increase			$6,786		$8,116		$9,446		$10,976

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our total outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) with funds we lend and that one or more stock-based benefit plans purchases 1.96% of our total outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)

Based on total assets of $480.3 million for the purposes of the GAAP capital ratio, total assets of $476.6 million, for the purposes of the Tier 1 leverage capital requirement and risk-weighted assets of $366.4 million, for the purposes of the Tier 1 risk-based and total risk-based capital requirements.

(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of PyraMax Bank, FSB at June 30, 2018, and the pro forma consolidated capitalization of 1895 Bancorp of Wisconsin, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	PyraMax Bank, FSB Historical Capitalization at June 30, 2018	Pro Forma Consolidated Capitalization at June 30, 2018 of 1895 Bancorp of Wisconsin, Inc. Based Upon the Sale for $10.00 Per Share of
		2,057,000 Shares	2,420,000 Shares	2,783,000 Shares	3,200,450 Shares (1)
	(Dollars in thousands)
Deposits (2)	$404,560	$404,560	$404,560	$404,560	$404,560
Borrowings	27,677	27,677	27,677	27,677	27,677

Total interest-bearing liabilities	$432,237	$432,237	$432,237	$432,237	$432,237

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 1,000,000; shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
19,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	47	55	63	73
Additional paid-in capital (3)	—	19,023	22,645	26,267	30,432
Retained earnings (4)	39,459	39,459	39,459	39,459	39,459
Accumulated other comprehensive loss, net	(1,769)	(1,769)	(1,769)	(1,769)	(1,769)
Stock contribution to foundation	—	468	550	633	727
Less:
After-tax expense of contribution to charitable foundation (5)	—	370	435	500	574
Assets retained by 1895 Bancorp of Wisconsin, MHC (6)	—	100	100	100	100
Cash contribution to foundation (after-tax)	—	79	79	79	79
Common stock acquired by employee stock ownership plan (7)	—	1,833	2,156	2,479	2,851
Common stock acquired by stock-based benefit plans (8)	—	916	1,078	1,240	1,426

Total stockholders’ equity	$37,690	$53,930	$57,092	$60,255	$63,892

Total tangible stockholders’ equity	$37,690	$53,930	$57,092	$60,255	$63,892

Pro forma shares of common stock outstanding:
Shares offered for sale	—	2,057,000	2,420,000	2,783,000	3,200,450
Shares issued to charitable foundation	—	46,750	55,000	63,250	72,738
Shares issued to 1895 Bancorp of Wisconsin, MHC	—	2,571,250	3,025,000	3,478,750	4,000,562
Total shares outstanding	—	4,675,000	5,500,000	6,325,000	7,273,750
Total stockholders’ equity as a percentage of pro forma total assets	7.81%	10.81%	11.37%	11.93%	12.56%
Total stockholders’ tangible equity as a percentage of pro forma total assets	7.81%	10.81%	11.37%	11.93%	12.56%

(1)

As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(footnotes continued on following page)

(3)

The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that 1895 Bancorp of Wisconsin, Inc. expects to adopt. The plan of reorganization permits 1895 Bancorp of Wisconsin, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC.

(4)	The retained earnings of PyraMax Bank, FSB will be substantially restricted after the offering. See “Regulation and Supervision– Federal Banking Regulation – Capital Distributions.”
(5)

Represents the expense of the contribution to the charitable foundation based on a 21.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable donations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6)	Pro forma stockholders’ equity reflects a $100,000 initial capitalization of 1895 Bancorp of Wisconsin, MHC.
(7)

Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from 1895 Bancorp of Wisconsin, Inc. and will represent unearned compensation, reflected as a reduction of capital The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. PyraMax Bank, FSB will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans and Agreements.”

(8)

Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) are purchased by 1895 Bancorp of Wisconsin, Inc. for stock awards under a stock-based benefit plan in the open market. The shares of common stock to be purchased by 1895 Bancorp of Wisconsin, Inc. for the stock-based benefit plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits 1895 Bancorp of Wisconsin, Inc. to adopt a stock-based benefit plan that awards stock or stock options, in an aggregate amount up to 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC. The stock-based benefit plan will not be implemented for at least six months after the reorganization and offering and until it has been approved by stockholders.

PRO FORMA DATA

The following tables summarize historical data of PyraMax Bank, FSB and pro forma data of 1895 Bancorp of Wisconsin, Inc. at and for the six months ended June 30, 2018 and the year ended December 31, 2017. This information is based on assumptions set forth below and in the table and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)

our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation, with a loan from 1895 Bancorp of Wisconsin, Inc. The loan will be repaid in substantially equal principal payments over a period of 25 years. Interest income that we earn on the loan will offset the interest paid by PyraMax Bank, FSB; and

(ii)	expenses of the offering, including fees and expenses to be paid to KBW, will be $1.5 million.

We calculated the pro forma consolidated net income of 1895 Bancorp of Wisconsin, Inc. for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 2.85% (2.25% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of June 30, 2018. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. We have assumed that the stock-based benefit plans will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC.

We have also assumed that the stock-based benefit plans will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.00 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 13.89% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 2.71%. The plan of reorganization provides that we may grant awards of stock or options under one or more stock benefit plans in an amount up to 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” 1895 Bancorp of Wisconsin, Inc. intends to contribute 50% of the net proceeds from the offering to PyraMax Bank, FSB. 1895 Bancorp of Wisconsin, Inc. will contribute $100,000 to 1895 Bancorp of Wisconsin, MHC and $100,000 to the charitable foundation and will retain the remainder of the net proceeds from the offering. 1895 Bancorp of Wisconsin, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	1895 Bancorp of Wisconsin, Inc.’s results of operations after the offering;

•	increased fees and expenses that we would pay KBW and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of 1895 Bancorp of Wisconsin, Inc., computed in accordance with U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated.

	At or For the Six Months Ended June 30, 2018 Based Upon the Sale at $10.00 Per Share of
	2,057,000 Shares at Minimum of Offering Range		2,420,000 Shares at Midpoint of Offering Range		2,783,000 Shares at Maximum of Offering Range		3,200,450 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of the offering	$20,570		$24,200		$27,830		$32,005
Market value of shares issued to foundation	468		550		633		727
Market value of shares issued to 1895 Bancorp of Wisconsin, MHC	25,712		30,250		34,787		40,006

Market value of 1895 Bancorp of Wisconsin, Inc.	$46,750		$55,000		$63,250		$72,738

Gross proceeds of the offering	$20,570		$24,200		$27,830		$32,005
Estimated expenses	(1,500)		(1,500)		(1,500)		(1,500)

Estimated net proceeds	19,070		22,700		26,330		30,505
1895 Bancorp of Wisconsin, MHC capitalization	(100)		(100)		(100)		(100)
Cash contribution to foundation	(100)		(100)		(100)		(100)
Common stock acquired by employee stock ownership plan (2)	(1,833)		(2,156)		(2,479)		(2,851)
Common stock acquired by stock-based benefit plans (3)	(916)		(1,078)		(1,240)		(1,426)

Estimated net proceeds as adjusted	$16,121		$19,266		$22,411		$26,028

For the six months ended June 30, 2018
Consolidated net income:
Historical	$(323)		$(323)		$(323)		$(323)
Income on adjusted net proceeds	181		217		252		293
Employee stock ownership plan (2)	(29)		(34)		(39)		(45)
Shares granted under stock-based benefit plans (3)	(72)		(85)		(98)		(113)
Options granted under stock-based benefit plans (4)	(33)		(38)		(44)		(51)

Pro forma net income	$(276)		$(263)		$(252)		$(239)

Earnings per share:
Historical	$(0.07)		$(0.06)		$(0.05)		$(0.05)
Income on net proceeds	0.04		0.04		0.04		0.04
Employee stock ownership plan (2)	(0.01)		(0.01)		(0.01)		(0.01)
Shares granted under stock-based benefit plans (3)	(0.02)		(0.02)		(0.02)		(0.02)
Options granted under stock-based benefit plans (4)	(0.01)		(0.01)		(0.01)		(0.01)

Pro forma earnings per share	$(0.07)		$(0.06)		$(0.05)		$(0.05)

Offering price to pro forma earnings per share	(71.43	)x	(83.33	)x	(100.00	)x	(100.00	)x
Number of shares used in earnings per share calculations (2)	4,495,405		5,288,712		6,082,019		6,994,322
At June 30, 2018
Stockholders’ equity:
Historical	$37,690		$37,690		$37,690		$37,690
Estimated net proceeds	19,070		22,700		26,330		30,505
Capitalization of 1895 Bancorp of Wisconsin, MHC	(100)		(100)		(100)		(100)
Stock contribution to foundation	468		550		633		727
After tax cost of foundation	(449)		(514)		(579)		(653)
Common stock acquired by employee stock ownership plan (2)	(1,833)		(2,156)		(2,479)		(2,851)
Common stock acquired by stock-based benefit plans (3)	(916)		(1,078)		(1,240)		(1,426)

Pro forma stockholders’ equity (5)	$53,930		$57,092		$60,255		$63,892

Pro forma tangible stockholders’ equity	$53,930		$57,092		$60,255		$63,892

Stockholders’ equity per share:
Historical	$8.06		$6.85		$5.96		$5.18
Estimated net proceeds	4.08		4.13		4.16		4.19
Capitalization of 1895 Bancorp of Wisconsin, MHC	(0.02)		(0.02)		(0.02)		(0.02)
Shares issued to foundation	0.10		0.10		0.10		0.10
After tax cost of foundation	(0.10)		(0.09)		(0.09)		(0.09)
Common stock acquired by employee stock ownership plan (2)	(0.39)		(0.39)		(0.39)		(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)		(0.20)		(0.20)		(0.20)

Pro forma stockholders’ equity per share (3)(5)	$11.53		$10.38		$9.52		$8.77

Pro forma tangible stockholders’ equity per share	$11.53		$10.38		$9.52		$8.77

Offering price as a percentage of pro forma stockholders’ equity per share	86.73%		96.34%		105.04%		114.03%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	86.73%		96.34%		105.04%		114.03%
Number of shares outstanding for pro forma equity per share calculations	4,675,000		5,500,000		6,325,000		7,273,750

(footnotes begin on following page)

(1)

As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.

(2)

It is assumed that 3.92% of the shares outstanding following the offering will be purchased in the offering by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from 1895 Bancorp of Wisconsin, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. PyraMax Bank, FSB intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. PyraMax Bank, FSB’s total annual payment of the employee stock ownership plan debt is based upon 25 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) PyraMax Bank, FSB’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 183,300, 215,600, 247,900 and 285,100 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 3,665, 4,312, 4,959 and 5,703 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 25-year loan term), were committed to be released during the quarter ended June 30, 2018 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 4,491,740, 5,284,400, 6,077,060 and 6,988,619 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.

(3)

Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of 1895 Bancorp of Wisconsin, Inc., if any. Funds used by the stock-based benefit plan to purchase the shares will be contributed to the plan by 1895 Bancorp of Wisconsin, Inc. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2017. The actual purchase price of the shares granted under the stock-based benefit plan may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of 1895 Bancorp of Wisconsin, Inc., there would be a dilutive effect of up to 1.93% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based benefit plan are obtained from authorized but unissued shares.

(4)

Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to 1895 Bancorp of Wisconsin, MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.00 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 21.0%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(5)	The retained earnings of PyraMax Bank, FSB will continue to be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation.”

	At or For the Year Ended December 31, 2017 Based Upon the Sale at $10.00 Per Share of
	2,057,000 Shares at Minimum of Offering Range	2,420,000 Shares at Midpoint of Offering Range	2,783,000 Shares at Maximum of Offering Range	3,200,450 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of the offering	$20,570	$24,200	$27,830	$32,005
Market value of shares issued to foundation	468	550	633	727
Market value of shares issued to 1895 Bancorp of Wisconsin, MHC	25,712	30,250	34,787	40,006

Market value of 1895 Bancorp of Wisconsin, Inc.	$46,750	$55,000	$63,250	$72,738

Gross proceeds of the offering	$20,570	$24,200	$27,830	$32,005
Estimated expenses	(1,500)	(1,500)	(1,500)	(1,500)

Estimated net proceeds	19,070	22,700	26,330	30,505
1895 Bancorp of Wisconsin, MHC capitalization	(100)	(100)	(100)	(100)
Cash contribution to foundation	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(1,833)	(2,156)	(2,479)	(2,851)
Common stock acquired by stock-based benefit plans (3)	(916)	(1,078)	(1,240)	(1,426)

Estimated net proceeds as adjusted	$16,121	$19,266	$22,411	$26,028

For the year ended December 31, 2017
Consolidated net income:
Historical (4)	$1,659	$1,659	$1,659	$1,659
Income on adjusted net proceeds	363	433	504	586
Employee stock ownership plan (2)	(58)	(68)	(78)	(90)
Shares granted under stock-based benefit plans (3)	(145)	(170)	(196)	(225)
Options granted under stock-based benefit plans (5)	(65)	(77)	(88)	(101)

Pro forma net income	$1,754	$1,777	$1,801	$1,829

Earnings per share:
Historical	$0.37	$0.31	$0.27	$0.24
Income on net proceeds	0.08	0.08	0.08	0.08
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based benefit plans (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under stock-based benefit plans (5)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma earnings per share	$0.40	$0.34	$0.30	$0.27

Offering price to pro forma earnings per share	25.00x	29.41x	33.33x	37.04x
Number of shares used in earnings per share calculations (2)	4,499,070	5,293,024	6,086,978	7,000,024
At December 31, 2017
Stockholders’ equity:
Historical (4)	$38,994	$38,994	$38,994	$38,994
Estimated net proceeds	19,070	22,700	26,330	30,505
Capitalization of 1895 Bancorp of Wisconsin, MHC	(100)	(100)	(100)	(100)
Stock contribution to foundation	468	550	633	727
After tax cost of foundation	(449)	(514)	(579)	(653)
Common stock acquired by employee stock ownership plan (2)	(1,833)	(2,156)	(2,479)	(2,851)
Common stock acquired by stock-based benefit plans (3)	(916)	(1,078)	(1,240)	(1,426)

Pro forma stockholders’ equity (6)	$55,234	$58,396	$61,559	$65,196

Pro forma tangible stockholders’ equity	$55,234	$58,396	$61,559	$65,196

Stockholders’ equity per share:
Historical	$8.34	$7.09	$6.17	$5.36
Estimated net proceeds	4.08	4.13	4.16	4.19
Capitalization of 1895 Bancorp of Wisconsin, MHC	(0.02)	(0.02)	(0.02)	(0.01)
Shares issued to foundation	0.10	0.10	0.10	0.10
After tax cost of foundation	(0.10)	(0.09)	(0.09)	(0.09)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(6)	$11.81	$10.62	$9.73	$8.96

Pro forma tangible stockholders’ equity per share	$11.81	$10.62	$9.73	$8.96

Offering price as a percentage of pro forma stockholders’ equity per share	84.67%	94.16%	102.77%	111.61%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	84.67%	94.16%	102.77%	111.61%
Number of shares outstanding for pro forma equity per share calculations	4,675,000	5,500,000	6,325,000	7,273,750

(footnotes begin on following page)

(1)

As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.

(2)

It is assumed that 3.92% of the shares outstanding following the offering will be purchased in the offering by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from 1895 Bancorp of Wisconsin, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. PyraMax Bank, FSB intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. PyraMax Bank, FSB’s total annual payment of the employee stock ownership plan debt is based upon 25 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) PyraMax Bank, FSB’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 183,300, 215,600, 247,900 and 285,100 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 7,330, 8,624, 9,918 and 11,405 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 25-year loan term), were committed to be released during the year ended December 31, 2017 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 4,491,740, 5,284,400, 6,077,060 and 6,988,619 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.

(3)

Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to 1895 Bancorp of Wisconsin, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of 1895 Bancorp of Wisconsin, Inc., if any. Funds used by the stock-based benefit plans to purchase the shares will be contributed to the plan by 1895 Bancorp of Wisconsin, Inc. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2017. The actual purchase price of the shares granted under the stock-based benefit plans may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of 1895 Bancorp of Wisconsin, Inc., there would be a dilutive effect of up to 1.93% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based benefit plans are obtained from authorized but unissued shares.

(4)	Derived from PyraMax Bank, FSB’s audited December 31, 2017 financial statements included elsewhere in this prospectus.
(5)

Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to 1895 Bancorp of Wisconsin, MHC and shares of common stock contributed to the charitable foundation). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.00 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 21.0%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(6)	The retained earnings of PyraMax Bank, FSB will continue to be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the reorganization and offering, a greater number of shares of common stock would be sold in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of the stock sold in the offering is $20.6 million, $24.2 million, $27.8 million and $32.0 million, respectively, with the charitable foundation, as compared to $21.0 million, $24.8 million, $28.5 million and $32.7 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, Keller & Company determined that the additional capital that would be received, assuming the offering occurs without the charitable foundation, was immaterial to the pro forma valuation; and accordingly, the valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the six months ended June 30, 2018, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
(Dollars in thousands, except per share amounts)
Estimated offering amount	$20,570	$21,038	$24,200	$24,750	$27,830	$28,463	$32,005	$32,732
Pro forma market capitalization	46,750	46,750	55,000	55,000	63,250	63,250	72,738	72,738
Total assets	498,857	499,306	502,020	502,533	505,182	505,760	508,818	509,472
Total liabilities	444,927	444,926	444,928	444,927	444,927	444,927	444,927	444,927
Pro forma shareholders’ equity	53,930	54,380	57,092	57,606	60,255	60,833	63,892	64,545
Pro forma net income (1)	(276)	(269)	(263)	(256)	(252)	(244)	(239)	(230)
Pro forma shareholders’ equity per share	11.53	11.63	10.38	10.47	9.52	9.61	8.77	8.87
Pro forma net income per share	(0.07)	(0.07)	(0.06)	(0.06)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	86.73%	85.97%	96.34%	95.48%	105.04%	103.97%	114.03%	112.74%
Offering price as a percentage of pro forma price to earnings	(71.43)%	(71.43)%	(83.33)%	(83.33)%	(100.00)%	(100.00)%	(100.00)%	(100.00)%
Offering price to pro forma assets per share	9.37	x	9.36	x	10.96	x	10.94	x	12.52	x	12.51	x	14.30	x	14.28	x
Pro forma financial ratios:
Return on assets (annualized)	(0.11)%	(0.11)%	(0.10)%	(0.10)%	(0.10)%	(0.10)%	(0.09)%	(0.09)%
Return on equity (annualized)	(1.03)%	(0.99)%	(0.92)%	(0.89)%	(0.84)%	(0.80)%	(0.75)%	(0.71)%
Equity to assets	10.81%	10.89%	11.37%	11.46%	11.93%	12.03%	12.56%	12.67%

(footnote begin on following page)

(1)

The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net (loss), pro forma net (loss) per share, pro forma (loss) on assets and pro forma (loss) on shareholders’ equity assuming the contribution to the charitable foundation was expensed during the six months ended June 30, 2018.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
After-tax expense of stock and cash contribution to foundation	$449,000		$514,000		$579,000		$653,000
Pro forma net (loss)	$(276,000)		$(263,000)		$(252,000)		$(239,000)
Pro forma net (loss) per share	$(0.07)		$(0.06)		$(0.05)		$(0.05)
Offering price to pro forma net income (loss) per share	(71.43	)x	(83.33	)x	(100.00	)x	(100.00	)x
Pro forma (loss) on assets (annualized)	(0.11)%		(0.10)%		(0.10)%		(0.09)%
Pro forma (loss) on equity (annualized)	(1.02)%		(0.92)%		(0.83)%		(0.74)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF PYRAMAX BANK, FSB

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited and unaudited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding PyraMax Bank, FSB provided in this prospectus.

Overview

PyraMax Bank, FSB is a federally chartered mutual savings bank headquartered in Greenfield, Wisconsin. PyraMax Bank, FSB was established in 1895 as South Milwaukee Savings and Loan Association and has operated continuously in the Milwaukee metropolitan area since that time. In 1993, the bank changed its name to South Milwaukee Savings Bank, S.A. In May 2000, a merger between South Milwaukee Savings Bank and Mitchell Savings Bank officially formed PyraMax Bank, SSB. The bank changed to a federal savings bank charter in 2003, changing its name to PyraMax Bank, FSB.

From our founding in 1895, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts, supplemented with multi-family and commercial real estate, multi-family and commercial business loans. In 2007, Richard Hurd was promoted to President and Chief Executive Officer of PyraMax Bank, FSB. Mr. Hurd began shifting PyraMax Bank, FSB’s focus to include more business-oriented products and services. In 2010, PyraMax Bank, FSB hired Charles Mauer as its Chief Credit Officer, continuing our increased focus on business-oriented lending.

Commercial real estate growth has been the primary source of recent loan growth, and commercial business loan originations have also been emphasized.

We conduct our operations from our six full-service banking offices in Milwaukee County, our two full-service banking offices in Waukesha County and our full-service banking office in Ozaukee County Wisconsin. We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval. We consider our primary lending market area to be Milwaukee, Waukesha and Ozaukee Counties, however, we occasionally make loans secured by properties located outside of our primary lending market, usually to borrowers with whom we have an existing relationship and who have a presence within our primary market.

At June 30, 2018, we had total assets of $482.6 million, total deposits of $404.6 million and total equity of $37.7 million. We had a net loss of $323,000 for the six months ended June 30, 2018 and a net income of $1.7 million for the year ended December 31, 2017.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans (which includes non-owner occupied commercial real estate, multi-family, owner occupied commercial real estate and one- to four-family non-owner occupied loans), commercial loan (which includes commercial and industrial loans) and consumer loans.

Subject to market conditions, we expect to increase our focus on originating commercial real estate and commercial business loans in an effort to continue to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, state and municipal securities, asset-backed securities and corporate collateralized mortgage-backed securities. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. Additionally, we have used borrowings, primarily advances from the Federal Home Loan Bank of Chicago, to fund our operations.

PyraMax Bank, FSB is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

Our corporate office is located at 7001 West Edgerton Avenue, Greenfield, Wisconsin 53220, and our telephone number at this address is (414) 421-8200. Our website address is www.pyramaxbank.com. Information on our website is not and should not be considered a part of this prospectus.

Business Strategy

Our current business strategy consists of the following:

•

Grow our balance sheet and improve profitability. Given our attractive market area, we believe we are well-positioned to increase the size of our balance sheet without a proportional increase in overhead expense or operating risk. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits. As we grow our assets, particularly higher-yielding commercial loans, while controlling our expenses, we anticipate improving our earnings.

•

Grow our loan portfolio prudently with a focus on diversifying the portfolio, particularly in commercial real estate and commercial lending. Our principal business activity historically has been the origination of residential mortgage loans, supplemented with commercial real estate loans (which includes non-owner occupied commercial real estate, multi-family, owner occupied commercial real estate and one- to four-family non-owner occupied loans). We intend to retain our presence as a mortgage lender in our market area and increase our focus on originating commercial real estate and commercial loans (which includes commercial and industrial loans). The capital we are raising in the offering will support an increase in our lending limits, which will enable us to originate larger loans to new and existing customers.

Increasing our commercial real estate and business loans involves risk, as described in “Risk Factors – Risks Related to Our Business – We have a substantial amount of commercial real estate and commercial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations” and “—Our portfolio of loans with a higher risk of loss is increasing, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits or cause losses.”

•

Continue to increase core deposits, with an emphasis on low cost demand deposits. We seek core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our net interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include checking accounts, money market accounts and statement savings. In particular, our Treasury Management unit focuses on generating and retaining business deposits, which assists in generating fee income. Core deposits have increased to $205.8 million at June 30, 2018, from $188.9 million at December 31, 2015.

•

Manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. In recent years we have conducted an extensive review of, and have enhanced, our credit, underwriting and loan processing policies and procedures. Our nonperforming assets to total assets ratio was 0.38% at June 30, 2018, compared to 0.40% at December 31, 2017 and 0.67% at December 31, 2016. At June 30, 2018, the majority of our nonperforming assets were related to residential real estate.

•

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into nearby markets in Wisconsin. We will consider expanding our branch network by establishing new (“de novo”) branches and/or through acquisitions, although we have no current acquisitions or new branches planned. The capital we are raising in the offering will also provide us the opportunity to make acquisitions of other financial institutions or branches thereof, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

•

Continue to provide value to our community. Our goal is to provide long-term value to our customers, employees and the communities we serve by executing a safe and sound service-oriented business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the reorganization and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors

Anticipated Increase in Non-interest Expense

Following the completion of the reorganization and offering, our non-interest expense is expected to increase, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the reorganization. For further information, see “Summary – Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors – Risks Related to the Offering – Our stock-based benefit plans will increase our costs, which will reduce our net income;” and “Management – Benefit Plans and Agreements.”

Our non-interest expense will also increase as a result of our contribution of cash and shares of common stock to our charitable foundation, and as a result of the increased reporting and other costs associated with operating as a public company as we may be required to expand our accounting staff and expand our internal audit and risk management functions, and/or engage outside consultants to provide these services for us until qualified personnel are hired. For further information, please see “Summary – Our Contribution of Cash and Shares of Our Common Stock to the Charitable Foundation,” “Risk Factors – Risks Related to Our Business – The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses” and “– Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019,” and “1895 Bancorp of Wisconsin Community Foundation.”

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allowances. The specific allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Fair Value. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. PyraMax Bank, FSB estimates the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, PyraMax Bank, FSB estimates fair value. These estimates are subjective in nature and any imprecision in estimating these factors can impact the amount of gain or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology utilized by PyraMax Bank, FSB can be found in Note 14 of the Financial Statements “ – Fair Value.”

Comparison of Financial Condition at June 30, 2018 and December 31, 2017

Total Assets. Total assets increased $14.3 million, or 3.0%, to $482.6 million at June 30, 2018 from $468.4 million at December 31, 2017. The increase resulted primarily from an increase in net loans of $36.8 million, partially offset by decreases in available-for-sale securities of $19.7 million and cash and cash equivalents of $4.5 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased $4.5 million, or 36.0%, to $8.0 million at June 30, 2018 from $12.5 million at December 31, 2017. The decrease resulted primarily from normal fluctuations and seasonal deposit outflow.

Net Loans. Net loans increased $36.8 million, or 11.1%, to $368.0 million at June 30, 2018 from $331.2 million at December 31, 2017. The increase resulted from increases of $25.7 million, or 16.4%, in commercial real estate loans and $12.8 million, or 65.1%, in other loans (primarily commercial and industrial loans). These increases were offset in part by decreases of $2.6 million, or 6.1%, in home equity lines of credit. This increase was the result of our increased marketing efforts, as well as a strong local economy, which drove increased demand for rental units. Due to the extended sales cycle for this type of lending as well as larger loan amounts, loan growth increased from 2017. The majority of these loans were for existing, fully seasoned projects as opposed to new projects being developed.

Securities Available-for-Sale. Securities available-for-sale decreased $19.7 million, or 22.1%, to $69.3 million at June 30, 2018 from $89.0 million at December 31, 2017.

Deposits. Deposits increased $15.3 million, or 3.9%, to $404.6 million at June 30, 2018 from $389.3 million at December 31, 2017. Certificate of deposit accounts increased $12.5 million, or 6.7%, to $198.7 million as of June 30, 2018 compared to $186.2 million as of December 31, 2017. Money market accounts increased $9.7 million, or 17.5%, to $64.7 million at June 30, 2018 from $55.0 million at December 31, 2017. Non interest-bearing demand accounts decreased $6.0 million, or 9.5% to $56.9 million at June 30, 2018, compared to $62.8 million at December 31, 2017. Money market accounts increased significantly in 2018 due to the addition of two large accounts totaling $18.0 million sourced from the Treasury Management department. These accounts are of a short-term nature and are expected to liquidate by December 31, 2018. Our strategy for deposit generation is to use targeted, special duration certificates of deposit and money market accounts which do not have a negative impact on our normal pricing structure for existing accounts.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, totaled $27.7 million at June 30, 2018 compared to $34.7 million at December 31, 2017. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.48% at June 30, 2018, compared to PyraMax Bank, FSB’s cost of deposits of 0.83% at that date.

Other Liabilities. Other liabilities increased $7.3 million, or 144.8%, to $12.3 million at June 30, 2018 from $5.0 million at December 31, 2017.

Total Equity. Total equity decreased $1.3 million, or 3.3%, to $37.7 million at June 30, 2018 from $39.0 million at December 31, 2017. The decrease primarily resulted from other comprehensive loss, net of taxes, of $981,000, and a net loss of $323,000 for the six months ended June 30, 2018.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Total Assets. Total assets increased $18.2 million, or 4.0%, to $468.4 million at December 31, 2017 from $450.2 million at December 31, 2016. The increase resulted primarily from an increase in net loans of $18.7 million and an increase in cash and cash equivalents of $4.7 million, or 60.7%, to $12.5 million at December 31, 2017 from $7.8 million at December 31, 2016, offset in part by decreases of $7.5 million in securities available-for-sale and $1.3 million in premises and equipment, net.

Cash and Cash Equivalents. Cash and cash equivalents increased $4.7 million, or 60.7%, to $12.5 million at December 31, 2017 from $7.8 million at December 31, 2016. The increase resulted primarily from the proceeds of the sale of securities available-for-sale of $7.5 million.

Net Loans. Net loans increased $18.7 million, or 6.0%, to $331.2 million at December 31, 2017 from $312.5 million at December 31, 2016. The increase resulted from increases of $12.9 million, or 9.0%, in commercial real estate loans and $5.8 million, or 3.4%, in other loans (primarily commercial and industrial loans). The increases resulted from increased marketing and the addition of new leadership in the commercial lending department, as well as the addition of two commercial loan officers. This growth was also enhanced by a stronger economy in the Milwaukee metropolitan market and our addition of a new branch in Ozaukee County. These increases were offset in part by a decrease of $2.8 million, or 6.2%, in home equity lines of credit.

Securities Available-for-Sale. Securities available for sale decreased $7.5 million, or 7.8%, to $89.0 million at December 31, 2017 from $96.5 million at December 31, 2016.

Premises and equipment, net. Premises and equipment, net decreased $1.3 million, or 14.2%, to $7.7 million at December 31, 2017 from $8.9 million at December 31, 2016. The decrease resulted from the establishment of a $1.1 million impairment on a branch building.

Deposits. Deposits increased $30.4 million, or 8.5%, to $389.3 million at December 31, 2017 from $358.9 million at December 31, 2016. Certificate of deposit accounts increased $29.0 million, or 18.5%, to $186.2 million at December 31, 2017 from $157.2 million at December 31, 2016, and non-interest-bearing checking accounts increased $5.7 million, or 10.0%, to $62.8 million at December 31, 2017, from $57.1 million at December 31, 2016. We experienced deposit growth in 2018 due to our addition of a new branch in Ozaukee County, which led to additional certificates of deposit and demand and money market accounts, including commercial demand accounts. These increases were offset in part by a decrease of $2.6 million, or 4.5%, in money market accounts, to $55.0 million, at December 31, 2017 from $57.6 million at December 31, 2016.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, totaled $34.7 million at December 31, 2017 compared to $48.2 million at December 31, 2016. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.34% at December 31, 2017, compared to our cost of deposits of 0.74% at that date.

Other Liabilities. Other liabilities decreased $408,000, or 7.4%, to $5.0 million at December 31, 2017 from $5.5 million at December 31, 2016.

Total Equity. Total equity increased $1.7 million, or 4.4%, to $39.0 million at December 31, 2017 from $37.3 million at December 31, 2016. The increase resulted from net income of $1.7 million during 2017.

Comparison of Operating Results for the Six Months Ended June 30, 2018 and 2017

General. We had a net loss of $323,000 for the six months ended June 30, 2018, compared to net income of $5.0 million for the six months ended June 30, 2017, a decrease of $5.3 million, or 106.4%. The decrease in net income was the net effect of an income tax benefit of $4.6 million during the six months ended June 30, 2017 compared to an income tax benefit of $194,000 during the six months ended June 30, 2018, due to the reversal of a deferred tax valuation allowance.

Interest and Dividend Income. Interest and dividend income increased $513,000, or 6.8%, to $8.0 million for the six months ended June 30, 2018 from $7.5 million for the six months ended June 30, 2017. The increase was primarily attributable to a $36.2 million increase in the average balance of loans outstanding.

Interest Expense. Interest expense increased $357,000, or 22.4%, to $1.9 million for the six months ended June 30, 2018, from $1.6 million for the six months ended June 30, 2017. Interest expense on deposits increased 332,000, or 24.8%, to $1.7 million during the six months ended June 30, 2018 from $1.3 million during the six months ended June 30, 2017, as the average balance of deposits increased $21.5 million to $332.5 million for the 2018 period from $311.0 million for the 2017 period and rates on deposits increased 15 basis points.

Net Interest Income. Net interest income increased $156,000, or 2.6%, to $6.1 million for the six months ended June 30, 2018 from $5.9 million for the six months ended June 30, 2017. Average interest-earning assets increased $17.4 million, or 4.2%, to $435.0 million for the 2018 quarter from $417.6 million for the 2017 quarter. The increase was due primarily to an increase in loans. Our net interest rate spread decreased to 2.65% for the six months ended June 30, 2018 from 2.71% for the six months ended June 30, 2017, and our net interest margin decreased to 2.82% for the 2018 quarter from 2.85% for the 2017 quarter. The decrease in net interest rate spread was primarily a result of growth in certificates of deposit balances in a rising rate environment.

Provision for Loan Losses. We recorded no provision for loan losses for the six months ended June 30, 2018 and for the six months ended June 30, 2017, respectively. The allowance for loan losses was $3.1 million, or 0.83% of total loans, at June 30, 2018, compared to $3.1 million, or 0.95% of total loans, at June 30, 2017. Classified (special mention, substandard, doubtful and loss) and watch loans decreased to $16.6 million at June 30, 2018 from $22.8 million at June 30, 2017. Total nonperforming loans decreased to $1.8 million at June 30, 2018 from $2.1 million at June 30, 2017. Net charge-offs for the six months ended June 30, 2018 were $1,000 compared to net recoveries of $40,000 for the prior year period. At June 30, 2018, $763,000, or 41.3%, of the nonperforming loans were contractually current.

Non-interest Income. Non-interest income remained unchanged at $1.5 million for the six months ended June 30, 2018 and the six months ended June 30, 2017, respectively.

Non-interest Expense. Non-interest expense increased $1.1 million, or 16.3%, to $8.1 million for the six months ended June 30, 2018 from $6.9 million for the six months ended June 30, 2017. The increase was due primarily to an increase of $1.0 million, or 27.1%, in salary and benefit costs for the six months ended June 30, 2018 to $4.9 million compared to $3.9 million for the six months ended June 30, 2017. During the six months ended June 30, 2018, the increase in salary and benefit expenses of $1.1 million included salary increases of $228,000, due to new hires for the Treasury Management department and annual merit increases in salaries; a $315,000 accrual of incentive payments for the first six months of 2018, which accrual was made in full in the fourth quarter in previous years; and $483,000 in healthcare insurance costs. Given that we self-insure for health insurance, increases in healthcare coverage costs are recorded as non-interest expense when they become probable and reasonably estimable. We evaluate the cost of self-insurance versus traditional indemnity insurance annually. During the six months ended June 30, 2018, we also incurred $230,000 of expenses associated with the pending sale of one of our branch offices.

Upon consummation of the reorganization and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Benefit. We recorded an income tax benefit of $194,000 for the six months ended June 30, 2018 compared to an income tax benefit of $4.6 million for the six months ended June 30, 2017, a decrease of $4.4 million, or 96.0%, resulting from the reversal of our $4.8 million deferred tax valuation allowance during the six months ended June 30, 2017.

As a result of the severe economic downturn that began in 2007, the Bank generated pre-tax losses totaling approximately $14.9 million from 2009 through 2011. As of December 31, 2011, the Bank had a Federal tax loss carryforward of $6.4 million and State tax loss carryforwards of $16.7 million. The Federal loss carryforwards were set to expire beginning in 2030 and the State loss carryforwards were set to expire beginning in 2022.

Due to the significant amount of the loss carryforwards, management did not believe at that time that it was more likely than not that the net deferred tax assets would be fully recognized before they would expire, and therefore established a valuation allowance of approximately $3.7 million in 2011.

Management subsequently reviewed the valuation allowance on an annual basis to determine if it was still appropriate. In 2017, management determined that the valuation allowance was no longer needed and reversed the allowance. The determination to reverse the allowance was based upon the following considerations:

•

The losses generated from 2009 through 2011 were due primarily to the economic recession and the loan underwriting standards utilized at that time. By 2017, the national and regional economies had improved and stabilized, and management significantly strengthened its underwriting and credit administration processes to its satisfaction. Management believes that the provision for loan losses is adequate and does not anticipate adding to the provision in the short term. Therefore, the types of losses associated with the severe economic recession are not expected to reoccur.

•

During the period from 2012 through 2017, the Bank reported positive pre-tax earnings for all but 2 years. The pre-tax losses generated in 2014 and 2017 were caused by a number of non-recurring extraordinary events. For example, in 2014 the Bank incurred a $3.1 million pre-payment penalty when it pre-paid $25.0 million of long-term FHLB advances as part of a planned balance sheet repositioning strategy. Funds used to prepay the advance were generated from the sale of available-for-sale securities which were sold at a $544,000 loss. In addition, during the same year the Bank sold one of its facilities at a $349,000 loss. The pre-tax loss reported in 2017 was due to the establishment of a $1.1 million valuation allowance associated with the anticipated sale of a branch office (which has subsequently been announced) and $880,000 of costs incurred as part of a core data processing conversion. All of the aforementioned events are not expected to reoccur.

•	At the time the valuation allowance was reversed, management projected pre-tax taxable income for the years ending 2018, 2019, 2020 and 2021.

As a result of the above analysis, management felt that releasing the remaining valuation allowance was reasonable and appropriate.

Comparison of Operating Results for the Years Ended December 31, 2017 and December 31, 2016

General. We had net income of $1.7 million for the year ended December 31, 2017, compared to net income of $1.3 million for the year ended December 31, 2016, an increase of $405,000, or 32.3%. The increase in net income was the net effect of an increase in net interest income of $783,000, or 7.0%, a decrease of $1.3 million, or 30.4%, in non-interest income, an increase of $2.6 million, or 18.4%, in non-interest expense and an increase of $3.5 million in income tax benefits.

Interest and Dividend Income. Interest and dividend income increased $1.5 million, or 10.6%, to $15.3 million for the year ended December 31, 2017 from $13.8 million for the year ended December 31, 2016. The increase was primarily attributable to a $1.1 million increase in interest on loans, and a $346,000 increase in interest on available-for sale securities, due to an increase in the average balance of available-for-sale securities year to year. The average balance of loans increased by $19.6 million to $324.5 million for 2017 from $304.9 million for 2016, while the average yield on loans increased 9 basis points to 4.03% during 2017 from 3.94% during 2016. The average balance of available-for-sale securities increased $12.6 million, or 15.8%, to $92.5 million for 2017 from $79.9 million for 2016 and the average yield on available-for-sale securities increased 7 basis points to 2.27% for 2017 from 2.20% for 2016.

Interest Expense. Interest expense increased $676,000, or 25.0%, to $3.4 million for the year ended December 31, 2017 from $2.7 million for the year ended December 31, 2016. The increase was primarily due to an increase of $476,000, or 22.2%, in interest expense on certificates of deposit between 2017 and 2016. The average balance of certificates of deposit increased $12.1 million to $173.6 million for 2017 from $161.5 million for 2016, while the average cost of these deposits increased 18 basis points to 1.51% for 2017 from 1.33% for 2016. Additionally, interest expense on borrowings, consisting entirely of FHLB advances, increased $193,000 or 70%, to $468,000 during 2017 from $275,000 during 2016 as the average balance of borrowings increased to $38.6 million during 2017 from $24.7 million during 2016, and the cost of borrowings increased 10 basis points to 1.21% in 2017 from 1.11% in 2016.

Net Interest Income. Net interest income increased $783,000, or 7.0%, to $11.9 million for the year ended December 31, 2017 from $11.1 million for the year ended December 31, 2016. Average net interest-earning assets increased $2.7 million year to year. Our net interest rate spread decreased to 2.67% for the year ended December 31, 2017 from 2.70% for the year ended December 31, 2016, and our net interest margin remained relatively unchanged at 2.80% for the year ended December 31, 2017 compared to 2.81% for the year ended December 31, 2016. The decrease in net interest rate spread was primarily a result of the yield on certificates of deposit increasing 18 basis points to 1.51% for 2017 from 1.33% for 2016, reflecting the change in market interest rates over this period.

Provision for Loan Losses. We recorded no provision for loan losses for the year ended December 31, 2017 and for the year ended December 31, 2016, respectively. The allowance for loan losses was $3.1 million, or 0.93% of total loans, at December 31, 2017, compared to $3.0 million, or 0.95% of total loans, at December 31, 2016. Classified (special mention, substandard, doubtful and loss) and watch loans decreased to $18.5 million at December 31, 2017 from $24.9 million at December 31, 2016. Total nonperforming loans decreased to $1.9 million at December 31, 2017 from $3.0 million at December 31, 2016. Net recoveries for 2017 were $85,000, an increase of $164,000 over $79,000 of net charge-offs in 2016. At December 31, 2017, $1.0 million, or 24%, of the nonperforming loans were contractually current.

Non-interest Income. Non-interest income decreased $1.3 million, or 31.0%, to $2.9 million for the year ended December 31, 2017 from $4.2 million for the year ended December 31, 2016. The decrease was primarily due to a decrease in gain on sale and servicing of loans of $1.1 million and a decrease in gain on sale of securities of $159,000.

Non-interest Expense. Non-interest expense increased $2.6 million, or 18.4%, to $16.6 million for 2017 from $14.0 million for 2016. The increase was due primarily to a $1.1 million valuation allowance established as part of the anticipated sale of a branch office, a non-recurring $880,000 increase in other operating expense related to a data processing conversion, and an increase of $846,000, or 10.9%, in salaries and employee benefits, to $8.6 million in 2017 from $7.8 million in 2016. The increase in salary and employee benefits resulted from normal salary and incentives increases of $272,000 and $275,000, respectively, and an increase in the cost of benefits of $295,000, relating primarily to self-insured healthcare costs. These increases were offset in part by a decrease of $139,000, or 43.3%, in marketing expense, and $118,000 or 15.1% in professional fees included in other expenses.

Income Tax Expense (Benefit). We recorded an income tax benefit of $3.5 million for 2017 compared to no income tax benefit in 2016 due to the reversal of our deferred tax asset valuation in 2017. The decrease reflected a decrease of $4.8 million of deferred tax valuation allowance.

Average Balances and Yields. The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	At June 30, 2018	Six Months Ended June 30,
		2018			2017
	Average Yield/Cost Rate	Average Outstanding Balance	Interest and Dividends	Yield/Cost Rate	Average Outstanding Balance	Interest and Dividends	Yield/Cost Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	3.98%	$356,169	$7,087	3.98%	$319,935	$6,435	4.02%
Securities available-for-sale	2.37%	76,285	905	2.37%	94,998	1,057	2.23%
Other interest-earning assets	1.54%	2,571	21	1.63%	2,685	8	0.60%

Total interest-earning assets	3.72%	435,025	8,013	3.68%	417,618	7,500	3.59%
Non-interest-earning assets		36,081			34,657

Total assets		$471,106			$452,275

Interest-earning liabilities:
NOW accounts	0.17%	$28,075	$22	0.16%	$26,581	$16	0.12%
Money market accounts	0.66%	62,205	167	0.54%	59,462	83	0.28%
Savings accounts	0.13%	57,691	36	0.13%	59,052	30	0.10%
Certificates of deposit	1.67%	184,495	1,446	1.57%	165,885	1,210	1.46%

Total interest-bearing deposits	1.09%	332,466	1,671	1.01%	310,980	1,339	0.86%
Federal Home Loan Bank advances	1.46%	40,451	277	1.37%	44,298	252	1.14%
Other interest-bearing liabilities	—	5,018	—	—	4,492	—	—

Total interest-bearing liabilities	1.10%	377,935	1,948	1.03%	359,770	1,591	0.88%
Non-interest-bearing deposits		52,761			51,190
Other non-interest-bearing liabilities		2,001			1,758

Total liabilities		432,697			412,718
Total stockholders’ equity		38,409			39,557

Total liabilities and stockholders’ equity		$471,106			$452,275

Net interest income			$6,065			$5,909

Net interest-earning assets		$57,090			$57,848

Interest rate spread(1)	2.62%			2.65%			2.71%
Net interest margin(2)				2.79%			2.83%
Average interest-earning assets to average interest-bearing liabilities		115.11%			116.08%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended December 31,
	2017			2016			2015
	Outstanding Average Balance	Interest and Dividends	Average Yield/Cost	Outstanding Average Balance	Interest and Dividends	Average Yield/Cost	Outstanding Average Balance	Interest and Dividends	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$324,465	$13,076	4.03%	$304,853	$12,000	3.94%	$300,082	$12,160	4.05%
Securities available-for-sale	92,500	2,102	2.27%	79,889	1,756	2.20%	77,974	1,685	2.16%
Other interest-earning assets	7,849	78	0.99%	10,287	41	0.40%	6,600	11	0.16%

Total interest-earning assets	424,814	15,256	3.59%	395,029	13,797	3.49%	384,656	13,856	3.60%

Non-interest-earning assets	36,013			31,604			31,263

Total assets	$460,827			$426,633			$415,920

Interest-earning liabilities:
NOW accounts	$26,557	$31	0.12%	$27,539	$48	0.17%	$28,348	$50	0.18%
Money market accounts	59,266	179	0.30%	58,428	126	0.22%	62,401	117	0.19%
Savings accounts	60,052	61	0.10%	59,114	91	0.15%	53,900	88	0.16%
Certificates of deposit	173,587	2,622	1.51%	161,459	2,145	1.33%	162,586	1,810	1.11%

Total interest-bearing deposits	319,462	$2,893	0.91%	306,540	2,410	0.79%	307,235	2,065	0.67%
Federal Home Loan Bank advances	38,635	$468	1.21%	24,675	275	1.12%	18,116	490	2.71%
Other interest-bearing liabilities	7,137	—	—%	7,004	—	0.01%	6,872	1	0.01%

Total interest-bearing liabilities	365,234	3,361	0.92%	338,129	2,685	0.79%	332,223	2,556	0.77%

Non-interest-bearing deposits	52,576			48,014			44,400
Other non-interest-bearing liabilities	1,785			1,927			2,097

Total liabilities	419,598			388,160			378,720
Total stockholders’ equity	41,233			38,473			37,200

Total liabilities and stockholders’ equity	$460,831			$426,633			$415,920

Net interest income		$11,895			$11,112			$11,300

Net interest-earning assets	$59,580			$56,900			$52,433

Interest rate spread(1)			2.67%			2.70%			2.83%
Net interest margin(2)			2.80%			2.81%			2.94%
Average interest-earning assets to average interest-bearing liabilities	116.31%			116.83%			115.78%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in average rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior period average rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2018 vs. 2017			Year Ended December 31, 2017 vs. 2016
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$720	$(67)	$653	$785	$291	$1,076
Securities	(229)	76	(153)	285	61	346
Other(1)	—	13	13	(7)	44	37

Total interest-earning assets	$491	$22	$513	$1,063	$396	$1,459

Interest-bearing liabilities:
NOW	$1	$5	$6	$(2)	$(15)	$(17)
Money Market deposits	4	81	85	2	51	53
Savings	(1)	6	5	2	(31)	(29)
Certificates of deposit	142	94	236	169	307	476

Total interest-bearing deposits	146	186	332	171	312	483
Borrowings	(19)	44	25	167	26	193
Other	—	—	—	—	—	—

Total interest-bearing liabilities	$127	$230	$357	$338	$338	$676

Change in net interest income	$364	$(208)	$156	$725	$58	$783

(1)	Consists of Federal funds sold.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•

originating commercial real estate and commercial loans, which tend to have shorter terms and higher interest rates than owner occupied one- to four-family residential real estate loans, and which generate customer relationships that can result in larger non-interest-bearing checking accounts;

•

selling substantially all of our conforming and eligible jumbo, longer-term, fixed-rate one- to four-family residential real estate loans and retaining the non-conforming and shorter-term, fixed-rate and adjustable-rate one- to four-family residential real estate loans that we originate, subject to market conditions and periodic review of our asset/liability management needs; and

•

reducing our dependence on jumbo and brokered certificates of deposit to support lending and investment activities and increasing our reliance on core deposits, including checking accounts and savings accounts, which are less interest rate sensitive than certificates of deposit.

Our board of directors is responsible for the review and oversight of our executive management team and other essential operational staff which are responsible for our asset/liability analysis. These officers act as an asset/liability committee and are charged with developing and implementing an asset/liability management plan, and they meet at least quarterly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

The table below sets forth, as of June 30, 2018, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$12,306	(4.7)%
+300	12,494	(3.3)%
+200	12,660	(2.0)%
+100	12,760	(1.2%)
Level	12,917	—
-100	12,727	(1.5)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Economic Value of Equity. We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. The quarterly reports developed in the simulation model assist us in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within our policy guidelines.

The table below sets forth, as of June 30, 2018, the estimated changes in our EVE that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in EVE
Basis Point (“bp”) Change in Interest Rates(1)	Estimated EVE(2)	Amount	Percent
		(Dollars in thousands)
400	$37,219	$(16,092)	(30.2)%
300	40,353	(12,958)	(24.3)%
200	44,426	(8,885)	(16.7)%
100	48,957	(4,354)	(8.2)%
—	53,311	—	—
(100)	55,829	2,518	(4.7)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at June 30, 2018, in the event of a 100 basis point decrease in interest rates, we would have experienced a 4.7% decrease in our EVE. In the event of a 200 basis point increase in interest rates at June 30, 2018, we would have experienced an 16.7% decrease in our EVE.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and will differ from actual results.

EVE calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Chicago. At June 30, 2018, we had $27.7 million outstanding in advances from the Federal Home Loan Bank of. At June 30, 2018, we had the ability to have $118.9 million additional Federal Home Loan Bank of Chicago advances. Additionally, at June 30, 2018, we had a $10.0 million federal funds line of credit with the BMO Harris Bank, none of which was drawn at June 30, 2018.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents and available-for-sale investment securities. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was ($831,000) and $327,000 for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of investment securities, offset by principal collections on loans, proceeds from the sale of loans and the sale of securities and proceeds from maturing securities and pay downs on securities, was $18.9 million for the six months ended June 30, 2018, primarily due to a net increase of loans of $36.8 million. Net cash used in investing activities was $11.6 million for the year ended December 31, 2017, primarily due to net increase in loans of $18.7 million. Net cash provided by financing activities, consisting of activity in deposit accounts and FHLB advances, was $15.2 million and $16.0 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our current strategy to increase core deposits and the continued use of Federal Home Loan Bank of Chicago advances as well as brokered certificates of deposit as needed, to fund loan growth.

At June 30, 2018, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $35.6 million, or 7.46% of adjusted total assets, which is above the well-capitalized required level of $23.8 million, or 5.00%; and total risk-based capital of $38.6 million, or 10.55% of risk-weighted assets, which is above the well-capitalized required level of $36.6 million, or 10.00%. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 10 of the notes to the financial statements beginning on page F-1 of this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowings and deposits, and agreements with respect to securities.

The following tables present contractual obligations at June 30, 2018 and December 31, 2017.

		Payments Due by Period
Contractual Obligations	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(Dollars in thousands)
At June 30, 2018:
Long-term debt obligations	$27,677	$3,017	$17,075	$7,088	$497
Operating lease obligations	427	107	320	—	—

Total	$28,104	$3,124	$17,395	$7,088	$497

At December 31, 2017:
Long-term debt obligations	$34,693	$10,034	$17,075	$7,088	$496
Operating lease obligations	534	214	300	20	—

Total	$35,227	$10,248	$17,375	$7,108	$496

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF 1895 BANCORP OF WISCONSIN, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of PyraMax Bank, FSB. We intend to retain up to 50% of the net proceeds from the offering. $100,000 will be contributed 1895 Bancorp of Wisconsin, MHC. A portion of the net proceeds we retain will be used to make a loan to the PyraMax Bank, FSB employee stock ownership plan to fund the purchase of shares of our common stock by the employee stock ownership plan. Additionally, we intend to contribute $100,000 in cash to 1895 Bancorp of Wisconsin Community Foundation, the charitable foundation that we are creating and funding in connection with the reorganization and offering. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, 1895 Bancorp of Wisconsin, Inc., as the holding company of PyraMax Bank, FSB, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of 1895 Bancorp of Wisconsin, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds received in the offering that we retain, and any dividends received from PyraMax Bank, FSB. Initially, 1895 Bancorp of Wisconsin, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of PyraMax Bank, FSB. At the present time, we intend to employ only persons who are officers of PyraMax Bank, FSB to serve as officers of 1895 Bancorp of Wisconsin, Inc. We will also use the support staff of PyraMax Bank, FSB from time to time. These persons will not be separately compensated by 1895 Bancorp of Wisconsin, Inc. 1895 Bancorp of Wisconsin, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future. The initial directors of 1895 Bancorp of Wisconsin, Inc. will consist of the current directors of PyraMax Bank, FSB. See “Management.”

BUSINESS OF 1895 BANCORP OF WISCONSIN, MHC

1895 Bancorp of Wisconsin, MHC will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of 1895 Bancorp of Wisconsin, Inc.’s common stock. Persons who had membership rights in PyraMax Bank, FSB as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in 1895 Bancorp of Wisconsin, MHC.

1895 Bancorp of Wisconsin, MHC’s principal assets will be the common stock of 1895 Bancorp of Wisconsin, Inc. it receives in the reorganization and offering and $100,000 cash in initial capitalization, which will be contributed by 1895 Bancorp of Wisconsin, Inc. from the net proceeds of the offering. Presently, it is expected that the only business activity of 1895 Bancorp of Wisconsin, MHC will be to own a majority of 1895 Bancorp of Wisconsin, Inc.’s common stock. 1895 Bancorp of Wisconsin, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

1895 Bancorp of Wisconsin, MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of PyraMax Bank, FSB. It is anticipated that 1895 Bancorp of Wisconsin, MHC will employ only persons who are officers of PyraMax Bank, FSB to serve as officers of 1895 Bancorp of Wisconsin, MHC. Those persons will not be separately compensated by 1895 Bancorp of Wisconsin, MHC. The initial directors of 1895 Bancorp of Wisconsin, MHC will consist of the current directors of PyraMax Bank, FSB.

BUSINESS OF PYRAMAX BANK, FSB

General

PyraMax Bank, FSB is a federally chartered mutual savings bank headquartered in Greenfield, Wisconsin. PyraMax Bank, FSB was established in 1895 as South Milwaukee Savings and Loan Association and has operated continuously in the Milwaukee metropolitan area since that time. In 1993, the bank changed its name to South Milwaukee Savings Bank, S.A. In May 2000, a merger between South Milwaukee Savings Bank and Mitchell Savings Bank officially formed PyraMax Bank, SSB. The bank changed to a federal savings bank charter in 2003, changing its name to PyraMax Bank, FSB.

From our founding in 1895, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts, supplemented with multi-family and commercial real estate loans. In 2007, Richard Hurd was promoted to President and Chief Executive Officer of PyraMax Bank, FSB. Mr. Hurd began shifting PyraMax Bank, FSB’s focus to include more business-oriented products and services. In 2010, PyraMax Bank, FSB hired Charles Mauer as its Chief Credit Officer, continuing our increased focus on business-oriented lending.

Commercial real estate growth has been the primary source of recent loan growth, and commercial business loan originations have also been emphasized.

We conduct our operations from our six full-service banking offices in Milwaukee County, our two full-service banking offices in Waukesha County and our full-service banking office in Ozaukee County Wisconsin. We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval. We consider our primary lending market area to be Milwaukee, Waukesha and Ozaukee Counties, however, we occasionally make loans secured by properties located outside of our primary lending market, usually to borrowers with whom we have an existing relationship and who have a presence within our primary market.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans (which includes non-owner occupied commercial real estate, multi-family, owner occupied commercial real estate and one- to four-family non-owner occupied loans), commercial loans (which includes commercial and industrial loans) and consumer loans.

Subject to market conditions, we expect to increase our focus on originating commercial real estate and commercial business loans in an effort to continue to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, state and municipal securities, asset-backed securities and corporate collateralized mortgage-backed securities. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. Additionally, we have used borrowings, primarily advances from the Federal Home Loan Bank of Chicago, to fund our operations.

Reflecting our focus on our community, in connection with the offering, we intend to establish a charitable foundation called 1895 Bancorp of Wisconsin Community Foundation and fund it with $100,000 in cash and 1.0% of our outstanding shares of common stock (or 55,000 shares based on the midpoint of the offering range, for an aggregate contribution of $650,000 based on the $10.00 per share offering price) of our common stock. The purpose of this foundation will be to make contributions to support various charitable organizations operating in our community now and in the future.

Our website address is www.pyramaxbank.com. Information on this website should not be considered a part of this prospectus.

Market Area

We conduct our operations from our six full-service banking offices in Milwaukee County, our two full-service banking offices in Waukesha County and our full service banking office in Ozaukee County, Wisconsin. We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval. We consider our primary lending market area to be southeastern Wisconsin, however, we occasionally make loans secured by properties located outside of our primary lending market, usually to borrowers with whom we have an existing relationship and who have a presence within our primary market.

Milwaukee County contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance-related employment. Milwaukee County had an estimated population of 952,085 in 2017.

Milwaukee County is primarily an urban community and is the fortieth wealthiest county in Wisconsin. Our banking office in downtown Milwaukee is located in the historic Third Ward district, a mixed-use neighborhood that includes over 450 businesses. Our other Milwaukee County banking offices are located in more suburban areas, but are still in proximity to downtown Milwaukee. PyraMax Bank, FSB works with the City of Milwaukee and neighborhood housing agencies to support home ownership in all markets in which we operate.

According to the United States Census from 2011 through 2017:

•	The median household income in Milwaukee County was $45,263 compared to a median household income for Wisconsin of $54,610;

•	The median home value was $150,000, compared to $167,000 in Wisconsin;

•	Approximately 29.7% of the population of Milwaukee County held a bachelor’s degree or higher, compared to 28.4% of Wisconsin; and

•	Approximately19.8% of the population of Milwaukee County had incomes below the poverty level, compared to 11.8% of Wisconsin.

Waukesha County is primarily a suburban community and is the second wealthiest county in Wisconsin, with a median household income of $78,268 from 2011 to 2017. Waukesha County had an estimated population of 400,621 in 2017. Waukesha County has a diversified economy, including numerous educational institutions and a wide-ranging hospitality industry.

According to the United States Census from 2011 through 2017:

•	The median household income in Waukesha County was $78,268 compared to a median household income for Wisconsin of $54,610;

•	The median home value was $254,700, compared to $167,000 in Wisconsin;

•	Approximately 41.6% of the population of Waukesha County held a bachelor’s degree or higher, compared to 28.4% of Wisconsin; and

•	Approximately 5.2% of the population of Waukesha County had incomes below the poverty level, compared to 11.8% of Wisconsin.

Ozaukee County is the wealthiest county in Wisconsin, with a median household income of $78,415 from 2011 to 2017. Ozaukee County had an estimated population of 88,429 in 2017. Ozaukee County’s economy includes manufacturing, agricultural, healthcare, governmental and trade sectors.

According to the United States Census from 2011 through 2017:

•	The median household income in Ozaukee County was $78,415 compared to a median household income for Wisconsin of $54,610;

•	The median home value was $248,800, compared to $167,000 in Wisconsin;

•	Approximately 46.7% of the population of Ozaukee County held a bachelor’s degree or higher, compared to 28.4% of Wisconsin; and

•	Approximately 5.4% of the population of Ozaukee County had incomes below the poverty level, compared to 11.8% of Wisconsin.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2017 (the latest date for which information is available), our market share was 0.54% of total deposits in Milwaukee County, Wisconsin, making us the 23rd largest out of 47 banks in Milwaukee County.

Lending Activities

Our principal lending activity is in one- to four-family residential real estate loans, commercial real estate loans, commercial loans and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to continue to increase our focus on commercial and commercial real estate loans, in an effort to diversify our overall loan portfolio and increase the overall yield earned on our loans. We compete by focusing on personalized service for consumers as well as businesses. Due to our structure, we are able to move quickly on client requests and are able to price competitively compared to our competitors. Our responsiveness has enabled us to grow and retain our customer base. Additionally, the Milwaukee market has demonstrated strong growth and diversity in the commercial segment. Our focus on Milwaukee, Waukesha and Ozaukee counties enables us to utilize a limited sales force for maximum results. Our reputation for strong credit underwriting has also allowed us to build a network of smaller banks that purchase participations of loans which exceed our legal lending limit.

Loan Portfolio Composition. The following table sets forth the composition of the loan portfolio at the dates indicated.

	At June 30, 2018		At December 31,
			2017		2016		2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential Real Estate Loans:
First mortgages	$105,831	28.6%	$106,120	31.8%	$103,900	33.0%	$114,077	36.0%	$90,325	30.9%	$99,883	36.0%
Construction	4,959	1.3%	3,358	1.0%	4,619	1.5%	3,276	1.0%	3,508	1.2%	919	0.3%
Commercial Loans:
Real estate	182,695	49.3%	156,991	47.1%	144,093	45.7%	137,292	43.4%	130,928	44.8%	101,524	36.6%
Land development	2,638	0.7%	2,687	0.8%	1,508	0.5%	2,340	0.8%	5,544	1.9%	9,925	3.6%
Other	32,540	8.8%	19,715	5.9%	14,505	4.6%	11,397	3.6%	10,997	3.8%	15,614	5.7%
Consumer Loans:
Home equity lines of credit	39,770	10.7%	42,344	12.7%	45,162	14.3%	46,928	14.8%	49,455	16.9%	47,423	17.1%
Other consumer	2,140	0.6%	2,495	0.7%	1,225	0.4%	1,301	0.4%	1,361	0.5%	2,047	0.7%

Total loans receivable	$370,573	100.0%	$333,710	100.0%	$315,012	100.0%	$316,611	100.0%	$292,118	100.0%	$277,335	100.0%

Less: net deferred loan origination fees	$540		$589		$519		$476		$418		$517
Less: allowance for loan losses	(3,092)		(3,093)		(3,008)		(3,087)		(3,741)		(3,834)

Loans receivable, net	$368,021		$331,206		$312,523		$314,000		$288,795		$274,018

Loan Portfolio Maturities. The following tables set forth certain information at June 30, 2018 and December 31, 2017 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments that significantly shorten the average loan life and may cause actual repayment experience to differ from that shown below. Demand loans, which are loans having no stated repayment schedule or no stated maturity, are reported as due in one year or less.

	At June 30, 2018
	Residential Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
	(Dollars in thousands)
Amounts due in:
One year or less	$5,115	$32,022	$8,511	$45,648
More than one year through five years	17,075	110,976	28,910	156,961
More than five years	88,600	74,875	4,489	167,964

Total	$110,790	$217,873	$41,910	$370,573

	At December 31, 2017
	Residential Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
	(Dollars in thousands)
Amounts due in:
One year or less	$14,157	$48,281	$8,726	$71,164
More than one year through five years	19,908	92,278	16,596	128,782
More than five years	75,413	38,834	19,517	133,764

Total	$109,478	$179,393	$44,839	$333,710

Fixed vs. Adjustable Rate Loans

The following table sets forth the dollar amount of all loans at June 30, 2018 that are due after June 30, 2019 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(Dollars in thousands)
Residential real estate loans	$76,930	$28,745	$105,675
Commercial loans	135,377	50,474	185,851
Consumer loans	16,082	17,317	33,399

Total	$228,389	$96,536	$324,925

The following table sets forth the dollar amount of all loans at December 31, 2017 that are due after December 31, 2018 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(Dollars in thousands)
Residential real estate loans	$75,981	$19,340	$95,321
Commercial loans	101,763	29,349	131,112
Consumer loans	33,451	2,662	36,113

Total	$211,195	$51,351	$262,546

One- to four-family Residential Real Estate Lending. At June 30, 2018, we had $105.8 million of loans secured by one- to four-family residential real estate, representing 28.6% of our total loan portfolio. We originate both fixed-rate and adjustable-rate one-

to four-family residential real estate loans. At June 30, 2018, 73.0% of our one- to four-family residential real estate loans were fixed-rate loans, and 27.0% of such loans were adjustable-rate loans.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to Freddie Mac and Fannie Mae guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Fannie Mae, which as of June 30, 2018 was generally $453,100 for single-family homes in our market area. We sell, on both a servicing-released and servicing-retained basis, our conforming and eligible jumbo fixed-rate one- to four-family residential real estate loans. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans” that we may retain in our portfolio. Jumbo loans that we originate typically have 15 to 30 year terms and maximum loan-to-value ratios of 80%. At June 30, 2018, we had $4.9 million in jumbo loans, which represented 4.4% of our one- to four-family residential real estate loans. Our average loan size for jumbo loans was $544,000 at June 30, 2018. Generally all of our one- to four-family residential real estate loans are secured by properties located in southeastern Wisconsin.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made in excess of this limit.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of five years, although we also offer initial terms of three or seven years, and adjust annually thereafter at a margin, which in recent years has been tied to a margin above the applicable treasury rate. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period, with a lifetime interest rate cap of generally 6% over the initial interest rate of the loan and a rate floor. We typically hold in our loan portfolio our adjustable-rate one- to four-family residential real estate loans.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments.

Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not have a “subprime lending” program for one- to four-family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories).

Generally, residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of PyraMax Bank, FSB. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Residential Real Estate Construction Lending. We originate loans to finance the construction of owner occupied one- to four-family residential properties to the prospective homeowners. At June 30, 2018, residential construction loan balances were $5.0 million, or 1.3% of our total loan portfolio, with an additional $3.0 million available to borrowers. The majority of these loans are secured by properties located in our primary market area.

Our owner occupied one- to four-family residential construction loans are generally structured as interest-only for 12 months. Construction loan values for one-to four-family residential properties generally will not exceed 80% during the construction phase of the mortgage, however, if private mortgage insurance is obtained we will consider loan-to-value limits up to 95%.

Once the construction project is satisfactorily completed, generally within 12 months, the loan will convert to an amortizing loan for the remaining term of the loan. Upon completion the loan will be evaluated for sale on the secondary market. The interest rate is generally a fixed rate for up to 30 years, or a five- to seven-year adjustable rate mortgage.

Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. The construction phase is carefully monitored to minimize our risk. All construction projects must be completed in accordance with approved plans and approved by the municipality in which they are located. Loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our approved inspectors warrant.

Commercial Real Estate Lending. Consistent with our strategy to diversify our loan portfolio and increase our yield, we are focused on increasing our origination of commercial real estate loans. At June 30, 2018, we had $182.7 million in commercial real estate loans, representing 49.3% of our total loan portfolio. Of this aggregate amount, we had $70.4 million in non-owner occupied non-residential real estate, $57.9 million in multi-family residential real estate, $36.1 million in owner occupied non-residential real estate, $11.6 million in non-owner occupied residential real estate loans and $6.7 million in commercial real estate construction loans.

Our commercial real estate loans are generally secured by office and industrial buildings, warehouses, small retail facilities and restaurants and other special purpose commercial properties, primarily in Milwaukee, Waukesha and Ozaukee Counties, Wisconsin. Our multi-family loans, which are classified as commercial real estate loans in the tabular presentation, are generally secured by properties consisting of five or more rental units in our market area. We also purchase and participate in commercial real estate loans from other financial institutions. Such loans are independently underwritten according to our policies.

Our commercial real estate loans generally have initial terms of five to ten years and amortization terms of 15 to 30 years, with a balloon payment at the end of the initial term, and may be fixed-rate or adjustable-rate loans. Our adjustable-rate commercial real estate loans are generally tied to a margin above the prime rate or the applicable treasury rate. The maximum loan-to-value ratio of our commercial real estate loans is generally 80% of the lower of cost or appraised value of the property securing the loan.

We originate a variety of adjustable-rate multi-family residential real estate loans with terms and amortization periods generally up to 30 years, which may include balloon loans. Interest rates and payments on our adjustable-rate loans adjust every five, seven or ten years and generally are indexed to the prime rate or the corresponding Treasury rate, plus a margin. We generally include pre-payment penalties on multi-family residential real estate loans we originate.

At June 30, 2018, the average loan size of our outstanding commercial real estate loans was $562,000, and the largest of such loans was a $6.1 million loan consisting of an outstanding balance of $3.6 million, with an additional $2.5 million available, for a commercial construction project secured by a first mortgage on an industrial property. This loan was performing in accordance with its repayment terms at June 30, 2018.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.20x. All commercial real estate loans, with the exception of owner occupied real estate, of $500,000 or more are appraised by outside independent appraisers. Personal guarantees are generally obtained from the principals of commercial real estate loans. We require property and casualty insurance and flood insurance if the property is determined to be in a flood zone area.

In underwriting multi-family and non-owner occupied one- to four-family residential real estate loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum debt service coverage ratio of 1.20x), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multi-family residential real estate loans are generally originated in amounts up to 80% of the appraised value or the purchase price of the property securing the loan, whichever is lower. When circumstances warrant, guarantees are obtained from multi-family and one-to four-family residential real estate customers. In addition, the borrower’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties. If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

We also originate loans to finance the construction of commercial properties, multi-family residential projects (including non-owner occupied one- to four-family residences) and professional complexes. At June 30, 2018, commercial construction loan balances were $6.7 million, or 1.8% of our total loan portfolio. Under these loans, an additional $11.8 million remains available to borrowers. The majority of these loans are secured by properties located in our primary market area.

Our commercial real estate construction loans are generally structured as interest-only payments during the anticipated construction time. The interest rate is generally fixed for five years at the five-year Treasury rate plus a margin of 1.9% to 2.4%. We generally offer commercial construction loans with a value up to 80% of the appraised value on a completed basis or the cost of completion, whichever is less.

Construction loans generally involve greater credit risk than long-term financing on improved, owner occupied real estate. In the event a loan is made on property that is not yet approved for the planned development or improvements, there is a risk that necessary approvals will not be granted or will be delayed. Risk of loss on a construction loan also depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also carry the risk that construction will not be completed on time in accordance with specifications and projected costs. In addition, repayment of these loans can be dependent on the sale or rental of the property to third parties, and the ultimate sale or rental of the property may not occur as anticipated.

Before making a commitment to fund a construction loan, we generally require an appraisal of the property by an independent licensed appraiser. The construction phase is carefully monitored to minimize our risk. All construction projects must be completed in accordance with approved plans and approved by the municipality in which they are located. Loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our approved inspectors warrant.

At June 30, 2018, our largest construction and land development loan had an outstanding balance of $3.6 million, with an additional $2.5 million available to the borrower to complete construction, and was secured by a first mortgage on an industrial building. At June 30, 2018, this loan was performing according to its original terms.

Land Development Loans. We originate loans to finance the development of land for agricultural purposes and for the development of commercial and residential properties. Land development loans are generally secured by vacant land and/or property that is in the process of improvement. At June 30, 2018, land loans were $2.6 million, or 0.7% of our total loan portfolio, with no additional funds available to borrowers. The majority of these loans are secured by properties located in our primary market area.

Our land development loans may be structured as interest-only loans or amortizing. The interest rate generally floats, at the prime rate or prime rate plus 1%. We offer financing to purchase or refinance land for agricultural purposes or development with a maximum loan to value ratio of 65%. However, if we are providing financing to improve the land, the maximum loan to value ratio will generally be 80% of the appraised value on a completed basis or the cost of completion, whichever is less.

Land development loans generally involve greater credit risk than long-term financing on improved, owner occupied real estate. In the event a loan is made on property that is not yet approved for the planned development, there is a risk that necessary approvals will not be granted or will be delayed. Risk of loss on a land development loan also depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of development costs is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Land development loans also carry the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, repayment of these loans can be dependent on the sale of the property to third parties, and the ultimate sale or rental of the property may not occur as anticipated.

Before making a commitment to fund a land loan, we generally require an appraisal of the property by an independent licensed appraiser. We will monitor the land loan in a similar fashion to any other commercial real estate loan.

At June 30, 2018, our largest land loan had an outstanding balance of $1.7 million and was secured by agricultural land. At June 30, 2018, this loan was performing according to its original terms.

Commercial Lending. At June 30, 2018, we had $32.5 million of commercial loans, representing 8.8% of our total loan portfolio. We originate commercial loans and lines of credit secured by non-real estate business assets. These loans are made based primarily on historical and projected cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted, and collateral securing loans may fluctuate in value because of economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flow sufficiency to service debt and is periodically updated during the life of the loan. These loans are generally originated to small businesses in our primary market area. Our commercial loans are generally used by the borrowers for working capital purposes or for acquiring equipment, inventory or furniture, and are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. Our commercial loans are generally term loans with terms of three to seven years and lines of credit with terms of one to two years, with a target loan size of $250,000 to $5.0 million. Our commercial and industrial lines of credit are generally priced on an adjustable-rate basis tied to the prime rate. Term loans are generally priced at a spread over the applicable treasury rate. We generally obtain personal guarantees with commercial loans.

At June 30, 2018, the average loan size of our outstanding commercial loans was $103,000, and our largest outstanding commercial and industrial loan commitment was a $5.8 million loan to a financial/leasing company, which provides equipment financing, through leases and loans, to their customers in the technology, office, medical, manufacturing, construction and communication industries, among others. When the financial/leasing company enters into a loan or lease with their customer, they obtain the necessary funding from the Bank to fulfill their lease or loan commitment to their customer. The term of our advances are generally the same as the term the financial/leasing company provider to their customer. The Bank’s funding is secured by an assignment of the relevant lease or loan documents between the financial/leasing company and its customer. This commitment was performing in accordance with its repayment terms at June 30, 2018.

We typically originate commercial loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and their underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial loans that we originate have greater credit risk than one- to four-family residential real estate loans. In addition, commercial loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

Consumer Lending. We offer a variety of consumer loans to individuals who reside or work in our market area, including home equity lines of credit, new and used automobile loans, boat loans, recreational vehicle loans and loans secured by certificates of deposit. At June 30, 2018, our consumer loan portfolio totaled $41.9 million, or 11.3% of our total loan portfolio. At June 30, 2018, $31.5 million of that amount, or 8.4% of our total loan portfolio, consisted of outstanding balances on home equity lines of credit, which lines of credit had $34.3 million available to draw. At June 30, 2018, we had $43,500 of unsecured consumer loans.

Generally, our home equity lines of credit are underwritten with a maximum loan to value of 85%, a minimum credit score of 640 and a maximum debt to income ratio of 43%.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Originations, Sales and Purchases of Loans

Our loan originations are generated by our loan personnel operating at our banking office locations. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such residential loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. We sell the majority of the fixed-rate conforming and eligible jumbo one- to four-family residential real estate loans that we originate, on both a servicing-released and servicing-retained basis, with limited or no recourse, while retaining some non-eligible fixed-rate and adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. For the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016, we sold $30.6 million, $63.0 million and $124.3 million of one- to four-family residential real estate loans.

The loans that we originate to sell are closed in our name, and are subsequently sold to our investors who provide Fannie Mae and Freddie Mac conventional products as well as FHA and VA government loans. We recognize, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

From time to time, we may purchase commercial real estate and commercial loan participations secured by properties within and outside of our primary lending market area in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At June 30, 2018, we had seven loans totaling $7.9 million in which we were not the lead lender, all of which were performing in accordance with their original repayment terms. We also have participated out portions of a loan that exceeded our loans-to-one borrower legal lending limit and for risk diversification. Historically, we have not purchased whole loans, however, pursuant to our growth strategy, we may purchase whole loans in the future.

Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that PyraMax Bank, FSB is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of PyraMax Bank, FSB’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At June 30, 2018, based on the 15% limitation, PyraMax Bank, FSB’s loans-to-one-borrower limit was approximately $5.8 million. On the same date, PyraMax Bank, FSB had two borrowers with outstanding balances in excess of this amount. At the time the loans were originated the borrowers were within PyraMax Bank, FSB’s legal lending limit, and only exceeded this limit based on a subsequent decrease in PyraMax Bank, FSB’s capital levels. At June 30, 2018, our largest loan relationship with one borrower was for $6.1 million, consisting of an outstanding balance of $3.6 million, with an additional $2.5 million available, for a commercial construction project which was secured by a first mortgage on an industrial property, and the loans were performing in accordance with their repayment terms on that date. Our loan-to-one borrower limitation will increase following the completion of the offering due to the additional capital PyraMax Bank, FSB will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed information submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan information is primarily designed to determine the borrower’s ability to repay the requested loan, and the more significant items are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Our President and Chief Executive Officer has individual authorization to approve loans up to $2.0 million. Our Chief Credit Officer has individual authorization to approve loans up to $1.0 million. Our Vice President-Credit Administration has individual authorization to approve loans up to $250,000. Our Officers Loan Committee, which consists of our President, Chief Brand Officer, Chief Credit Officer, Chief Financial Officer, Chief Lending Officer, Vice President-Credit Administration and all commercial lenders, can approve loans up to $2.0 million in the aggregate. Loans in excess of $2.0 million require the approval of our Board of Directors, or, if exigent circumstances exist, the President and Chief Credit Officer may approve such loans if the Board of Directors is unavailable and such approval is based on a recommendation of the Chief Credit Officer and is subsequently approved by the Board of Directors.

In addition, the following individuals have retail consumer loan authority: our Chief Brand Officer can approve loans up to $200,000; our Vice President-Retail Operations and Senior Underwriters can approve loans up to $150,000; our Junior Underwriters can approve loans up to $100,000; our Vice President-Retail Banking, Sales Manager can approve loans up to $100,000; and one Branch Executive Officer can approve loans up to $75,000 while all other Branch Executive Officers can approve loans up to $1,000.

Our Chief Brand Officer, Vice President-Retail Loan Operations, and Senior Underwriters and Underwriters have authority to approve conforming mortgage loans up to the secondary market limit.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

From time to time, a loan applicant may not meet one or more of the loan policy or loan program requirements, resulting in a denial of the loan application. The loan officer may seek an exception, by providing detailed information to explain the policy/program exception along with other pertinent information. The following individuals have the authority to approve these requests with the indicated loan limits for commercial mortgage loans and consumer loans: the Board of Directors may approve loans with exceptions up to the legal lending limit of PyraMax Bank, FSB; the Officers Loan Committee and our President and Chief Executive Officers may approve loans with exceptions up to $2.0 million; and our Chief Credit Officer may approve loans with exceptions up to $1.0 million. Our Chief Brand Officer has the authority to approve exceptions on conforming mortgage loans up to the secondary market limits, however, the loan would still need to qualify for sale in the secondary market after granting the exception. Our Chief Brand Officer and Resolution Officer have exception authority for consumer loans with limits of $200,000 and $100,000, respectively.

Delinquencies and Non-Performing Assets

Delinquency Procedures for Owner Occupied One- to Four-Family Residential and Consumer Loans. When an owner-occupied residential real estate or consumer loan payment becomes 16 days past due, we contact the customer by mailing a late notice, and loan officers and/or members of our loan collection department may contact the customer. If a loan payment becomes 30 days past due, we mail an additional late notice, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90-120 days past due, at which point we would generally refer the loan for foreclosure proceedings unless management determines that it is in the best interest of PyraMax Bank, FSB to work further with the borrower to arrange a workout plan. The foreclosure process generally would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

Delinquency Procedures for Commercial and Commercial Real Estate Loans. When a commercial loan or commercial real estate loan becomes 10 days past due, we contact the customer by mailing a late notice. The loan officer assigned to the account may also contact the borrower. If the loan continues to run past due, the loan officer will continue to contact the borrower to determine the cause of the past due payment(s) and arrange for payments. This information will be discussed with the Chief Credit Officer to determine the nature of the past due payment and, if necessary, to develop a plan to bring the past due payment(s) current and determine if the likelihood of repayment is in question. The loan will also be evaluated for a change to the risk rating. Depending on the circumstances, the lender and Chief Credit Officer may develop a plan to protect PyraMax Bank, FSB’s interest in the loan. If necessary, PyraMax Bank, FSB will engage an attorney to pursue further collection efforts.

Our High Risk Loan Committee, which consists of our President, Chief Credit Officer, Chief Financial Officer and Chief Lending Officer provides oversight of stressed commercial and retail loans to mitigate identified risks.

Loans Past Due and Nonperforming Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or nonperforming when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as foreclosed assets. Foreclosed assets are recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal, or evaluation when acceptable, to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense, in either case during the applicable period of such determination. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	At June 30, 2018				At December 31, 2017
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(In thousands)
Residential real estate loans	7	$906	2	$293	22	$2,156	5	$56
Commercial real estate loans	1	152	1	303	1	6	2	303
Commercial loans	—	—	—	—	—	—	—	—
Consumer loans	11	56	3	82	22	537	5	125

Total	19	$1,114	6	$678	45	$2,699	12	$484

	At December 31,
	2016				2015
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(In thousands)
Residential real estate loans	14	$1,789	4	$398	18	$2,618	3	$208
Commercial real estate loans	1	369	2	479	1	280	3	1,062
Commercial loans	—	—	—	—	1	13	—	—
Consumer loans	12	336	2	34	15	513	1	77

Total	27	$2,494	8	$911	35	$3,424	7	$1,347

Nonperforming Loans. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal or interest and is recognized on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Nonperforming loans decreased to $1.8 million, or 0.5% of total loans, at June 30, 2018 from $1.9 million, or 0.6% of total loans, at December 31, 2017 and $3.0 million, or 1.0% of total loans, at December 31, 2016. The decrease in nonperforming loans was due to decreases in nonperforming loans in all loan categories.

Troubled Debt Restructurings. Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and PyraMax Bank, FSB grants a concession to the borrower that it would not otherwise consider. These concessions include a modification of terms, such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than current market rate for a new loan with similar risk, or some combination thereof to facilitate payment. Troubled debt restructurings are considered impaired loans. No additional loan commitments were outstanding to our troubled debt restructured borrowers at June 30, 2018.

Loans on non-accrual status at the date of modification are initially classified as non-accrual troubled debt restructurings. At June 30, 2018, we had $695,000 in non-accrual troubled debt restructurings, none of which were in the process of foreclosure as of June 30, 2018. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments. At June 30, 2018, we had $578,000 in accruing troubled debt restructurings.

Nonperforming Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At June 30, 2018	At December 31,
		2017	2016	2015	2014	2013
	(Dollars in thousands)
Non-accrual loans: (1)
Residential real estate loans	$1,145	$1,128	$1,681	$3,136	$2,820	$4,162
Commercial loans	328	335	826	1,510	1,514	5,458
Consumer loans	374	424	489	7	675	608

Total	1,847	1,887	2,996	4,653	5,009	10,228

Accruing loans past due 90 days or more:
Residential real estate loans	—	—	—	—	—	1

Total	—	—	—	—	—	1

Total non-performing loans	1,847	1,887	2,996	4,653	5,009	10,229
Other real estate owned	—	—	—	5	162	1,905

Total non-performing assets	$1,847	$1,887	$2,996	$4,658	$5,171	$12,134

Troubled debt restructurings (accruing):
Residential real estate loans	$337	$483	$395	$403	$411	$421
Commercial loans	241	246	427	441	271	302
Consumer loans	—	—	—	—	—	—

Total troubled debt restructurings (accruing)	$578	$729	$822	$844	$682	$723

Total troubled debt restructurings (accruing) and total non-performing assets	$2,425	$2,616	$3,818	$5,502	$5,853	$12,857

Total non-performing loans to total loans	0.50%	0.57%	0.95%	1.47%	1.71%	3.69%
Total non-performing loans to total assets	0.38%	0.40%	0.67%	1.09%	1.21%	2.38%
Total non-performing assets and troubled debt restructurings (accruing) to total assets	0.50%	0.56%	0.85%	1.29%	1.41%	2.99%

(1)	Non-accrual loans at June 30, 2018 include $695 of troubled debt restructurings.

Interest income that would have been recorded for the six months ended June 30, 2018 had non-accruing loans been current according to their original terms amounted to $62,894. In addition, there was no additional interest income that would have been recorded for the year ended December 31, 2017 had accruing troubled debt restructurings been current according to their original terms.

Foreclosed Assets. Foreclosed assets consist of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and are recorded at the lower of recorded investment or fair value less estimated costs to sell. Write-downs from recorded investment to fair value, which are required at the time of foreclosure, are charged to the allowance for loan losses. After transfer, adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. During the six months ended June 30, 2018, no loans were transferred into foreclosed assets. We had no foreclosed assets at June 30, 2018 and December 31, 2017, respectively.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses in the loan portfolio. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In accordance with our loan policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.” Management reviews the status of each impaired loan on our watch list on a quarterly basis.

On the basis of this review of our assets, our classified assets (including commercial, residential and consumer loans) at the dates indicated were as follows:

	At June 30, 2018	At December 31,
		2017	2016	2015
	(Dollars in thousands)
Watch and Special Mention	$14,406	$14,964	$18,315	$12,871
Substandard	2,077	3,440	6,421	8,134
Doubtful	125	137	163	239
Loss	—	—	—	—

Total classified assets	$16,608	$18,541	$24,899	$21,244

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$3,093	$3,008	$3,008	$3,087	$3,741	$3,834	$5,374
Provision (credit) for loan losses	—	—	—	—	(684)	—	(600)
Charge-offs:
Residential real estate loans	—	—	—	89	218	110	356
Commercial loans	—	—	—	114	—	209	677
Consumer loans	34	8	37	113	45	113	750

Total charge-offs	$34	$8	$37	$316	$263	$432	$1,783

Recoveries:
Residential real estate loans	$3	$5	$22	$51	$10	$36	$89
Commercial loans	12	11	24	45	119	207	644
Consumer loans	18	32	76	141	164	96	110

Total recoveries	$33	$48	$122	$237	$293	$339	$843

Net charge-offs (recoveries)	$1	$(40)	$(85)	$79	$(30)	$93	$940

Allowance for loan losses at end of period	$3,092	$3,048	$3,093	$3,008	$3,087	$3,741	$3,834
Allowance for loan losses to non-performing loans at end of period	167.40%	143.98%	163.90%	100.39%	66.35%	74.69%	37.49%
Allowance for loan losses to total loans outstanding at end of period	0.83%	0.95%	0.93%	0.95%	0.97%	1.28%	1.38%
Net charge-offs (recoveries) to average loans outstanding during period	—%	(0.01)%	(0.03)%	0.03%	(0.01)%	0.03%	0.35%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. At the dates indicated, we had no unallocated allowance for loan losses.

				At December 31,
	At June 30, 2018			2017			2016
	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential real estate	$1,249	40.4%	29.9%	$1,246	40.3%	32.8%	$1,224	40.7%	34.5%
Commercial	1,381	44.6	58.8	1,369	44.2	53.8	1,345	44.7	50.8
Consumer	462	14.9	11.3	478	15.5	13.4	439	14.6	14.7

Total allocated allowance	3,092	100.0%	100.0%	3,093	100.0%	100.0%	3,008	100.0%	100.0%

Unallocated	—			—			—

Total	$3,092			$3,093			$3,008

	At December 31,
	2015			2014			2013
	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Category to Total Allocated Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate	$1,262	40.9%	37.0%	$758	20.3%	32.1%	$832	21.7%	36.3%
Commercial	1,414	45.8	47.8	2,909	77.8	50.5	2,910	75.9	45.9
Consumer	411	13.3	15.2	74	2.0	17.4	92	2.4	17.8

Total allocated allowance	3,087	100.0%	100.0%	3,741	100.0%	100.0%	3,834	100.0%	100.0%

Unallocated	—			—			—

Total	$3,087			$3,741			$3,834

At June 30, 2018, our allowance for loan losses represented 0.83% of total loans and 167.41% of non-performing loans, and at December 31, 2017, our allowance for loan losses represented 0.93% of total loans and 163.90% of non-performing loans. There were $1,000, $(85,000) and $79,000 in net loan charge-offs (recoveries) during the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our president and chief executive officer and our chief financial officer. All investment transactions are reviewed at the next regularly scheduled meeting of the board of directors. All of our investment securities are classified as available-for-sale.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Chicago, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in Federal Home Loan Bank of Chicago stock. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at June 30, 2018 or December 31, 2017.

The following table sets forth the amortized cost and fair value of our investment securities portfolio (excluding Federal Home Loan Bank of Chicago common stock) at the dates indicated. At the dates indicated, all of our investment securities were held as available-for-sale.

	At June 30, 2018		At December 31,
			2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
Obligations of states and political subdivisions	$11,683	$11,431	$20,545	$20,630	$21,872	$21,964	$19,706	$20,130
Government-sponsored mortgage-backed securities	55,090	52,910	61,218	60,024	66,041	64,949	41,526	41,414
Corporate collateralized mortgage obligations	503	505	696	702	1,254	1,254	1,914	1,918
Asset-backed securities (1)	4,193	4,205	4,835	4,832	5,623	5,524	6,976	6,820
Corporate bonds	—	—	1,495	1,516	1,495	1,498	1,494	1,493
Certificates of deposit	249	245	1,246	1,251	1,244	1,269	1,242	1,235

Total	$71,718	$69,296	$90,035	$88,955	$97,529	$96,458	$72,858	$73,010

(1)	Asset-backed securities are comprised of pools of student loans.

Portfolio Maturities and Yields. The following table sets forth the stated maturities and weighted average yields of investment securities at June 30, 2018. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a combined federal and state marginal tax rate of 29%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investment securities available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Obligations of states and political subdivisions	$1,984	2.96%	$6,199	3.34%	$3,500	4.42%	$—	—%	$11,683	$11,431	3.56%
Government-sponsored mortgage-backed securities	—	—%	4,757	1.93%	18,634	2.75%	31,699	2.51%	55,090	52,910	2.54%
Corporate collateralized mortgage obligations	17	4.50%	3	5.23%	—	—%	483	3.92%	503	505	3.95%
Asset-backed securities	—	—%	—	—%	2,604	3.32%	1,589	3.28%	4,193	4,205	3.30%
Corporate bonds	—	—%	—	—%	—	—%	—	—%	—	—	—%
Certificates of deposit	—	—%	249	2.30%	—	—%	—	—%	249	245	2.30%

Total	$2,001	2.98%	$11,208	2.72%	$24,738	3.05%	$33,771	2.57%	$71,718	$69,296	2.77%

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2017. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a combined federal and state marginal tax rate of 29%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investment securities available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Obligations of states and political subdivisions	$368	4.10%	$9,539	3.04%	$8,586	2.89%	$2,052	3.20%	$20,545	$20,630	3.01%
Government-sponsored mortgage-backed securities	—	—%	4,132	1.82%	21,356	2.35%	35,730	2.27%	61,218	60,024	2.27%
Corporate collateralized mortgage obligations	41	4.51%	9	5.22%	—	—%	646	3.47%	696	702	3.55%
Asset-backed securities	—	—%	—	—%	3,077	2.32%	1,758	2.20%	4,835	4,832	2.28%
Corporate bonds	—	—%	1,495	3.02%	—	—%	—	—%	1,495	1,516	3.02%
Certificates of deposit	—	—%	1,246	2.40%	—	—%	—	—%	1,246	1,251	2.40%

Total	$409	4.14%	$16,421	2.68%	$33,019	2.49%	$40,186	2.33%	$90,035	$88,955	2.46%

Obligations of State and Political Subdivision (“Municipal”) Securities. At June 30, 2018, we had municipal securities totaling $11.4 million, which constituted 16% of our securities portfolio. Our current municipal securities have a weighted average maturity of 4.5 years. These securities often provide slightly higher after-tax yields than U.S. government and agency securities and mortgage-backed securities, but are not as liquid as other investments, so we typically maintain investments in municipal securities, to the extent appropriate, for generating returns in our investment portfolio.

Government-sponsored Mortgage-Backed Securities. At June 30, 2018, we had government-sponsored mortgage-backed securities totaling $52.9 million, which constituted 76% of our securities portfolio, including $51.5 million of agency collateralized mortgage obligations (CMOs). Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. We invest primarily in mortgage-backed securities backed by one- to four-family mortgages. All of our mortgage-backed securities are either backed by Ginnie Mae, a U.S. government agency, the Small Business Administration, or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential and commercial mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential and commercial mortgage-backed securities may be used to collateralize our borrowings. Investments in residential and commercial mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Corporate Collateralized Mortgage Obligations. At June 30, 2018, we had corporate collateralized mortgage obligations totaling $505,000, which constituted 0.7% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Asset-backed Securities. At June 30, 2018 we had asset-backed securities comprised of pools of student loans totaling $4.2 million, which constituted 6% of our securities portfolio. All of our asset-backed securities are investment grade and have interest rates tied to an index (LIBOR).

Certificates of Deposit. At June 30, 2018, we had certificates of deposit totaling $245,000, which constituted 0.3% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes.

Federal Home Loan Bank Stock. We held common stock of the Federal Home Loan Bank of Chicago in connection with our borrowing activities totaling $1.8 million at June 30, 2018. The Federal Home Loan Bank of Chicago common stock is carried at cost. We may be required to purchase additional Federal Home Loan Bank of Chicago stock if we increase borrowings in the future.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for certain of our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable. At June 30, 2018, our balance in bank-owned life insurance totaled $13.9 million and was issued by two insurance companies, each of which was rated AA+ by Standard & Poors.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Chicago advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, loan and mortgage-backed securities prepayments, maturities and calls of available-for-sale securities, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including non-interest-bearing checking accounts, interest-bearing checking accounts, money market accounts, statement savings, health savings and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At June 30, 2018, our core deposits, which are deposits other than certificates of deposit, were $205.8 million, representing 50.9% of total deposits. As part of our business strategy, we intend to continue our effort to increase our core deposits while allowing higher-cost certificates of deposit to run off upon maturity.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

Our strategy is to not be the market leader in overall pricing for deposits. We find it more profitable to concentrate on specific special rate and term accounts, which allows us to add accounts without impacting our overall liability costs for existing accounts. We concentrate on odd-month, longer term certificates and larger minimum balance non-maturity deposits to generate new funds. Additionally, in 2018, we established a Treasury Management department, which concentrates on gathering deposits from both existing commercial loan clients and new commercial prospects. We anticipate that Treasury Management activities will have a positive impact on lower cost deposits and will aid in retaining full service clients.

The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

	At June 30,				At December 31,
	2018				2017			2016			2015
	Amount		Percent	Rate	Amount	Percent	Rate	Amount	Percent	Rate	Amount	Percent	Rate
	(Dollars in thousands)
Noninterest-bearing demand accounts	$56,851		14.05%	0.00%	$62,817	16.14%	0.00%	$57,092	15.91%	0.00%	$47,555	13.47%	0.00%
NOW accounts	27,042		6.68%	0.16%	26,649	6.85%	0.12%	27,237	7.59%	0.17%	29,595	8.38%	0.17%
Money market accounts	64,670		15.99%	0.52%	55,016	14.13%	0.33%	57,587	16.05%	0.22%	58,456	16.56%	0.20%
Savings accounts	57,266		14.16%	0.13%	58,566	15.04%	0.10%	59,770	16.65%	0.15%	53,285	15.10%	0.16%
Certificates of deposit	198,731	(1)	49.12%	1.46%	186,243	47.84%	1.41%	157,196	43.80%	1.36%	164,088	46.49%	1.10%

Total	$404,560		100.0%	0.83%	$389,291	100.0%	0.74%	$358,882	100.0%	0.67%	$352,979	100.0%	0.58%

(1)	Of this amount, $68,008 were brokered certificates of deposit.

The following tables indicate the amount of jumbo certificates of deposit by time remaining until maturity at June 30, 2018 and December 31, 2017. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Dollar Amount
(Dollars in thousands)
At June 30, 2018:
Three months or less	$16,799
Over three through six months	14,608
Over six through twelve months	7,913
Over twelve months	24,618

Total	$63,938

At December 31, 2017:
Three months or less	$4,509
Over three through six months	5,088
Over six through twelve months	31,445
Over twelve months	25,238

Total	$66,280

The following table indicates the time deposit accounts classified by rate and maturity at June 30, 2018.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 - 1.00%	$10,375	$10,150	$940	$67	$21,532	10.8%
1.01 - 2.00%	47,670	48,732	48,325	8,182	152,909	77.0%
2.01 - 3.00%	226	17,129	6,535	400	24,290	12.2%

Total	$58,271	$76,011	$55,800	$8,649	$198,731	100.0%

The following table indicates the time deposit accounts classified by rate and maturity at December 31, 2017.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 - 1.00%	$28,309	$1,531	$331	$30	$30,201	16.2%
1.01 - 2.00%	57,409	40,711	48,183	7,036	153,339	82.3%
2.01 - 3.00%	584	115	2,004	—	2,703	1.5%

Total	$86,302	$42,357	$50,518	$7,066	$186,243	100.0%

Borrowed Funds. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our capital stock in the Federal Home Loan Bank of Chicago and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. We use such advances to provide short-term funding as a supplement to our deposits. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. At June 30, 2018, we had $27.7 million in advances from the Federal Home Loan Bank of Chicago. At June 30, 2018, due to the Federal Home Loan Bank of Chicago’s repurchase of its stock, we had no available additional Federal Home Loan Bank of Chicago advances, although we may access additional advances if we purchase additional Federal Home Loan Bank of Chicago capital stock.

Additionally, at June 30, 2018 we had a $10.0 million federal funds rate line of credit with the BMO Harris Bank, none of which was drawn at June 30, 2018, as well as a line of credit at the Federal Reserve.

The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016
	(Dollars n thousands)
Maximum balance outstanding at any month-end during period	$50,388	$64,922	$64,922	$48,224
Average balance outstanding during period	$40,451	$44,298	$38,635	$24,675
Weighted average interest rate during period	1.37%	1.14%	1.21%	1.12%
Balance outstanding at end of period	$27,677	$29,709	$34,693	$48,224
Weighted average interest rate at end of period	1.48%	1.26%	1.34%	1.23%

Properties

As of June 30, 2018, the net book value of our real properties, including land, was $6.2 million. The following is a list of our offices:

Location	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at June 30, 2018
	(Dollars in thousands)
Corporate Office:
7001 West Edgerton Avenue Greenfield, WI 53220	1980	23,186	Owned	N/A	$1,403
Branch Offices:
9000 West Drexel Avenue Franklin, WI 53132	2004	3,930	Owned	N/A	794
1150 Washington Street Grafton, WI 53024	2016	5,700	Leased	4/1/2019	—
1605 West Mitchell Street Milwaukee, WI 53204	1967	4,242	Owned	N/A	688
318 North Water Street Milwaukee, WI 53202	2005	4,677	Leased	12/31/2019	—
405 Rivercrest Court Mukwonago, WI 53149	1999	3,097	Owned	N/A	484
1015 Marquette Avenue South Milwaukee, WI 53172	1972	3,942	Owned	N/A	570
1500 East Moreland Avenue Waukesha, WI 53186	1969	4,546	Owned	N/A	1,466
8001 West National Avenue West Allis, WI 53214	2008	4,238	Owned	N/A	807
Total					$6,212

We have entered into an agreement to sell our branch located at 1605 West Mitchell Street, Milwaukee, Wisconsin, and anticipate completing that branch sale in the first quarter of 2019, pending regulatory approval.

Subsidiary and Other Activities

Upon completion of the conversion, PyraMax Bank, FSB will become the wholly owned subsidiary of 1895 Bancorp of Wisconsin, Inc. PyraMax Bank, FSB has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at June 30, 2018, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

PyraMax Bank, FSB will enter into an agreement with 1895 Bancorp of Wisconsin, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2018, we had 118 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

TAXATION

PyraMax Bank, FSB is, and 1895 Bancorp of Wisconsin, MHC and 1895 Bancorp of Wisconsin, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to 1895 Bancorp of Wisconsin, MHC, 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, PyraMax Bank, FSB currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, PyraMax Bank, FSB has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Net Operating Loss Carryovers. A financial institution may carry net operating losses forward to the succeeding 20 taxable years. At December 31, 2017, PyraMax Bank, FSB had a federal net operating loss carryover of $12.6 million that will expire in 2038.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2017, PyraMax Bank, FSB had no capital loss carryovers.

Corporate Dividends. 1895 Bancorp of Wisconsin, Inc. may generally exclude from its income 100% of dividends received from PyraMax Bank, FSB as a member of the same affiliated group of corporations.

State Taxation

1895 Bancorp of Wisconsin, Inc. will be subject to the Wisconsin corporate franchise (income) tax. Wisconsin imposes a corporate franchise tax of 7.9% on the combined taxable incomes of the members of 1895 Financial’s consolidated income tax group, which will include PyraMax Bank, FSB.

PyraMax Bank, FSB’s state tax returns have not been audited for the last five years.

Net Operating Loss Carryovers. Wisconsin law allows financial institutions to carry forward a Wisconsin net operating loss to the succeeding 20 taxable years. At December 31, 2017, PyraMax Bank, FSB had Wisconsin net operating loss carryover of $22.7 million that will expire in 2033.

REGULATION AND SUPERVISION

General

As a federal savings bank, PyraMax Bank, FSB is subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency, and, secondarily, by the FDIC as deposits insurer. The federal system of regulation and supervision establishes a comprehensive framework of activities in which PyraMax Bank, FSB may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies. That includes with respect to the classification of assets and the establishment of loan loss reserves for regulatory purposes.

PyraMax Bank, FSB is also regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, PyraMax Bank, FSB is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System. PyraMax Bank, FSB’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of PyraMax Bank, FSB’s loan documents.

As a savings and loan holding company, 1895 Bancorp of Wisconsin, Inc. will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. 1895 Bancorp of Wisconsin, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on 1895 Bancorp of Wisconsin, Inc., PyraMax Bank, FSB and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as PyraMax Bank, FSB, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

In addition to creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, directed changes in the way that institutions are assessed for deposit insurance, mandated the imposition of tougher consolidated capital requirements on holding companies, required the issuance of regulations requiring originators of securitized loans to retain a percentage of the risk for the transferred loans, imposed regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contained a number of reforms related to mortgage originations.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. The implementation of the legislation is an ongoing process. The Dodd-Frank Act has resulted in, and may continue to result in, an increased regulatory burden and increased compliance, operating and interest expense for PyraMax Bank, FSB.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, PyraMax Bank, FSB may invest in mortgage loans secured by residential and commercial real estate, commercial and industrial and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts. PyraMax Bank, FSB may also establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for PyraMax Bank, FSB, including real estate investment and securities and insurance brokerage.

Examinations and Assessments. PyraMax Bank, FSB is primarily supervised by the Office of the Comptroller of the Currency. PyraMax Bank, FSB is required to file reports with and is subject to periodic examination by the Office of the Comptroller of the Currency. PyraMax Bank, FSB is required to pay assessments to the Office of the Comptroller of the Currency to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings associations, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% of Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised a one-time opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). PyraMax Bank, FSB did exercise the opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

Legislation enacted in May 2018 requires the federal banking agencies, including the Office of the Comptroller of the Currency, to establish for institutions with assets of less than $10 billion of assets a “community bank leverage ratio” of between 8 to 10%. Institutions with capital meeting the specified requirement will be considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The establishment of the community bank leverage ratio is subject to notice and comment rulemaking by the federal regulators.

At June 30, 2018, PyraMax Bank, FSB’s capital exceeded all applicable requirements including the applicable capital conservation buffer. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of June 30, 2018, PyraMax Bank, FSB was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action. Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a federal savings association that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2018, PyraMax Bank, FSB met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%.

Qualified Thrift Lender Test. As a federal savings association, PyraMax Bank, FSB must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, PyraMax Bank, FSB must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Alternatively, PyraMax Bank, FSB may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the QTL test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At June 30, 2018, PyraMax Bank, FSB satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as PyraMax Bank, FSB, must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. PyraMax Bank, FSB received an “Outstanding” Community Reinvestment Act rating in its most recent federal evaluation.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as PyraMax Bank, FSB. 1895 Bancorp of Wisconsin, Inc. will be an affiliate of PyraMax Bank, FSB because of its control of PyraMax Bank, FSB. In general, certain transactions between an insured depository institution and its affiliates are subject to quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets from an affiliate and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

PyraMax Bank, FSB’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of PyraMax Bank, FSB’s capital.

In addition, extensions of credit in excess of certain limits must be approved by PyraMax Bank, FSB’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as PyraMax Bank, FSB. Deposit accounts in PyraMax Bank, FSB are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, insured institutions were assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower FDIC assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

Effective July 1, 2016, the FDIC adopted changes that eliminated the risk categories. Assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. In conjunction with the Deposit Insurance Fund reserve ratio achieving 1.15%, the assessment range (inclusive of possible adjustments) was reduced for most banks and savings associations to 1.5 basis points to 30 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The FICO assessment for the Second Quarter of 2018 was 0.44 basis point of assets less tangible equity, decreasing to 0.32 basis point for the Third Quarter of 2018. The bonds issued by the FICO are due to mature by 2019.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of PyraMax Bank, FSB. PyraMax Bank, FSB cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System. PyraMax Bank, FSB is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Chicago, PyraMax Bank, FSB is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2018, PyraMax Bank, FSB was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by PyraMax Bank, FSB are subject to state usury laws and federal laws concerning interest rates. PyraMax Bank, FSB’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, color, religion, national origin and other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act, governing disclosures with respect to deposit accounts; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of PyraMax Bank, FSB also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. 1895 Bancorp of Wisconsin, Inc. and 1895 Bancorp of Wisconsin, MHC will be savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, 1895 Bancorp of Wisconsin, Inc. and 1895 Bancorp of Wisconsin, MHC will be registered with the Federal Reserve Board and subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over 1895 Bancorp of Wisconsin, Inc., 1895 Bancorp of Wisconsin, MHC and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of 1895 Bancorp of Wisconsin, Inc. and 1895 Bancorp of Wisconsin, MHC are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected, and for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. 1895 Bancorp of Wisconsin, Inc. and 1895 Bancorp of Wisconsin, MHC have not elected financial holding company status.

Federal law prohibits a savings and loan holding company, including 1895 Bancorp of Wisconsin, Inc. and 1895 Bancorp of Wisconsin, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings association or savings and loan holding company, without prior Federal Reserve Board approval. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital. Savings and loan holding companies have historically not been subjected to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish for all bank and savings and loan holding companies, minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. However, pursuant to legislation passed in December 2014, the Federal Reserve Board extended to savings and loan holding companies the applicability of the “Small Bank Holding Company” exception to its consolidated capital requirements and increased the threshold for the exception from $500 million of consolidated assets to $1.0 billion, effective May 15, 2015. As a result, savings and loan holding companies with less than $1.0 billion in consolidated assets are generally not subject to the capital requirements unless otherwise advised by the Federal Reserve Board. Recent legislation directed the Federal Reserve Board to expand the applicability of the exception to holding companies of up to $3.0 billion of consolidated assets.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of financial and managerial strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The regulatory guidance also states that a savings and loan holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of 1895 Bancorp of Wisconsin, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by 1895 Bancorp of Wisconsin, MHC. 1895 Bancorp of Wisconsin, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay dividends to 1895 Bancorp of Wisconsin, MHC, unless 1895 Bancorp of Wisconsin, MHC elects to waive the receipt of dividends. Under the Dodd-Frank Act, 1895 Bancorp of Wisconsin, MHC must receive the approval of the Federal Reserve Board before it may waive the receipt of any dividends from 1895 Bancorp of Wisconsin, Inc. The Federal Reserve Board has issued an interim final rule providing that it will not object to dividend waivers under certain circumstances, including circumstances where the waiver is not detrimental to the safe and sound operation of the savings association and a majority of the mutual holding company’s members have approved the waiver of dividends by the mutual holding company within the previous twelve months. In addition, for a “non-grandfathered” mutual holding company such as 1895 Bancorp of Wisconsin, MHC, each officer or director of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB, and any tax-qualified stock benefit plan or non-tax-qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply, must waive the right to receive any such dividend declared. In addition, any dividends waived by 1895 Bancorp of Wisconsin, MHC must be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

1895 Bancorp of Wisconsin, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. 1895 Bancorp of Wisconsin, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The JOBS Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” 1895 Bancorp of Wisconsin, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold non-binding advisory stockholder votes on annual executive compensation (more frequently referred to as “say-on-pay” votes) or on executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, 1895 Bancorp of Wisconsin, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. 1895 Bancorp of Wisconsin, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of 1895 Bancorp of Wisconsin, Inc. will initially consist of seven members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because 1895 Bancorp of Wisconsin, MHC will own a majority of our outstanding common stock, we will be a “controlled company” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled company,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, we have determined that each of our directors, other than Richard Hurd and Monica Baker, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “ —Board Independence.”

The following table states our directors’ names, their ages as of June 30, 2018, and the calendar years when they began serving as directors of PyraMax Bank, FSB.

Directors	Position	Age	Director Since	Current Term to Expire
Monica Baker	Senior Vice President-Chief Brand Officer	49	2006	2019
Darrell Francis	Chairman of the Board	66	1986	2020
Richard Hurd	President and Chief Executive Officer	66	2004	2020
Joseph Murphy	Director	70	2005	2021
James Spiegelberg	Director	59	2006	2019
John Talsky	Director	69	2001	2020
Gary Zenobi	Director	72	1992	2021

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Monica Baker was appointed Senior Vice President-Chief Brand Officer in January 2014. Ms. Baker began with PyraMax Bank, FSB in 1993 as the Vice President of Marketing/Human Resources/Savings. In August 2000, she was promoted to Senior Vice President of Marketing/Human Resources and then in 2010 promoted to Senior Vice President of Marketing/Human Resources/Retail Lending. Ms. Baker has been on the Board of Directors since 2006. Prior to being employed with PyraMax Bank, FSB Ms. Baker was the Human Resources Officer at Maritime Savings Bank. She brings with her over 34 years of banking experience, focused on retail banking, retail lending, human resources and marketing. Ms. Baker holds her Master of Business Administration Degree from the University of Wisconsin-Milwaukee and undergraduate with a double major in Human Resources and Marketing from the University of Wisconsin-Milwaukee. Ms. Baker’s extensive experience in retail banking, retail lending, human resources and marketing are valuable to our Board of Directors in assessing the performance of PyraMax Bank, FSB.

Darrell Francis has served on the Board of Directors of PyraMax Bank, FSB since June 1986. He was appointed Chairman of the Board in July 2007. He owns and operates a private dental practice in Wisconsin and has performed general dentistry since 1976. Dr. Frances has been member of the South Milwaukee Police and Fire Commission for over 25 years. He is the former President of the South Milwaukee Lion’s Club and was previously on the Board of Directors of Southshore-YMCA. Mr. Francis has extensive knowledge of local markets and the communities served by PyraMax Bank, FSB.

Richard Hurd was appointed President and Chief Executive Officer of PyraMax Bank, FSB in 2007. Prior to that, Mr. Hurd was the Chief Operating Officer from 2004 to 2007. Mr. Hurd has been a board member since 2004. He joined PyraMax Bank, FSB in 2001. Prior to joining PyraMax Bank, FSB Mr. Hurd had 30 years of banking experience at First Wisconsin National Bank, Marine Bank and Bank One Corporation. Mr. Hurd’s banking experience and knowledge of financial markets enhance the breadth of experience of our Board of Directors.

Joseph Murphy has served on the Board of Directors of PyraMax Bank, FSB since December 2005. He was City Attorney for the City of South Milwaukee from 1982 to 2016. Mr. Murphy was a principal shareholder in Murphy & Leonard, LLP (formerly Murphy & Brennan), a Milwaukee law firm concentrating in commercial litigation, municipal law, real estate, estate planning and family law from 1981 to 2016. Mr. Murphy was an Assistant District Attorney in Milwaukee County from 1977 to 1981. Mr. Murphy retired in 2017. Mr. Murphy’s extensive and varied background as an attorney and in real estate are valuable to our Board of Directors.

James Spiegelberg was appointed to PyraMax Bank, FSB’s Board of Directors in 2006. He owns Spiegelberg Financial Services, a full-service tax, accounting and financial services firm. Mr. Spiegelberg has over 27 years of accounting experience. Mr. Spiegelberg was Vice President of Finance, TransWorld Express Airlines from 1987 to 1989 and Vice President of Finance & Administration, JBL Professional from 1989 to 1993. Prior to that, he was Director of Accounting, Jet America Airlines from 1985 to 1987. Mr. Spiegelberg began his professional experience with Touche Ross as an auditor from 1981 to 1983. After successfully passing the CPA exam, he accepted a position in Internal Audit with Rexnord Corporation from 1983 to 1985. In 2001, Mr. Spiegelberg became an Investment Advisor Representative and also holds health and life insurance licenses, which adds valuable knowledge and experience to our Board of Directors. His work experience qualifies him to be a member of the Audit Committee as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

John Talsky was appointed to the Board of Directors in 2001. Mr. Talsky is an attorney who has owned a law firm specializing in estate planning and related services since 1973. Mr. Talsky is the Village of Greendale Board of Zoning Appeals Member, Chairman (1990 to Present). Mr. Talsky’s broad legal experience enables him to bring a unique perspective to the Board of Directors.

Gary Zenobi was appointed to the Board of Directors in 1992. Mr. Zenobi is a retired certified public accountant who owned his own certified public accounting firm, GAZ LLC, from 2010 to 2015. He was a partner in the accounting firm of Bartlett & Zenobi, SC. from 1994 to 2010. Prior to that, Mr. Zenobi owned his own firm Gary A. Zenobi, S.C. from 1988 to 1994. Mr. Zenobi also worked at the CPA firms Jannsen & Co. SC from 1977 to 1987 and Bersch and Co. SC from 1973 to 1976. He was the Comptroller of American Medical Services, Inc from 1970 to 1973 and began his career working for Touche Ross firm from 1967 to 1970. Mr. Zenobi is a certified public accountant and his diverse background and broad experience in public accounting enhances our Board of Director’s oversight of financial reporting. His work experience qualifies him to be a member of the Audit Committee as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of June 30, 2018. The executive officers of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB are elected annually.

Richard J. Krier joined PyraMax Bank, FSB in April 2011 as the Chief Financial Officer. Prior to that, Mr. Krier served as the Chief Financial Officer of Partnership Community Bancshares from 2008 until 2011. Mr. Krier has over 30 years of broad-based banking experience in the areas of financial management, operations, performance measurement and decision support. Mr. Krier is also a certified public accountant. Age 58.

Charles Mauer joined PyraMax Bank, FSB in June 2010 as PyraMax Bank, FSB’s Chief Credit Officer. He is responsible for the overall management of PyraMax Bank, FSB’s Credit Administration Department, including loan underwriting, loan review, lending support, loan policies, procedures and processes to ensure the overall quality of PyraMax Bank, FSB’s loan portfolio. Mr. Mauer has over 30 years of commercial, consumer and mortgage lending as well as credit administration experience. Prior to working at PyraMax Bank, FSB, he was a First Vice President of Credit Administration at Ozaukee Bank where he also managed client relationships for over 20 years. In 2007, Ozaukee Bank was acquired by BMO Harris. Mr. Mauer remained with BMO Harris for three years serving as Senior Vice President—Concurrence Officer. Age 59.

Thomas K. Peterson was appointed Senior Vice President, Chief Lending Officer as of January, 2017. Prior to being employed by PyraMax Bank, FSB, Mr. Peterson was the Commercial Business Segment Leader for the Milwaukee-Madison Markets for Associated Bank from 2014 to 2017, and was the Commercial Business Team Leader for the Milwaukee Unit from 2010-2014. Mr. Peterson has over 36 years of banking experience, including various commercial banking roles at Ozaukee Bank, Harris-BMO and Associated Bank. Age 61.

Board Independence

The board of directors has determined that each of our directors, other than Richard Hurd and Monica Baker, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. In determining the independence of our directors, the board of directors considered relationships between PyraMax Bank, FSB and our directors that are not required to be reported under “ —Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at PyraMax Bank, FSB. In addition, we utilize the services of Mr. Talsky’s law firm, of which he is the owner, and utilized the services of Mr. Murphy’s law firm until his retirement in 2017.

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as PyraMax Bank, FSB, to their executive officers and directors in compliance with federal banking regulations. At June 30, 2018, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PyraMax Bank, FSB, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at June 30, 2018, and were made in compliance with federal banking regulations.

PyraMax Bank, FSB has not entered into any transactions since January 1, 2016 in which the amount involved exceeded $120,000 and in which any related persons had or will have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees, including an Audit Committee and a Loan Committee. During the year ended December 31, 2017, the board of directors of PyraMax Bank, FSB met 12 times. It is expected that the board of directors of 1895 Bancorp of Wisconsin, Inc. will establish a standing audit committee, which will operate under a written charter, which will govern its composition, responsibilities and operations.

1895 Bancorp of Wisconsin, Inc.’s Audit Committee will consist of Directors Spiegelberg (Chairman), Francis and Zenobi. Compensation and nominating decisions will be made by the full board of directors, as permitted under Nasdaq Stock Market rules for “Controlled Companies.” We will be a Controlled Company because 1895 Bancorp of Wisconsin, MHC will own a majority of our outstanding shares of common stock.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, 1895 Bancorp of Wisconsin, Inc. will adopt several written policies to govern the activities of both 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including an audit committee, the charter for which will be available on our website;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes for the year ended December 31, 2017 the total compensation paid to or earned by our President and Chief Executive Officer, Richard Hurd, and our two other most highly compensated executive officers. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus(1) ($)	All Other Compensation(2) ($)	Total ($)
Richard Hurd President and Chief Executive Officer	2017	271,235	82,013	18,359	371,607
Charles Mauer Senior Vice President and Chief Credit Officer	2017	168,842	51,053	4,506	224,401
Thomas Peterson Senior Vice President and Chief Lending Officer	2017	168,269	52,500	3,974	224,743

(1)	Amounts in this column represent a discretionary bonus.
(2)

The amounts in this column reflect what PyraMax Bank, FSB paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received. A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	Paid Time Off and Other ($)	Country Club and Related Expenses ($)	Board Fees ($)	Total All Other Compensation ($)
Richard Hurd	300	3,659	14,400	18,359
Charles Mauer	—	4,506	—	4,506
Thomas Peterson	—	3,974	—	3,974

Benefit Plans and Agreements

Proposed Employment Agreements. In connection with the reorganization and offering, PyraMax Bank, FSB intends to enter into employment agreements with the named executive officers Richard B. Hurd, President and Chief Executive Officer; Charles Mauer, Senior Vice President, Chief Credit Officer; and Thomas K. Peterson, Senior Vice President and Chief Lending Officer, among others.

Mr. Hurd’s employment agreement has an initial term of three years. At least 30 days prior to the anniversary date of the agreement and each anniversary date thereafter the disinterested members of the Board of Directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the Board of Directors determines not to extend the term, it shall provide with a written notice of non-renewal prior to the anniversary date.

The employment agreements with the other executives each have an initial term of eighteen months. On the first anniversary date of the effective date of the agreements the disinterested members of the Board of Directors may choose to conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreements for an additional twelve months or determine not to extend the term of the agreement. If the Board of Directors determines not to extend the term, it shall provide with a written notice of non-renewal, and the agreements will terminate as the end of the initial term.

The employment agreements will provide for base salaries for Messrs. Hurd, Mauer, and Peterson in the amounts of $281,580, $180,250, and $180,250, respectively. The base salaries may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to base salary, the executives will be entitled to participate in any bonus programs (including a discretionary bonus and a performance-based bonus) and benefit plans that are made available to management employees. Mr. Hurd’s employment agreement will provide for country club membership fees. The executives will be reimbursed for all reasonable business expenses incurred.

In the event of an executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” the executive will receive a severance payment equal to the base salary and bonus(es) that the executive would have earned during the remaining term of the employment agreement. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, the executive will be entitled to continued life insurance and non-taxable medical and dental insurance coverage, at PyraMax Bank, FSB’s expense, substantially comparable to the coverage maintained for the executive and the executive’s dependents prior to the executive’s termination. For purposes of the employment agreements, “good reason” is defined as: (i) the failure to appoint or re-elect the executive to his executive position or a material change in executive’s function, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance, or scope; (ii) a relocation of the executive’s principal place of employment by more than 35 miles from the executive’s principal place of employment as of the initial effective date of the employment agreement; (iii) a material reduction in benefits and perquisites, including base salary (except for any reduction that is part of a good faith, overall reduction of such benefits applicable to all officers or employees of PyraMax Bank, FSB); (iv) a liquidation or dissolution of PyraMax Bank, FSB; or (v) a material breach of the employment agreement by PyraMax Bank, FSB. In order to be entitled to the benefit set forth above, an executive will be required to enter into a release of claims against 1895 Bancorp of Wisconsin and PyraMax Bank, FSB.

In the event of executive’s involuntary termination of employment other than for cause, disability or death, or in the event of the executive’s resignation for “good reason,” following the effective date of a change in control of 1895 Bancorp of Wisconsin or PyraMax Bank, FSB, the executive will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to one and one-half (1.5) times (three (3) times, for Mr. Hurd) the sum of (i) the executive’s highest annual rate of base salary payable at any time under the agreement, plus (ii) the highest bonus paid to the executive with respect to the prior three completed fiscal years. Such payment will be payable in a lump sum within 10 days following the executive’s date of termination. In addition, the executive would be entitled, at PyraMax Bank, FSB’s (or PyraMax Bank, FSB’s successor’s) expense, to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage for the executive and the executive’s dependents 18 months (36 months, for Mr. Hurd) following the executive’s termination.

Should the executives become disabled, they will be entitled to disability benefits, if any, provided under a long-term (or short-term) disability plan sponsored by PyraMax Bank, FSB and will receive continued non-taxable medical and dental benefit coverage substantially comparable to that maintained for executive and his dependents prior to becoming disabled until the earlier of (i) the date the executive returns to full-time employment of PyraMax Bank, FSB, (ii) the executive is employed full-time by another employer, (iii) 12 months from the date of executive’s termination due to disability. In the event of an executive’s death while employed, the executive’s estate or beneficiary will be paid his base salary for six months following death, and his family will continue to receive non-taxable medical and dental coverage for 12 months after his death.

Upon any termination of employment (other than a termination in connection with a change in control), the executives will be required to adhere to one-year non-competition covenant and will be prohibited from soliciting employees of PyraMax Bank, FSB or any affiliate for the purpose of having such person(s) terminate employment with PyraMax Bank, FSB or its affiliates and provide services or accept employment with a competing business. The executives also agree that during their employment and following such employment, the executives will maintain and will not disclose the confidential information of PyraMax Bank, FSB.

Existing Employment Agreement. PyraMax Bank, FSB and Thomas K. Peterson, Senior Vice President and Chief Lending Officer, are parties to a three-year employment agreement that was entered into January 3, 2017. At the expiration of the term, the employment agreement indicates that Mr. Peterson will become an employee at will. Under the existing employment agreement Mr. Peterson receives a salary in 2018 of $180,250 and may receive bonuses and other similar incentive compensation in the sole discretion of PyraMax Bank, FSB. Mr. Peterson will also be entitled to 33 personal days of leave per year, certain benefits described in his offer letter, as well as those additional benefits as are currently available and described in PyraMax Bank, FSB’s employment booklets and manuals, or as required by law.

If PyraMax Bank, FSB terminates Mr. Peterson’s employment without cause, he will be entitled to receive his salary but no other benefits for the remaining term of the employment agreement. If Mr. Peterson breaches any reasonable term of his employment or if he is terminated for cause, he will receive no further compensation under the employment agreement. Mr. Peterson may terminate his employment upon three weeks’ notice to PyraMax Bank, FSB. Upon any termination, other than a termination without cause, Mr. Peterson will receive only those employment benefits required by law which are applicable to all former employees. Contemporaneously with the execution of the employment agreement, Mr. Peterson entered into a non-compete and confidentiality agreement pursuant to which Mr. Peterson agreed that he would maintain the confidentiality of PyraMax Bank, FSB’s confidential information and would return all property, files and other material belonging to PyraMax Bank, FSB in his possession. In addition, for a period of twelve months following his termination of employment for any reason, he would not interfere with customers or employees of PyraMax Bank, FSB.

If Mr. Peterson accepts the new 18-month employment agreement described above, PyraMax Bank, FSB and Mr. Peterson will simultaneously terminate his existing employment agreement.

Nonqualified Deferred Compensation Plan. PyraMax Bank, FSB has entered into a Nonqualified Deferred Compensation Plan (the “Deferral Plan”) for the benefit of its directors and senior executives. The Plan is a nonqualified plan of deferred compensation within the meaning of Section 409A of the Internal Revenue Code. Only those persons designated by PyraMax Bank, FSB shall be able to participate by entering into a compensation deferral agreement and electing to defer up to 100% of such participant’s regular salary, bonus, commissions or director’s fees, as applicable. PyraMax Bank, FSB, may, but is not obligated, to make discretionary contributions to the Deferral Plan from time to time, which contributions are not required to be uniform among the participants. A participant will be 100% vested in his or her deferrals and earnings thereon, however, any discretionary amounts contributed by PyraMax Bank, FSB, shall be vested based on the participant’s years of service, at the rate of 20% per year, such that a participant will be fully vested after five years of service. A participant will also become fully vested in his or her employer discretionary contributions in the event of the participants death or disability while employed, or in the event of a change in control. The amounts deferred under the terms of the Deferral Plan are deemed to be invested in investment options similar to those available under PyraMax Bank, FSB’s 401(k) Savings Plan. In connection with the offering, the Deferral Plan has been amended to give the participants a one-time election to invest all or a portion of their accounts in the Deferral Plan in common stock of 1895 Bancorp of Wisconsin, Inc.

401(k) Plan. PyraMax Bank, FSB maintains the PyraMax Bank, FSB 401(k) Savings Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other eligible employees of PyraMax Bank, FSB. An eligible employee must complete one months of service and attain the age of 18 to be eligible to participate in the 401(k) Plan by making elective deferrals (including Roth elective deferrals). In order to receive a safe harbor matching contribution or employer discretionary profit sharing contribution on the next payroll date after both attaining age 18 and completing six months of service. If an eligible employee does not elect whether or not to make elective deferrals after notice of eligibility from PyraMax Bank, FSB, the employee will be deemed to have made an automatic election to defer six percent of his or her compensation.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2018, the salary deferral contribution limit is $18,500, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $24,000. In addition to salary deferral contributions, PyraMax Bank, FSB may make safe harbor matching contributions and discretionary profit sharing contributions to the 401(k) Plan. Currently, PyraMax Bank, FSB makes a safe-harbor matching contribution to the 401(k) Plan equal to 100% of a participant’s salary deferrals, up to the first six percent of the participant’s compensation.

A participant is always 100% vested in his or her salary deferral contributions and safe-harbor matching contributions. Employer discretionary profit sharing contributions vest based on a participant’s years of service with PyraMax Bank, FSB, at the rate of 0% after one year of service, and then 20% after each of second through fourth year of service, accelerating to 100% after the fifth year of service. Participants also become fully vested upon their death, disability or the attainment of their retirement age. Participants have the ability to direct the investment of their account balances among a number of investment alternatives. PyraMax Bank, FSB intends to allow participants in the 401(k) Plan to use up to 50% of their account balances under the plan to subscribe for stock in the offering. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of the participant’s termination of employment. Participants are also permitted to receive distributions from the 401(k) Plan during employment under certain circumstances, including for hardship withdrawals and participant loans. Expense recognized in connection with the 401(k) Plan totaled approximately $355,000 for the fiscal year ended December 31, 2017.

Employee Stock Ownership Plan. In connection with the reorganization, PyraMax Bank, FSB adopted an employee stock ownership plan for eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and the charitable foundation). We expect that this purchase will be made in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from 1895 Bancorp of Wisconsin, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through PyraMax Bank, FSB’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Each participant will vest in his or her benefit at a rate of 20% per year, such that the participant will be fully vested upon completion of five years of credited service. However, each participant who was employed by PyraMax Bank, FSB prior to the offering will receive credit for vesting purposes for years of service prior to the adoption of the employee stock ownership plan. A participant also will become fully vested automatically in his or her benefit upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, a participant will receive a distribution from the employee stock ownership plan upon separation from service.

The employee stock ownership plan permits a participant to direct the trustee as to how to vote the shares of common stock allocated to his or her account. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, PyraMax Bank, FSB will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to each participant’s account. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in 1895 Bancorp of Wisconsin, Inc.’s earnings.

Director Compensation

The following table sets forth for the fiscal year ended December 31, 2017 certain information as to the total remuneration we paid to our directors other than to directors who are also our named executive officers. Information with respect to director compensation paid to directors who are also named executive officers is included above in “—Executive Officer Compensation—Summary Compensation Table.”

Directors Compensation Table
Name	Fees earned or paid in cash ($)	All Other Compensation ($)		Total (1) ($)
Monica Baker	14,400	206,287	(2)	220,687
Darrell Francis	40,200	5,000		45,200
Joseph Murphy	35,400	5,000		40,400
James Spiegelberg	35,400	5,000		40,400
John Talsky	35,400	5,000		40,400
Gary Zenobi	35,400	5,000		40,400

(1)

For the year ended December 31, 2017, each independent director of PyraMax Bank, FSB was paid a monthly retainer of $2,950, and Ms. Baker was paid a monthly retainer of $1,200. Mr. Frances was paid $4,800 in 2017 for his duties as Chairman of the Board. Directors Francis, Murphy, Spiegelberg, Talsky and Zenobi each received a $5,000 bonus in 2017.

(2)

In addition to the reported director fees, Ms. Baker, who also serves as a Senior Vice President and Chief Brand Officer of PyraMax Bank, FSB, earned $155,033 in base salary, $46,878 in annual bonus for calendar year 2017, $4,376 in paid time off and reported $40 in imputed income from a split dollar life insurance agreement with PyraMax Bank, FSB.

Future Stock Benefit Plans

Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in 1895 Bancorp of Wisconsin, Inc. as an incentive to contribute to our success and reward key employees for outstanding performance. The number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares (including shares issued to 1895 Financial and the charitable foundation), provided that, if PyraMax Bank, FSB’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under stock-based benefit plans, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

A stock-based benefit plan will not be established sooner than six months after the consummation of the offering, and if adopted within one year after the consummation of the offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than 1895 Bancorp of Wisconsin, MHC. If a stock-based benefit plan is established more than one year after the consummation of the offering, it must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than 1895 Bancorp of Wisconsin, MHC. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of PyraMax Bank, FSB or 1895 Bancorp of Wisconsin, Inc.

These restrictions do not apply to plans adopted after one year following the consummation of the offering.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the consummation of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Outstanding Shares at Minimum of Offering Range (2)
Richard Hurd, President and Chief Executive Officer, Director	10,000	$100,000	*
Joseph Murphy, Director	10,000	100,000	*
Darrell Francis, Chairman of the Board	10,000	100,000	*
Monica Baker, Senior Vice President-Chief Brand Officer, Director	2,500	25,000	*
Gary Zenobi, Director	2,500	25,000	*
James Spiegelberg, Director	5,000	50,000	*
John Talsky, Director	3,000	30,000	*
Charles Mauer, Senior Vice President and Chief Credit Officer	1,000	10,000	*
Thomas Peterson, Senior Vice President and Chief Lending Officer	1,000	10,000	*
Richard Krier, Senior Vice President and Chief Financial Officer	1,000	10,000	*

All directors and executive officers as a group (10 persons)	46,000	$460,000	0.98%

*	Less than 1.0%.
(1)

Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.

(2)	Includes shares to be sold to the public, contributed to the charitable foundation and owned by 1895 Bancorp of Wisconsin, MHC.

THE REORGANIZATION AND OFFERING

The board of directors of PyraMax Bank, FSB has approved the plan of reorganization. The plan of reorganization must also be approved by PyraMax Bank, FSB’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and offering with the Federal Reserve Board. We also have filed certain applications with respect to the reorganization with the Office of the Comptroller of the Currency and the FDIC. The final approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC are required before we can consummate the reorganization and offering. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On September 5, 2018, our board of directors unanimously adopted the plan of reorganization pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. After the reorganization, 1895 Bancorp of Wisconsin, Inc. will be the mid-tier stock holding company and 1895 Bancorp of Wisconsin, MHC will be the top-tier mutual holding company. After the offering, purchasers in the offering and the charitable foundation will own 45% and 1895 Bancorp of Wisconsin, MHC will own 55% of the outstanding shares of common stock of 1895 Bancorp of Wisconsin, Inc.

Consummation of the reorganization and offering is subject to, among other things, approval of the plan of reorganization by the members of PyraMax Bank, FSB as of the voting record date. A special meeting of members has been called for this purpose, to be held on December 21, 2018. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	PyraMax Bank, FSB will organize an interim stock savings association as a wholly owned subsidiary (“Interim Bank”);

(ii)

After Interim Bank receives approval from the FDIC for insurance of accounts and the FDIC has issued it a certificate number, PyraMax Bank, FSB will transfer pursuant to a purchase and assumption agreement all of its assets and liabilities, except $100,000 in cash, to Interim Bank, and Interim Bank will become the stock savings association resulting from the reorganization, including the purchase and assumption transaction pursuant to the plan (the “Stock Bank”);

(iii)	PyraMax Bank, FSB will amend its charter and bylaws to read in the form of a federal mutual holding company to become 1895 Bancorp of Wisconsin, MHC;

(iv)

1895 Bancorp of Wisconsin, MHC will organize 1895 Bancorp of Wisconsin, Inc. as a wholly owned subsidiary, and transfer $1,000 to 1895 Bancorp of Wisconsin, Inc. in exchange for 100 shares of 1895 Bancorp of Wisconsin, Inc. common stock; and

(v)

1895 Bancorp of Wisconsin, MHC will transfer all of the initially issued stock of the Stock Bank to 1895 Bancorp of Wisconsin, Inc. in exchange for additional shares of 1895 Bancorp of Wisconsin, Inc. common stock, and the Stock Bank will become a wholly owned subsidiary of 1895 Bancorp of Wisconsin, Inc.

Concurrently with the reorganization, 1895 Bancorp of Wisconsin, Inc. will offer for sale 44% of its common stock representing 44% of the pro forma market value of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB.

We have mailed to each account holder eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and PyraMax Bank, FSB’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan of reorganization.

The following is a summary of the material aspects of the plan of reorganization and the offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert PyraMax Bank, FSB to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional capital cushion against unforeseen risk and expand our asset base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel, and offer our customers, employees, management and directors an equity ownership interest in 1895 Bancorp of Wisconsin, Inc., our stock holding company, and thereby an economic interest in our future success. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and our ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than 1895 Bancorp of Wisconsin, MHC to own a majority of the common stock of 1895 Bancorp of Wisconsin, Inc. A majority of our voting stock will be owned by 1895 Bancorp of Wisconsin, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. 1895 Bancorp of Wisconsin, MHC will be able to elect all the members of 1895 Bancorp of Wisconsin, Inc.’s board of directors, and will be able to control the outcome of nearly all matters presented to our stockholders for resolution by vote. No assurance can be given that 1895 Bancorp of Wisconsin, MHC will not take action adverse to the interests of stockholders other than 1895 Bancorp of Wisconsin, MHC. For example, 1895 Bancorp of Wisconsin, MHC could prevent the sale of control of 1895 Bancorp of Wisconsin, Inc., or defeat a candidate for the board of directors of 1895 Bancorp of Wisconsin, Inc. or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of 1895 Bancorp of Wisconsin, MHC to stock form. Our board of directors has determined that offering 44% of our outstanding shares of common stock for sale in the offering and contributing 1% of our outstanding shares to the charitable foundation allows for an efficient use of net proceeds for 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB over the next several years.

The reorganization does not preclude the future conversion of 1895 Bancorp of Wisconsin, MHC from the mutual to stock form of organization. No assurance can be given when, if ever, 1895 Bancorp of Wisconsin, MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. Additionally, public stockholders will not be able to force a future conversion of 1895 Bancorp of Wisconsin, MHC without the consent of 1895 Bancorp of Wisconsin, MHC since the transaction would require the approval of a majority of the outstanding shares of 1895 Bancorp of Wisconsin, Inc.’s common stock. See “Summary—Possible Conversion of 1895 Bancorp of Wisconsin, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of PyraMax Bank, FSB

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. PyraMax Bank, FSB will continue to be subject to regulation by the Office of the Comptroller of the Currency and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management team and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to PyraMax Bank, FSB as of the effective date of the reorganization will continue to have such rights solely with respect to 1895 Bancorp of Wisconsin, MHC so long as they continue to hold their deposit accounts with PyraMax Bank, FSB. In addition, all persons who become depositors of PyraMax Bank, FSB subsequent to the reorganization will have such liquidation rights with respect to 1895 Bancorp of Wisconsin, MHC.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of PyraMax Bank, FSB at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of PyraMax Bank, FSB will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in PyraMax Bank, FSB immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of PyraMax Bank, FSB will no longer have voting rights in PyraMax Bank, FSB, but will have voting rights in 1895 Bancorp of Wisconsin, MHC. Following the completion of the reorganization and offering, voting rights in 1895 Bancorp of Wisconsin, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by 1895 Bancorp of Wisconsin, Inc. stockholders. Although 1895 Bancorp of Wisconsin, Inc. will have the power to issue shares of capital stock to persons other than 1895 Bancorp of Wisconsin, MHC, as long as 1895 Bancorp of Wisconsin, MHC is in existence, 1895 Bancorp of Wisconsin, MHC will be required to own a majority of the voting stock of 1895 Bancorp of Wisconsin, Inc., and consequently will be able to control the outcome of nearly all matters put to a vote of stockholders. 1895 Bancorp of Wisconsin, Inc. must own 100% of the voting stock of PyraMax Bank, FSB.

Offering of Common Stock

Under the plan of reorganization, up to 2,783,000 shares (subject to increase to up to 3,200,450 shares) of 1895 Bancorp of Wisconsin, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 1:00 p.m., Central Time, on December 13, 2018, unless otherwise extended by PyraMax Bank, FSB. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by the Federal Reserve Board or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on January 15, 2019, unless extended with the approval of the Federal Reserve Board. If the offering is not completed by January 15, 2019, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify PyraMax Bank, FSB of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to PyraMax Bank, FSB’s notice, the funds submitted will be refunded to the subscriber with interest at 0.15% and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 0.15%, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at PyraMax Bank, FSB as of the close of business on March 15, 2017 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$100,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•

15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers, directors and their associates in this category based on their increased deposits in PyraMax Bank, FSB in the one-year period preceding March 15, 2017 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 15, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of PyraMax Bank, FSB, such as the employee stock ownership plan and 401(k) Plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares (including shares issued to 1895 Bancorp of Wisconsin, MHC and shares contributed to the charitable foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the common stock issued and outstanding following the completion of the offering. If market conditions warrant, in the judgement of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the Offering, subject to the approval of the Federal Reserve Board.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on September 30, 2018, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$100,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•

15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2018. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor of PyraMax Bank, FSB who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on November 1, 2018, will receive nontransferable subscription rights to purchase up to $100,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on November 1, 2018. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that PyraMax Bank, FSB or 1895 Bancorp of Wisconsin, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by 1895 Bancorp of Wisconsin, Inc. in a community offering to members of the general public to whom 1895 Bancorp of Wisconsin, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Waukesha and Ozaukee. Subject to the maximum purchase limitations, these persons may purchase up to $100,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, 1895 Bancorp of Wisconsin, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Waukesha and Ozaukee whose orders are accepted by PyraMax Bank, FSB, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Waukesha and Ozaukee, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Milwaukee, Waukesha and Ozaukee, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by KBW, acting as our agent. In such capacity, KBW may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, KBW has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate by January 15, 2019, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of purchasers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $100,000 of common stock.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to 1895 Bancorp of Wisconsin, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at PyraMax Bank or wire transfers). See “—Procedure for Purchasing Shares.”

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and FINRA must approve any such arrangements.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.

The aggregate amount of outstanding common stock of 1895 Bancorp of Wisconsin, Inc. owned or controlled by persons other than 1895 Bancorp of Wisconsin, MHC at the close of the reorganization and offering shall be less than 50% of 1895 Bancorp of Wisconsin, Inc.’s total outstanding common stock.

B.

The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $100,000. No person by himself, with an associate or group of persons acting in concert, may purchase more than $150,000 of the common stock offered in the offering, except that: (i) 1895 Bancorp of Wisconsin, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of federal banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.

The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by 1895 Bancorp of Wisconsin, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of 1895 Bancorp of Wisconsin, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB that are attributable to such person shall not be counted.

D.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by 1895 Bancorp of Wisconsin, Inc., by any non-tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of 1895 Bancorp of Wisconsin, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB that are attributable to such person shall not be counted.

E.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by 1895 Bancorp of Wisconsin, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of 1895 Bancorp of Wisconsin, Inc. at the conclusion of the offering.

F.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by 1895 Bancorp of Wisconsin, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of 1895 Bancorp of Wisconsin, Inc. at the conclusion of the offering.

G.

The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of 1895 Bancorp of Wisconsin, Inc. may not exceed, in the aggregate, 25% of the outstanding shares of common stock of 1895 Bancorp of Wisconsin, Inc. held by persons other than 1895 Bancorp of Wisconsin, MHC at the conclusion of the offering.

H.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by 1895 Bancorp of Wisconsin, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 26% (or such higher percentage as may be set by our board of directors with the approval of federal banking regulators) of the outstanding shares of common stock held by persons other than 1895 Bancorp of Wisconsin, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by 1895 Bancorp of Wisconsin, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 26% of the stockholders’ equity of 1895 Bancorp of Wisconsin, Inc. held by persons other than 1895 Bancorp of Wisconsin, MHC at the conclusion of the offering.

J.

Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. 1895 Bancorp of Wisconsin, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.

The board of directors of 1895 Bancorp of Wisconsin, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.

A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•

any corporation or organization, other than 1895 Bancorp of Wisconsin, MHC, 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB or a majority-owned subsidiary of 1895 Bancorp of Wisconsin, MHC, 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•

any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•

any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of 1895 Bancorp of Wisconsin, MHC, 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The board of directors of 1895 Bancorp of Wisconsin, Inc. may, in its sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of the federal banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of 1895 Bancorp of Wisconsin, Inc. common stock under this provision will be allocated by the board of directors of 1895 Bancorp of Wisconsin, Inc. in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the board of directors of 1895 Bancorp of Wisconsin, Inc., with the approval of the federal banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of PyraMax Bank, FSB or 1895 Bancorp of Wisconsin, Inc. and except as described below. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and KBW.

To assist in the marketing of the common stock, we have retained KBW, which is a broker-dealer registered with FINRA. In its role as financial advisor, KBW will:

•	provide advice on the financial and securities market implications of the plan of reorganization;

•	assist in structuring and marketing the offering;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in analyzing proposals from outside vendors retained in connection with the offering, as needed;

•	assist us in preparing for and scheduling meetings with potential investors, as necessary; and

•	provide general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For its services as financial advisor, KBW has received a non-refundable management fee of $25,000, and will receive a success fee of $315,000 for the shares of common stock sold in the offering. The $25,000 management fee will be credited against the $315,000 success fee. In connection with the subscription offering, if, as a result of any resolicitation of subscribers, KBW reasonably determines that it is required or requested to provide significant services, KBW will be entitled to additional compensation for these services not to exceed $25,000.

In the event shares of common stock are sold in a syndicated community offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to KBW and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and KBW will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

We will indemnify KBW against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

KBW has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. KBW expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act so as to permit officers and directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

KBW will solicit orders and conduct sales of the common stock of 1895 Bancorp of Wisconsin, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

We have also engaged KBW to act as our records agent in connection with the offering. In its role as records agent, KBW will, among other things:

•	consolidate deposit accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

•	tabulate proxies;

•	act as or support the inspector of election at the special meeting of members; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

KBW will receive fees of $25,000 for these services. Of the fees for serving as records agent, $10,000 has been paid as of the date of this prospectus. In the event of any material changes in the regulations or the plan of conversion, or delays requiring duplicate or replacement processing due to changes to record dates, KBW may be entitled to an additional fee not to exceed $10,000.

KBW also will be reimbursed for its reasonable expenses in an amount not to exceed $75,000 for its attorneys’ fees and expenses and not to exceed $25,000 for its role as our financial advisor and $5,000 for its role as our records agent. The expense cap, including legal fees, may be increased an additional $25,000 by mutual consent, including in the event of any material delay of the offering which would require an update of the financial information in tabular form to reflect a period later than set forth in the original filing of the prospectus. Accordingly, the maximum reimbursable expenses, including legal fees, payable to KBW for its roles as our financial advisor and records agent is $130,000.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. (“Keller & Company”) to prepare an independent valuation appraisal. For its services in preparing the initial valuation, and any updates thereto, Keller & Company will receive a fee of $39,000. Keller & Company will be reimbursed for its expenses up to $1,500.

We are not affiliated with Keller & Company, and neither we nor Keller & Company has an economic interest in, or is held in common with, the other. Keller & Company represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence, bad faith or willful misconduct.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with federal appraisal guidelines, the appraisal considers three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the utilized methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, subject to valuation adjustments applied by Keller & Company to account for differences between us and our peer group. Keller & Company placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value. Keller & Company also used the pro forma price-to-assets approach for comparison purposes, however, Keller & Company determined this approach to be less meaningful for a company like us, as we have equity well in excess of regulatory capital requirements.

The independent valuation was prepared by Keller & Company in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	the establishment and funding of the charitable foundation with $100,000 and 1% of our outstanding shares of common stock (55,000 shares of common stock at the midpoint of the offering range);

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Keller & Company considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of 10 peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, Keller & Company limited the peer group companies to the following two selection criteria: (i) institutions with assets of less than $980.0 million; and (ii) institutions with equity-to-assets ratios greater than 7.00%. The regulatory appraisal guidelines require Keller & Company to select a minimum of 10 peer companies, whose equity securities are traded on an exchange.

In applying each of the valuation methods, Keller & Company considered adjustments to the pro forma market value based on a comparison of us with the peer group. Keller & Company advised the board of directors that the valuation conclusion included the following adjustments relative to the peer group:

•

a moderate downward adjustment was applied for profitability, growth and viability of earnings which took into consideration our lower historical, recent and pro forma return on assets and return on equity, and uncertainty related to future earnings growth given our current financial characteristics;

•

a downward adjustment was made for our financial condition due to our historical and current higher level of nonperforming assets and lower ratios of reserves to loans and reserves to nonperforming assets relative to the peer group and industry;

•	a modest downward adjustment was made for liquidity of the stock due to our lower number of shares to be outstanding and lower market capitalization expected in comparison to the peer group companies;

•	a modest downward adjustment was made for marketing of the offering based on the risk and uncertainty related to a new offering; and

•	a modest upward adjustment was made for PyraMax Bank, FSB’s market area.

Keller & Company made no adjustments for dividends, subscription interest or management.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 1.96% of the shares common stock to be outstanding by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the foregoing, Keller & Company advised us that as of September 5, 2018, the estimated pro forma market value of the common stock, assuming we were selling a minority of our shares in the offering, was $55.0 million. Based on applicable regulations, this forms a midpoint of a valuation range with a minimum of $46.8 million and a maximum of $63.3 million. Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 44% of our outstanding shares should be held by purchasers in the offering, 1% of our outstanding shares should be contributed to the charitable foundation, and 55% of our outstanding shares should be held by 1895 Bancorp of Wisconsin, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that 1895 Bancorp of Wisconsin, Inc. will issue will range from 4,675,000 to 6,325,000 shares, with a midpoint of 5,500,000 shares (including in each case shares issued to 1895 Bancorp of Wisconsin, MHC and the charitable foundation), and the number of shares sold in the offering will range from 2,057,000 shares to 2,783,000 shares, with a midpoint of 2,420,000 shares.

Our board of directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the two years ended December, 2016 and for the quarter ended June 30, 2018, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions. All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $72.7 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to up to 7,273,750 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 3,200,450 shares and the number of shares held by 1895 Bancorp of Wisconsin, MHC will be increased to up to 4,073,300 shares. The increase in the valuation range may occur to reflect demand for the shares or changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company did not independently verify the financial statements and other information provided by PyraMax Bank, FSB, nor did Keller & Company value independently the assets or liabilities of PyraMax Bank, FSB. The independent valuation considers PyraMax Bank, FSB as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $72.7 million or a decrease in the pro forma market value to less than $46.8 million, then 1895 Bancorp of Wisconsin, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board in order to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds submitted for subscriptions will be promptly returned to investors, with interest at 0.15% per annum from the date the stock order was received, and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or December 21, 2020.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and 1895 Bancorp of Wisconsin, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma earnings and increasing stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and 1895 Bancorp of Wisconsin, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma net income and decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Keller & Company and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the Greenfield office of PyraMax Bank, FSB and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, Keller & Company confirms to PyraMax Bank, FSB and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of 1895 Bancorp of Wisconsin, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by KBW or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by KBW or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 1:00 p.m., Central Time, on December 13, 2018, unless we extend it. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond January 15, 2019 would require regulatory approval. If the offering is extended past January 15, 2019, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.15% from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond December 21, 2020, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.15% from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 1:00 p.m., Central Time, December 13, 2018. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to PyraMax Bank, FSB’s corporate office located at 7001 W. Edgerton Avenue, Greenfield, Wisconsin. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond January 15, 2019, or the number of shares of common stock to be sold is increased to more than 3,200,450 shares or decreased to less than 2,057,000 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the stock order form giving all names on each deposit account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by PyraMax Bank, FSB or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to 1895 Bancorp of Wisconsin, Inc.; or

•	authorization of withdrawal from the types of PyraMax Bank, FSB deposit account(s)designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at PyraMax Bank, FSB are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable deposit account rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.15% subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at PyraMax Bank, FSB and will earn interest at a rate of 0.15% from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit PyraMax Bank, FSB from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a PyraMax Bank, FSB line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to 1895 Bancorp of Wisconsin, Inc. You may not designate on your stock order form a direct withdrawal from a PyraMax Bank, FSB retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from PyraMax Bank, FSB deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the offering, provided there is a loan commitment from either an unrelated financial institution or 1895 Bancorp of Wisconsin, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) Plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Retirement Account Funds. If you are interested in using funds in your individual retirement account (IRA) or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, PyraMax Bank, FSB retirement accounts are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a retirement account held at PyraMax Bank, FSB, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the IRA custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated (“SN”) or Century Securities Associates (“CSA”) as your IRA or other retirement account custodian. If you do purchase shares of 1895 Bancorp of Wisconsin, Inc. common stock using funds from a KWB, SN or CSA IRA account, you acknowledge that KBW, SN or CSA, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRA accounts, KBW, SN and CSA do not receive additional fees or compensation as a result of the purchase of 1895 Bancorp of Wisconsin, Inc. common stock through a KBW, SN or CSA IRA or retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at PyraMax Bank, FSB or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 13, 2018 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, specifically the eligible account holders, supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you cannot add the name(s) of person who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The telephone number is 1-(877) 643-8217. The Stock Information Center is open for telephone calls Monday through Friday, between 9:00 a.m. and 3:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc., eligible account holders, supplemental eligible account holders and other members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that PyraMax Bank, FSB or 1895 Bancorp of Wisconsin, Inc. would prevail in a judicial proceeding.

PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.	The conversion of PyraMax Bank, FSB to 1895 Bancorp of Wisconsin, MHC will qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(F).

2.

The transfer by PyraMax Bank, FSB in mutual form (the “Mutual Bank”) of substantially all of its assets and liabilities to PyraMax Bank, FSB in stock form (the “Stock Bank”) qualifies as an exchange under Internal Revenue Code Section 351 and the Mutual Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for the voting common stock of the Stock Bank.

3.	The Mutual Bank’s holding period in the common stock of the Stock Bank received in the reorganization will include the holding period during which the property exchanged was held.

4.	PyraMax Bank, FSB will recognize no income with respect to its bad debt reserve established under Internal Revenue Code Section 593.

5.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Mutual Bank in exchange for its stock.

6.	The Stock Bank’s basis in the property received from the Mutual Bank will be the same as the basis of such property in the hands of the Mutual Bank immediately prior to the reorganization.

7.	The Stock Bank’s holding period for the property received from the Mutual Bank will include the period during which such property was held by the Mutual Bank.

8.	PyraMax Bank, FSB’s members will recognize no gain or loss by reason of the reorganization.

9.

No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to 1895 Bancorp of Wisconsin, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.

It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of 1895 Bancorp of Wisconsin, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

11.

The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in 1895 Bancorp of Wisconsin, MHC to be received by the eligible account holders, supplemental eligible account holders, and other members of the Mutual Bank shall be zero.

12.

1895 Bancorp of Wisconsin, MHC and the persons who purchased common stock of 1895 Bancorp of Wisconsin, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to 1895 Bancorp of Wisconsin, Inc. in exchange for stock in 1895 Bancorp of Wisconsin, Inc.

13.	1895 Bancorp of Wisconsin, Inc. will recognize no gain or loss on its receipt of the Stock Bank stock and cash in exchange for 1895 Bancorp of Wisconsin, Inc.

14.	1895 Bancorp of Wisconsin, MHC’s basis in the 1895 Bancorp of Wisconsin, Inc. common stock received will be the same as its basis in the Stock Bank stock transferred.

15.

1895 Bancorp of Wisconsin, MHC’s holding period in 1895 Bancorp of Wisconsin, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange.

16.

1895 Bancorp of Wisconsin, Inc.’s basis in the Stock Bank stock received from 1895 Bancorp of Wisconsin, MHC will be the same as the basis of such property in the hands of 1895 Bancorp of Wisconsin, MHC.

17.

1895 Bancorp of Wisconsin, Inc.’s holding period for the Stock Bank stock received from 1895 Bancorp of Wisconsin, MHC will include the period during which the property was held by 1895 Bancorp of Wisconsin, MHC.

18.

It is more likely than not that the basis of 1895 Bancorp of Wisconsin, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to 1895 Bancorp of Wisconsin, Inc., 1895 Bancorp of Wisconsin, MHC, PyraMax Bank, FSB and persons receiving subscription rights. The tax opinions as to items 10 and 18 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of Keller & Company (which is acting as independent appraiser of the value of the shares of 1895 Bancorp of Wisconsin, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. Keller & Company’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of PyraMax Bank, FSB, the members of PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc., eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to 1895 Bancorp of Wisconsin, Inc.’s registration statement. An opinion regarding the Wisconsin state income tax consequences consistent with the federal tax opinion has been issued by Wipfli LLP, tax advisors to PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. These shares being acquired by the directors, executive officers and their associates will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of 1895 Bancorp of Wisconsin, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Office of the Comptroller of the

Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, or to purchases of our common stock by one or more tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit 1895 Bancorp of Wisconsin, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

1895 BANCORP OF WISCONSIN COMMUNITY FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of reorganization provides that we will establish a new charitable foundation, 1895 Bancorp of Wisconsin Community Foundation, as a non-stock, nonprofit Delaware corporation in connection with the reorganization and offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of PyraMax Bank, FSB’s community banking franchise. The reorganization and offering present us with a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation.

Purpose of the Charitable Foundation

In connection with the closing of the reorganization and offering, we intend to contribute to the charitable foundation $100,000 in cash and 1.0% of our outstanding shares of common stock, which would consist of 55,000 shares of our common stock at the midpoint of the offering range (for an aggregate contribution of $650,000, at the midpoint of the offering range, based on the $10.00 per share offering price).

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with PyraMax Bank, FSB, thereby forming a partnership within the communities in which PyraMax Bank, FSB operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Monica Baker and Thomas Peterson of PyraMax Bank, FSB and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the reorganization and offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of PyraMax Bank, FSB’s directors.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

The charitable foundation’s place of business will be located at our administrative offices. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable OCC regulations governing transactions between PyraMax Bank, FSB and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

The OCC and the Federal Reserve Board require that, before our board of directors adopted the plan of reorganization, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of reorganization.

The OCC and the Federal Reserve Board will generally not object if a well-capitalized savings association contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in an offering. PyraMax Bank, FSB qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The OCC and the Federal Reserve Board impose the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the OCC and the Federal Reserve Board may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the OCC and the Federal Reserve Board;

•	the charitable foundation must provide annually to the OCC and the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

RESTRICTIONS ON THE ACQUISITION OF 1895 BANCORP OF WISCONSIN, INC.

AND PYRAMAX BANK, FSB

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire 1895 Bancorp of Wisconsin, Inc., PyraMax Bank, FSB or their respective capital stock are described below. Also discussed are certain provisions in 1895 Bancorp of Wisconsin, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire 1895 Bancorp of Wisconsin, Inc.

Mutual Holding Company Structure

1895 Bancorp of Wisconsin, MHC will own a majority of the outstanding common stock of 1895 Bancorp of Wisconsin, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, 1895 Bancorp of Wisconsin, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of 1895 Bancorp of Wisconsin, Inc. It will not be possible for another entity to acquire 1895 Bancorp of Wisconsin, Inc. without the consent of 1895 Bancorp of Wisconsin, MHC. 1895 Bancorp of Wisconsin, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of 1895 Bancorp of Wisconsin, Inc.

Federal Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB without the Federal Reserve Board’s prior approval.

Charters and Bylaws of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB

The following discussion is a summary of provisions of the charter and bylaws of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB that may be deemed to affect the ability of a person, firm or entity to acquire 1895 Bancorp of Wisconsin, Inc. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of 1895 Bancorp of Wisconsin, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of 1895 Bancorp of Wisconsin, Inc. for a three-year term. A classified board promotes continuity and stability of management of 1895 Bancorp of Wisconsin, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, 1895 Bancorp of Wisconsin, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of 1895 Bancorp of Wisconsin, Inc.” Although these shares could be used by the board of directors of 1895 Bancorp of Wisconsin, Inc. to make it more difficult or to discourage an attempt to obtain control of 1895 Bancorp of Wisconsin, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since 1895 Bancorp of Wisconsin, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. 1895 Bancorp of Wisconsin, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of 1895 Bancorp of Wisconsin, Inc.’s directors. No cumulative voting rights means that 1895 Bancorp of Wisconsin, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of 1895 Bancorp of Wisconsin, Inc. to be elected at that meeting. This could prevent minority stockholder representation on 1895 Bancorp of Wisconsin, Inc.’s board of directors.

Restrictions on Acquisitions of Shares. A section in 1895 Bancorp of Wisconsin, Inc.’s charter provides that for a period of five years from the closing of the offering, no person, other than 1895 Bancorp of Wisconsin, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of 1895 Bancorp of Wisconsin, Inc. held by persons other than 1895 Bancorp of Wisconsin, MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote. PyraMax Bank, FSB’s charter will contain a similar provision, except the ownership restriction will apply to persons other than 1895 Bancorp of Wisconsin, MHC and 1895 Bancorp of Wisconsin, Inc.

Procedures for Stockholder Nominations and Proposals for New Business. 1895 Bancorp of Wisconsin, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of 1895 Bancorp of Wisconsin, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of 1895 Bancorp of Wisconsin, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Limitations on Calling Special Meetings of Stockholders. 1895 Bancorp of Wisconsin, Inc.’s federal charter provides that special meetings of our stockholders may be called by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of our outstanding shares of voting stock.

Purpose and Anti-Takeover Effects of 1895 Bancorp of Wisconsin, Inc.’s Charter and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the offering. We believe these provisions are in the best interests of 1895 Bancorp of Wisconsin, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of 1895 Bancorp of Wisconsin, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of 1895 Bancorp of Wisconsin, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of 1895 Bancorp of Wisconsin, Inc. and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of 1895 Bancorp of Wisconsin, Inc.’s charter and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of 1895 Bancorp of Wisconsin, Inc.’s charter and bylaws described above, benefit plans of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the offering contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of PyraMax Bank, FSB might conclude are not in the best interests of 1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB or 1895 Bancorp of Wisconsin, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF 1895 BANCORP OF WISCONSIN, INC.

General

1895 Bancorp of Wisconsin, Inc. is authorized to issue 90,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of 1895 Bancorp of Wisconsin, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of 1895 Bancorp of Wisconsin, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of 1895 Bancorp of Wisconsin, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

1895 Bancorp of Wisconsin, Inc. currently expects that it will have a maximum of up to 7,273,750 shares of common stock outstanding after the offering, of which up to 3,273,187 shares will be held by persons other than 1895 Bancorp of Wisconsin, MHC. Our board of directors can, without stockholder approval, issue additional shares of common stock, although 1895 Bancorp of Wisconsin, MHC, so long as it is in existence, must own a majority of 1895 Bancorp of Wisconsin, Inc.’s outstanding shares of common stock. 1895 Bancorp of Wisconsin, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. 1895 Bancorp of Wisconsin, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. 1895 Bancorp of Wisconsin, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of 1895 Bancorp of Wisconsin, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of 1895 Bancorp of Wisconsin, Inc. out of funds legally available therefor. Dividends from 1895 Bancorp of Wisconsin, Inc. will depend, in large part, upon receipt of dividends from PyraMax Bank, FSB, because 1895 Bancorp of Wisconsin, Inc. initially will have no source of income other than dividends from PyraMax Bank, FSB, earnings from the investment of proceeds retained by 1895 Bancorp of Wisconsin, Inc. from the sale of shares of common stock, and interest payments with respect to 1895 Bancorp of Wisconsin, Inc.’s loan to the employee stock ownership plan to fund the plan’s purchase of our common stock. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

If 1895 Bancorp of Wisconsin, Inc. pays dividends to its stockholders, it would likely pay dividends to 1895 Bancorp of Wisconsin, MHC, unless 1895 Bancorp of Wisconsin, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to 1895 Bancorp of Wisconsin, MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if 1895 Bancorp of Wisconsin, MHC were permitted to waive the receipt of dividends.

Pursuant to our charter, 1895 Bancorp of Wisconsin, Inc. is authorized to issue preferred stock. If 1895 Bancorp of Wisconsin, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of 1895 Bancorp of Wisconsin, Inc. will possess exclusive voting rights in 1895 Bancorp of Wisconsin, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If 1895 Bancorp of Wisconsin, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of PyraMax Bank, FSB, 1895 Bancorp of Wisconsin, Inc., as holder of PyraMax Bank, FSB’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of PyraMax Bank, FSB, including all deposit accounts and accrued interest thereon, all assets of PyraMax Bank, FSB available for distribution. In the event of liquidation, dissolution or winding up of 1895 Bancorp of Wisconsin, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of 1895 Bancorp of Wisconsin, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of 1895 Bancorp of Wisconsin, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if 1895 Bancorp of Wisconsin, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of 1895 Bancorp of Wisconsin, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. 1895 Bancorp of Wisconsin, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Continental Stock Transfer & Trust will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. by the firm of Luse Gorman, PC, Washington, D.C. The Wisconsin state income tax consequences of the reorganization and offering have been passed upon for PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. by Wipfli LLP, Milwaukee, Wisconsin. Luse Gorman, PC and Wipfli LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for KBW by Silver, Freedman, Taff & Tiernan LLP.

EXPERTS

The financial statements of PyraMax Bank, FSB as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 have been audited by Wipfli LLP, an independent registered public accounting firm, as stated in its report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

Keller & Company has consented to the publication in this prospectus of the summary of its report to PyraMax Bank, FSB and 1895 Bancorp of Wisconsin, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

1895 Bancorp of Wisconsin, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

1895 Bancorp of Wisconsin, Inc. and PyraMax Bank, FSB have filed applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, you may contact Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846, the Central District Office of the Office of the Comptroller of the Currency located at One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605, and the Chicago Regional Office of the FDIC located at 300 South Riverside Plaza, Suite 1700, Chicago, Illinois 60606.

A copy of the charter and bylaws of 1895 Bancorp of Wisconsin, Inc. is available without charge from PyraMax Bank, FSB.

REGISTRATION REQUIREMENTS

In connection with the offering, 1895 Bancorp of Wisconsin, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, 1895 Bancorp of Wisconsin, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, 1895 Bancorp of Wisconsin, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

INDEX TO FINANCIAL STATEMENTS OF

PYRAMAX BANK, FSB

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets at June 30, 2018 (unaudited) and December 31, 2017 and 2016	F-2

Statements of Operations for the six months ended June 30, 2018 and 2017 (unaudited) and for the years ended December 31, 2017 and 2016	F-3

Statements of Comprehensive Income (Loss) for the six months ended June 30, 2018 and 2017 (unaudited) and for the years ended December 31, 2017 and 2016	F-4

Statements of Changes in Equity for the six months ended June 30, 2018 (unaudited) and the years ended December 31, 2017 and 2016	F-5

Statements of Cash Flows for the six months ended June 30, 2018 and 2017 (unaudited) and for the years ended December 31, 2017 and 2016	F-6

Notes to Financial Statements	F-7

* * *

Separate financial statements for 1895 Bancorp of Wisconsin, Inc. have not been included in this prospectus because 1895 Bancorp of Wisconsin, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Audit Committee

PyraMax Bank, FSB

Greenfield, Wisconsin

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PyraMax Bank, FSB (the “Company”) as of December 31, 2017 and 2016, and the related statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Wipfli LLP

We have served as the Company’s auditor since 2011.

September 6, 2018

Appleton, Wisconsin

PYRAMAX BANK, FSB

BALANCE SHEETS

(In thousands)

	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Assets
Cash and due from banks	$7,995	$12,497	$7,467
Fed funds sold	—	—	312

Cash and cash equivalents	7,995	12,497	7,779
Available for sale securities, stated at fair value	69,296	88,955	96,458
Loans held for sale	1,170	217	479
Loans, net of allowance for loan and lease losses of $3,092, $3,093 and $3,008, respectively	368,021	331,206	312,523
Premises and equipment, net	7,601	7,661	8,925
Mortgage servicing rights, net	2,163	2,270	2,421
Federal Home Loan Bank (FHLB) stock, at cost	1,818	1,436	2,170
Accrued interest receivable	1,144	1,214	1,163
Cash value of life insurance	13,931	13,732	13,321
Other assets	9,478	9,173	4,934

TOTAL ASSETS	$482,617	$468,361	$450,173

Liabilities and Equity
Deposits	$404,560	$389,291	$358,882
Advance payments by borrowers for taxes and insurance	7,367	385	1,297
FHLB advances	27,677	34,693	48,224
Accrued interest payable	346	340	276
Other liabilities	4,977	4,658	4,154

Total liabilities	444,927	429,367	412,833

Retained earnings	39,459	39,782	37,993
Accumulated other comprehensive loss, net of income taxes	(1,769)	(788)	(653)

Total equity	37,690	38,994	37,340

TOTAL LIABILITIES AND EQUITY	$482,617	$468,361	$450,173

See accompanying notes to financial statements.

PYRAMAX BANK, FSB

STATEMENTS OF OPERATIONS

(In thousands)

	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016
	(unaudited)
Interest and dividend income:
Loans, including fees	$7,087	$6,435	$13,076	$12,000
Securities
Taxable	905	1,057	2,102	1,746
Tax-exempt	—	—	—	10
Other	21	8	78	41

Total interest and dividend income	8,013	7,500	15,256	13,797

Interest expense:
Interest-bearing deposits	1,671	1,339	2,893	2,410
Borrowed funds	277	252	468	275

Total interest expense	1,948	1,591	3,361	2,685

Net interest income	6,065	5,909	11,895	11,112
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	6,065	5,909	11,895	11,112

Noninterest income:
Service charges and other fees	415	444	867	861
Loan servicing	332	415	779	933
Net gain on sale of loans	437	363	772	1,713
Net gain on sale of securities	67	—	—	159
Increase in cash surrender value of insurance	199	208	411	448
Other	33	35	63	41

Total noninterest income	1,483	1,465	2,892	4,155

Noninterest expense:
Salaries and employee benefits	4,949	3,893	8,648	7,802
Impairment loss on premises and equipment	—	—	1,095	—
Foreclosed assets, net	1	7	8	(64)
Advertising and promotions	53	44	182	321
Data processing	359	546	1,031	1,015
Occupancy and equipment	823	849	1,635	1,576
FDIC assessment	163	129	253	253
Other	1,717	1,468	3,738	3,110

Total noninterest expense	8,065	6,936	16,590	14,013

Income (loss) before income taxes	(517)	438	(1,803)	1,254
Provision (credit) for income taxes	(194)	(4,589)	(3,462)	—

Net income (loss)	$(323)	$5,027	$1,659	$1,254

See accompanying notes to financial statements.

PYRAMAX BANK, FSB

STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(In thousands)

	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016
	(unaudited)
Net income (loss)	$(323)	$5,027	$1,659	$1,254

Other comprehensive income (loss):
Unrealized holding gains (losses) arising during the period	(1,275)	1,120	(8)	(1,065)
Reclassification adjustment for gains realized in net income	(67)	—	—	(159)

Other comprehensive income (loss) before tax effect	(1,342)	1,120	(8)	(1,224)
Tax effect of other comprehensive income (loss) items	(361)	436	(3)	(477)

Other comprehensive income (loss), net of tax	(981)	684	(5)	(747)

Comprehensive income (loss)	$(1,304)	$5,711	$1,654	$507

See accompanying notes to financial statements.

PYRAMAX BANK, FSB

STATEMENTS OF CHANGES IN EQUITY

(Amounts in thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balances at January 1, 2016	$36,739	$94	$36,833
Net Income	1,254	—	1,254
Other comprehensive income (loss)	—	(747)	(747)

Balance December 31, 2016	37,993	(653)	37,340
Net Income	1,659	—	1,659
Other comprehensive income (loss)	—	(5)	(5)
Reclassification of stranded tax effects in accumulated other comprehensive loss	130	(130)	—

Balance December 31, 2017	39,782	(788)	38,994
Net Loss	(323)	—	(323)
Other comprehensive loss	—	(981)	(981)

Balance June 30, 2018 (unaudited)	$39,459	$(1,769)	$37,690

See accompanying notes to financial statements.

PYRAMAX BANK, FSB

STATEMENTS OF CASH FLOWS

(In thousands)

	For the six months ended June 30,		For the years ended December 31,
	2018	2017	2017	2016
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(323)	5,027	$1,659	$1,254
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	318	350	691	671
Net amortization of premiums and discounts on securities	188	224	598	596
Write-down and loss on disposal of premises and equipment	8	—	1,095	—
Deferred tax benefit	(194)	(4,656)	(3,551)	—
Gain on sale and impairments of foreclosed assets	—	—	—	(97)
Net gain on sale of investments	(67)	—	—	(159)
Originations of mortgage loans held for sale	(31,033)	(23,439)	(62,012)	(122,737)
Proceeds from sales of mortgage loans held for sale	30,553	21,403	63,046	124,311
Net gain on sale of mortgage loans held for sale	(473)	(363)	(772)	(1,713)
Increase in cash value of life insurance	(199)	(208)	(411)	(448)
Proceeds from sales of premises and equipment	—	—	—	—
Changes in operating assets and liabilities:
Mortgage servicing rights	107	54	151	55
Accrued interest receivable and other assets	(41)	228	(735)	(676)
Accrued interest payable and other liabilities	325	(585)	568	625

Net cash (used in) provided by operating activities	(831)	(1,965)	327	1,682
Cash Flows From Investing Activities
Proceeds from sales of securities available for sale	14,392	—	—	8,860
Maturities, prepayments, and calls of securities available for sale	4,171	7,277	11,933	10,995
Purchase of securities available for sale	—	—	(5,037)	(44,965)
Net (increase) decrease in loans	(36,821)	(5,358)	(18,683)	1,074
Capital expenditures for premises and equipment	(266)	(320)	(522)	(480)
Net (increase) decrease in FHLB stock	(382)	833	734	(450)
Proceeds from sales of foreclosed assets	—	—	—	504

Net cash (used in) provided by investing activities	(18,906)	2,432	(11,575)	(24,462)
Cash Flows From Financing Activities
Net increase (decrease) in deposits	15,269	16,625	30,409	5,903
Net increase (decrease) in advance payments by borrowers for taxes and insurance	6,982	6,235	(912)	692
Proceeds from issuance of FHLB Advances	—	—	5,000	29,000
Principal payments on FHLB Advances	(7,016)	(18,515)	(18,531)	(12,228)

Net cash provided by financing activities	15,235	4,345	15,966	23,367

Net increase in cash and cash equivalents	(4,502)	4,812	4,718	587
Cash and cash equivalents at beginning of year	12,497	7,779	7,779	7,192

Cash and cash equivalents at end of year	$7,995	12,591	$12,497	$7,779

Supplemental cash flow information:
Cash paid during the year for interest	$1,942	$1,585	$3,298	$2,617
Noncash investing and financing activities:
Loans transferred to foreclosed assets	$—	$—	$—	$402

See accompanying notes to financial statements.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 1 — Summary of Significant Accounting Policies

Organization

PyraMax Bank, FSB (the “Bank”) is chartered as a federal mutual savings bank. The Bank operates as a full-service financial institution, providing a full range of financial services, including the granting of commercial, residential, and consumer loans and acceptance of deposits from individual customers and small businesses in the metropolitan Milwaukee, Wisconsin, area. The Bank is subject to competition from other financial and nonfinancial institutions providing financial products. In addition, the Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory agencies.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values of securities, fair value of financial instruments, mortgage servicing rights, and the valuation of deferred income tax assets.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing and non-interest-bearing accounts in other financial institutions, and federal funds sold, all of which have original maturities of three months or less.

Available for Sale Securities

Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital requirements, and other similar factors. Securities classified as available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

Declines in fair value of securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient enough to allow for any anticipated recovery in fair value.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loan sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for deferred loan fees and costs, charge-offs, and an allowance for loan losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan-origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 1 — Summary of Significant Accounting Policies – (continued)

The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to make payments as they become due. When loans are placed on nonaccrual status or charged off, all unpaid accrued interest is reversed against interest income. The interest on these loans is subsequently accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is maintained at the level considered adequate by management to provide for losses that are probable as of the balance sheet date. The allowance for loan losses is established through a provision for loan losses charged to expense as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. In determining the adequacy of the allowance balance, the Bank makes evaluations of the loan portfolio and related off-balance sheet commitments, considers current economic conditions and historical loss experience, and reviews specific problem loans and other factors.

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and their relevant risk characteristics are as follows:

Commercial real estate: These loans are dependent on the industries tied to these loans. Commercial real estate loans are secured primarily by office and industrial buildings, warehouses, small retail shopping facilities, and various special-purpose properties, including hotels and restaurants. Financial information is obtained from borrowers and/or the individual project to evaluate cash flow sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market, such as geographic location and/or property type.

Land development: These loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential, or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.

1-4 family: These loans are generally to individuals and are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations, the underlying collateral, and the loan to collateral value. Underwriting standards for 1-4 family owner-occupied loans are heavily influenced by statutory requirements, which include, but are not limited to, loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements.

Consumer: These loans may take the form of installment loans, demand loans, or single payment loans, and are extended to individuals for household, family, and other personal expenditures. These loans generally include direct consumer automobile loans and credit card loans. Also included in this category are junior liens on 1-4 family residential properties These loans are generally smaller in size and are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations.

Management regularly evaluates the allowance for loan losses using the Bank’s past loan loss experience, known and inherent risks in the loan portfolio, composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 1 — Summary of Significant Accounting Policies – (continued)

A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. Management determines whether a loan is impaired on a case-by-case basis, taking into consideration the payment status, collateral value, length and reason of any payment delays, the borrower’s prior payment record, and any other relevant factors. Large groups of smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated in the allowance for loan losses analysis and are not subject to impairment analysis unless such loans have been subject to a restructuring agreement. Specific allowances for impaired loans are based on discounted cash flows of expected future payments using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

Troubled Debt Restructurings

Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and the Bank grants a “concession” to the borrower that they would not otherwise consider. These concessions include a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof to facilitate repayment. Troubled debt restructurings are considered impaired loans.

Mortgage Servicing Rights

Mortgage servicing rights are recognized as separate assets when rights are acquired through sale of mortgage loans. Mortgage servicing rights acquired through sale of loans are recognized as a component of loan servicing income and are recorded at fair value. The fair value of mortgage servicing rights is estimated using a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as costs to service, a discount rate, the custodial earnings rate, ancillary income, default rates and losses, and prepayment speeds. The fair value of mortgage servicing rights may change because of changes in the discount rates, prepayment expectations, default rates, and other factors. Mortgage servicing rights are amortized into income in proportion to and over the period of the estimated future net servicing income of the underlying loans.

Mortgage servicing rights are evaluated for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The evaluation includes stratifying the mortgage servicing rights by predominant characteristics such as interest rates and terms and estimating fair value of each stratum. Impairment is recognized through a valuation allowance for an individual stratum to the extent that fair value is less than the carrying amount for the stratum.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Provisions for depreciation are computed on straight-line method over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

The Bank’s investment in Federal Home Loan Bank (“FHLB”) stock is carried at cost, which approximates fair value. The Bank is required to hold the stock as a member of the FHLB, and transfer of the stock is substantially restricted. The stock is pledged as collateral for outstanding FHLB advances. The stock is evaluated for impairment on an annual basis.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 1 — Summary of Significant Accounting Policies – (continued)

Foreclosed Assets

Assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net foreclosed asset expense. There were no foreclosed assets as of June 30, 2018 and as of December 31, 2017 and 2016, respectively. There were approximately $205 of residential real estate loans in process of foreclosure at June 30, 2018 and approximately $205 and $171 of residential real estate loans in process of foreclosure at December 31, 2017 and 2016, respectively.

Income Taxes

Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes. The differences relate principally to the allowances for loan losses, deferred compensation, depreciation, FHLB stock dividends and non-accrual interest. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Bank recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Based on its evaluation, the Bank has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Bank’s policy is to recognize interest and penalties related to income tax issues as components of income tax expense. During the periods shown, the Bank did not recognize any interest or penalties related to income tax expense in its statements of operations.

Employee Benefit Plans

The Bank has employee benefit plans for qualified employees. The Bank’s policy is to fund contributions as accrued.

Off-Balance Sheet Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments including commitments to extend credit, unfunded commitments under lines of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Rate Lock Commitments

The Bank enters into commitments to originate loans, whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in other assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 1 — Summary of Significant Accounting Policies – (continued)

currently charged to enter into similar agreements and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.

Advertising

Advertising costs are expensed as incurred.

Other Comprehensive Income (Loss)

Other comprehensive loss is shown on the statements of comprehensive income (loss). The Bank’s accumulated other comprehensive income (loss) is composed of the unrealized loss on securities available for sale, net of tax and is shown on the statements of changes in equity. Reclassification adjustments out of other comprehensive loss for gains realized on sales of securities available for sale comprise the entire balance of “net gain on sale of securities” on the statements of operations. As part of this reclassification, income tax expense of approximately $361 and ($436) was recognized for the periods ended June 30, 2018 and 2017 respectively; and $3 and $477 was recognized for the years ended December 31, 2017 and 2016 in “provision (credit) for income taxes” on the statements of operations.

Reclassifications

Certain reclassifications have been made to the 2016 financial statements to conform to the 2017 classifications.

Recent Accounting Pronouncements

The Bank recently adopted the following Accounting Standards Updates (ASU) issued by the Financial Accounting Standards Board (FASB):

ASU 2018-02 “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. This standard allows entities to reclassify from accumulated other comprehensive income to retained earnings stranded tax effects that result from remeasuring deferred tax assets and liabilities related to accumulated other comprehensive income for the newly enacted federal corporate income tax rate. The Bank adopted this new accounting standard for the year ended December 31, 2017. As a result, the Bank elected to reclassify $130 of stranded tax effects from accumulated other comprehensive income to undivided profits as of December 31, 2017.

ASU 2017-08 “Receivables — Non-Refundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” The ASU requires premiums on callable debt securities to be amortized to the earliest call date. The Bank adopted this accounting standard for the year ended December 31, 2017.

The following Accounting Standards Updates (ASUs) have been issued by the Financial Accounting Standards Board (FASB) and may impact the Bank’s financial statements in future reporting periods.

ASU No. 2016-13, “Credit Losses (Topic 326).” ASU 2016-13 requires organizations to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption will be permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Bank is currently assessing the impact of adopting ASU 2016-13 on its financial statements.

ASU 2016-02 “Leases.” ASU 2016-02 affects any entity that enters into a lease and is intended to increase the transparency and comparability of financial statements among organizations. The ASU requires, among other changes, a lessee to recognize on its balance sheet a lease asset and a lease liability for those leases previously classified as operating leases. The lease asset would represent the right to use the underlying asset for the lease term and the lease liability would represent the discounted value of the required lease payments to the lessor. The ASU would also require entities to disclose key information about leasing arrangements.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 1 — Summary of Significant Accounting Policies – (continued)

ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. Management is currently evaluating the impact that ASU 2016-02 will have on the Bank’s financial position, results of operations and disclosures.

ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”. The standard makes a number of changes to the recognition and measurement standards of financial instruments, including the following changes: 1) equity securities with a readily determinable fair value will have to be measured at fair value with changes in fair value recognized in net income; 2) entities that are public business entities will no longer be required to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost; and 3) entities that are public business entities will be required to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. This standard is effective for financial statements issued for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2018. The adoption of this standard is not expected to have a material impact on our financial condition or results of operations, except that the Bank will no longer disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost.

ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The amendment supersedes and replaces nearly all existing revenue recognition guidance. Under the amended guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual and interim periods beginning after December 15, 2018. Adoption of ASU No. 2014-09 is not expected to have a material impact on the Bank’s financial statements.

NOTE 2 — Cash and Due from Banks

Under Regulation D, savings institutions are generally required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The Bank was required to maintain reserve balances with the Federal Reserve Bank of $0 as of June 30, 2018 and as of both December 31, 2017 and 2016.

In the normal course of business, the Bank maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250. Management believes these financial institutions have strong credit ratings and that the credit risk related to these deposits is minimal.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 3 — Available for Sale Securities

Amortized costs and fair values of available for sale securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
June 30, 2018 (unaudited)
Obligations of states and political subdivisions	$11,683	$25	$(277)	$11,431
Government-sponsored mortgage-backed securities	55,090	4	(2,184)	52,910
Corporate collateralized mortgage obligations	503	2	—	505
Asset-backed securities	4,193	12	—	4,205
Corporate bonds	—	—	—	—
Certificates of deposit	249	—	(4)	245

Total available for sale securities	$71,718	$43	$(2,465)	$69,296

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2017
Obligations of states and political subdivisions	$20,545	$243	$(158)	$20,630
Government-sponsored mortgage-backed securities	61,218	41	(1,235)	60,024
Corporate collateralized mortgage obligations	696	6	—	702
Asset-backed securities	4,835	9	(12)	4,832
Corporate bonds	1,495	21	—	1,516
Certificates of deposit	1,246	5	—	1,251

Total available for sale securities	$90,035	$325	$(1,405)	$88,955

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2016
Obligations of states and political subdivisions	$21,872	$316	$(224)	$21,964
Government-sponsored mortgage-backed securities	66,041	61	(1,153)	64,949
Corporate collateralized mortgage obligations	1,254	4	(4)	1,254
Asset-backed securities	5,623	—	(99)	5,524
Corporate bonds	1,495	3	—	1,498
Certificates of deposit	1,244	25	—	1,269

Total available for sale securities	$97,529	$409	$(1,480)	$96,458

Fair values of securities are estimated based on financial models or prices paid for similar securities. It is possible interest rates could change considerably, resulting in a material change in estimated fair value.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 3 — Available for Sale Securities – (continued)

The following table presents the portion of the Bank’s portfolio which has gross unrealized losses, reflecting the length of time that individual securities have been in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2018 (unaudited)
Obligations of states and political subdivisions	$3,109	$(48)	$5,332	$(229)	$8,441	$(277)
Government-sponsored mortgage-backed securities	20,241	(518)	32,451	(1,666)	52,692	(2,184)
Corporate collateralized mortgage obligations	194	—	—	—	194	—
Asset-backed securities	243	—	—	—	243	—
Certificates of deposit	245	(4)	—	—	245	(4)

Total available for sale securities	$24,032	$(570)	$37,783	$(1,895)	$61,815	$(2,465)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2017
Obligations of states and political subdivisions	$1,435	$(18)	$5,866	$(140)	$7,301	$(158)
Government-sponsored mortgage-backed securities	18,507	(131)	36,176	(1,104)	54,683	(1,235)
Corporate collateralized mortgage obligations	8	—	—	—	8	—
Asset-backed securities	—	—	936	(12)	936	(12)
Certificates of deposit	249	—	—	—	249	—

Total available for sale securities	$20,199	$(149)	$42,978	$(1,256)	$63,177	$(1,405)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2016
Obligations of states and political subdivisions	$7,509	$(212)	$407	$(12)	$7,916	$(224)
Government-sponsored mortgage-backed securities	57,180	(1,153)	—	—	57,180	(1,153)
Corporate collateralized mortgage obligations	355	(2)	456	(2)	811	(4)
Asset-backed securities	—	—	5,524	(99)	5,524	(99)
Certificates of deposit	—	—	—	—	—	—

Total available for sale securities	$65,044	$(1,367)	$6,387	$(113)	$71,431	$(1,480)

At June 30, 2018 and December 31, 2017 respectively, the bank had 57 and 48 debt securities with unrealized losses with aggregate depreciation of 4% and 2% from the Bank’s amortized cost basis. These unrealized losses relate principally to the changes in interest rates and are not caused by changes in the financial condition of the issuer, the quality of any underlying assets, or applicable credit enhancements. In analyzing whether unrealized losses on debt securities are other than temporary, management considers whether the securities are issued by a government body or agency, whether a rating agency has downgraded the securities, industry analysts’ reports, the financial condition and performance of the issuer, and the quality of any underlying assets or credit enhancements. Since management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 3 — Available for Sale Securities – (continued)

The amortized cost and fair value of available for sale securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities in mortgage-backed securities since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary listed below:

	June 30, 2018 (unaudited)
	Amortized Cost	Fair Value
Due in one year or less	$1,984	$1,982
Due after one year through 5 years	6,448	6,292
Due after 5 years through 10 years	3,500	3,402
Due after 10 years	—	—

Subtotal	11,932	11,676
Mortgage-backed securities	55,593	53,415
Asset-backed securities	4,193	4,205

Total	$71,718	$69,296

	December 31, 2017
	Amortized Cost	Fair Value
Due in one year or less	$368	$370
Due after one year through 5 years	12,280	12,386
Due after 5 years through 10 years	8,586	8,577
Due after 10 years	2,052	2,064

Subtotal	23,286	23,397
Mortgage-backed securities	61,914	60,726
Asset-backed securities	4,835	4,832

Total	$90,035	$88,955

The following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses, for the periods ended June 30, 2018 and 2017 and the years ended December 31, 2017 and 2016, respectively:

	Six Months ended June 30,		Years ended December 31,
	2018	2017	2017	2016
	(unaudited)
Proceeds from sale of securities	$14,392	$—	$—	$8,860
Gross gains	137	—	—	159
Gross losses	(70)	—	—	—

As of June 30, 2018, approximately $12,393 of securities were pledged.

There were no securities were pledged as of December 31, 2017 and 2016.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans

Major classifications of loans are as follows:

	June 30, 2018	December 31, 2017	December 31, 2016
	(unaudited)
Commercial:
Real estate	$182,695	$156,991	$144,093
Land development	2,638	2,687	1,508
Other	32,540	19,715	14,505
Residential real estate:
Residential real estate – first mortgage	105,831	106,120	103,900
Residential real estate construction	4,959	3,358	4,619
Consumer:
Home equity and lines of credit	39,770	42,344	45,162
Other	2,140	2,495	1,225

Subtotal	370,573	333,710	315,012
Net deferred loan fees	540	589	519
Allowance for loan losses	(3,092)	(3,093)	(3,008)

Net loans	$368,021	$331,206	$312,523

Deposit accounts in an overdrawn position and reclassified as loans approximated $26 as of June 30, 2018 and approximately $102 and $75 at December 31, 2017 and 2016, respectively.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

A summary of the activity in the allowance for loan losses by portfolio segment is as follows:

	Commercial	Residential	Consumer	Total
June 30, 2018 (unaudited)
Beginning balance	$1,369	$1,246	$478	$3,093
Provision for loan losses	—	—	—	—
Loans charged off	—	—	(34)	(34)
Recoveries of loans previously charged off	12	3	18	33

Total ending allowance balance	$1,381	$1,249	$462	$3,092

June 30, 2017 (unaudited)
Beginning balance	$1,345	$1,224	$439	$3,008
Provision for loan losses	—	—	—	—
Loans charged off	—	—	(8)	(8)
Recoveries of loans previously charged off	11	5	32	48

Total ending allowance balance	$1,356	$1,229	$463	$3,048

December 31, 2017
Beginning balance	$1,345	$1,224	$439	$3,008
Provision for loan losses	—	—	—	—
Loans charged off	—	—	(37)	(37)
Recoveries of loans previously charged off	24	22	76	122

Total ending allowance balance	$1,369	$1,246	$478	$3,093

December 31, 2016
Beginning balance	$1,414	$1,262	$411	$3,087
Provision for loan losses	—	—	—	—
Loans charged off	(114)	(89)	(113)	(316)
Recoveries of loans previously charged off	45	51	141	237

Total ending allowance balance	$1,345	$1,224	$439	$3,008

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

Information about how loans were evaluated for impairment and the related allowance for loan losses follows:

	Commercial	Residential	Consumer	Total
June 30, 2018 (unaudited)
Loans:
Individually evaluated for impairment	$328	$1,146	$373	$1,847
Collectively evaluated for impairment	217,545	109,644	41,537	368,726

Total loans	$217,873	$110,790	$41,910	$370,573

Allowance for loan losses:
Individually evaluated for impairment	$—	$6	$194	$200
Collectively evaluated for impairment	1,381	1,243	268	2,892

Total allowance for loan losses	$1,381	$1,249	$462	$3,092

December 31, 2017
Loans:
Individually evaluated for impairment	$2,529	$1,888	$—	$4,417
Collectively evaluated for impairment	176,864	107,590	44,839	329,293

Total loans	$179,393	$109,478	$44,839	$333,710

Allowance for loan losses:
Individually evaluated for impairment	$—	$230	$—	$230
Collectively evaluated for impairment	1,369	1,016	478	2,863

Total allowance for loan losses	$1,369	$1,246	$478	$3,093

December 31, 2016
Loans:
Individually evaluated for impairment	$4,713	$1,640	$199	$6,552
Collectively evaluated for impairment	155,393	106,878	46,189	308,460

Total loans	$160,106	$108,518	$46,388	$315,012

Allowance for loan losses:
Individually evaluated for impairment	$36	$112	$164	$312
Collectively evaluated for impairment	1,309	1,112	275	2,696

Total allowance for loan losses	$1,345	$1,224	$439	$3,008

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

Information regarding impaired loans follows:

	Recorded Investment	Principal Balance	Related Allowance	Average Investment	Interest Recognized
June 30, 2018 (unaudited)
Loans with no related allowance for loan losses:
Commercial
Commercial real estate	$303	$303	$—	$303	$—
Land development	25	32	—	27	—
Residential real estate and consumer
Residential real estate—First mortgage	1,055	1,535	—	965	2
Home equity lines of credit	138	333	—	141	—
Other consumer	1	142	—	2	—

Total loans with no related allowance	1,522	2,345	—	1,438	2

Loans with related allowance for loan losses:
Residential Real estate and consumer
Residential real estate—First mortgage	91	91	6	45	—
Home equity lines of credit	234	249	194	214	—

Total	325	340	200	259	—

Grand totals	$1,847	$2,685	$200	$1,697	$2

December 31, 2017
Loans with no related allowance for loan losses:
Commercial
Commercial real estate	$2,024	$2,024	$—	$2,192	$148
Land development	303	303	—	303	—
Other	202	202	—	138	3
Residential real estate and consumer
Residential real estate—First mortgage	1,510	1,785	—	1,838	89

Total loans with no related allowance	4,039	4,314	—	4,471	240

Loans with related allowance for loan losses:
Residential Real estate and consumer
Residential real estate—First mortgage	378	392	230	394	15

Total	378	392	230	394	15

Grand totals	$4,417	$4,706	$230	$4,865	$255

December 31, 2016
Loans with no related allowance for loan losses:
Commercial
Commercial real estate	$3,518	$3,518	$—	$3,486	$226
Land development	479	624	—	682	—
Other	679	718	—	832	17
Residential real estate and consumer
Residential real estate – First mortgage	1,529	1,978	—	1,691	63
Home equity and lines of credit	35	57	—	209	10

Total loans with no related allowance	6,240	6,895	—	6,900	316

Loans with related allowance for loan losses:
Commercial other	36	68	36	72	—
Residential Real estate – First mortgage	112	112	112	189	—
Home equity and lines of credit	164	183	164	82	—

Total	312	363	312	343	—

Grand totals	$6,552	$7,258	$312	$7,243	$316

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

There were no additional funds committed to impaired loans as of June 30, 2018, and December 31, 2017 and 2016, respectively.

The Bank regularly evaluates various attributes of loans to determine the appropriateness of the allowance for loan losses. The credit quality indicators monitored differ depending on the class of loan.

“Pass” ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.

“Watch / Special mention” ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.

“Substandard” ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectability of the contractual loan payments is no longer probable.

“Doubtful” ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

Information regarding the credit quality indicators most closely monitored for commercial loans by class follows:

	Pass	Watch/ Special Mention	Substandard	Doubtful	Totals
June 30, 2018 (unaudited)
Real Estate	$173,420	$8,320	$955	$—	$182,695
Land development	2,335	—	303	—	2,638
Other	26,938	5,602	—	—	32,540

Totals	$202,693	$13,922	$1,258	$—	$217,873

December 31, 2017
Real Estate	$144,763	$9,786	$2,442	$—	$156,991
Land development	2,384	—	303	—	2,687
Other	14,505	5,178	32	—	19,715

Totals	$161,652	$14,964	$2,777	$—	$179,393

December 31, 2016
Real Estate	$124,511	$16,239	$3,343	$—	$144,093
Land development	973	55	480	—	1,508
Other	11,773	2,021	711	—	14,505

Totals	$137,257	$18,315	$4,534	$—	$160,106

Residential real estate and consumer loans are generally evaluated based on whether or not the loan is performing according to the contractual terms of the loan.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

Information regarding the credit quality indicators most closely monitored for residential real estate and consumer loans by class follows:

	Performing	Non Performing	Total
June 30, 2018 (unaudited)
Residential real estate—First mortgage	$104,686	$1,145	$105,831
Residential real estate—Construction	4,959	—	4,959
Consumer—Home equity	39,399	371	39,770
Consumer—Other	2,139	1	2,140

Total	$151,183	$1,517	$152,700

	Performing	Non Performing	Total
December 31, 2017
Residential real estate—First mortgage	$105,083	$1,037	$106,120
Residential real estate—Construction	3,358	—	3,358
Consumer—Home equity	41,819	525	42,344
Consumer—Other	2,493	2	2,495

Total	$152,753	$1,564	$154,317

	Performing	Non Performing	Total
December 31, 2016
Residential real estate—First mortgage	$101,818	$2,082	$103,900
Residential real estate—Construction	4,619	—	4,619
Consumer—Home equity	44,678	484	45,162
Consumer—Other	1,221	4	1,225

Total	$152,336	$2,570	$154,906

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

Loan aging information follows:

	Current Loans	Loans Past Due 30-89 Days	Loans Past Due 90+ Days	Total Loans	Nonaccrual Loans
June 30, 2018 (unaudited)
Residential real estate loans
First mortgages	$104,632	$906	$293	$105,831	$1,145
Construction	4,959	—	—	4,959	—
Commercial loans
Real estate	182,240	152	303	182,695	303
Land	2,638	—	—	2,638	—
Other	32,540	—	—	32,540	25
Consumer loans
Home equity	39,637	53	80	39,770	372
Other consumer	2,135	3	2	2,140	2

Grand total loans	$368,781	$1,114	$678	$370,573	$1,847

December 31, 2017
Residential real estate loans
First mortgages	$103,908	$2,156	$56	$106,120	$1,128
Construction	3,358	—	—	3,358	—
Commercial loans
Real estate	156,985	6	—	156,991	—
Land	2,384	—	303	2,687	303
Other	19,715	—	—	19,715	32
Consumer loans
Home equity	41,694	526	124	42,344	420
Other consumer	2,483	11	1	2,495	4

Grand total loans	$330,527	$2,699	$484	$333,710	$1,887

December 31, 2016
Residential real estate loans
First mortgages	$101,713	$1,789	$398	$103,900	$1,681
Construction	4,619	—	—	4,619	—
Commercial loans
Real estate	143,724	369	—	144,093	—
Land	1,029	—	479	1,508	479
Other	14,505	—	—	14,505	347
Consumer loans
Home equity	44,792	336	34	45,162	484
Other consumer	1,225	—	—	1,225	5

Grand total loans	$311,607	$2,494	$911	$315,012	$2,996

There are no loans 90 or more days past due and accruing interest as of June 30, 2018, or December 31, 2017 or 2016.

Management regularly monitors impaired loan relationships. In the event facts and circumstances change, an additional provision for loan losses may be necessary.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 4 — Loans – (continued)

Nonperforming loans are as follows:

As of June 30, 2018 (unaudited)
Nonaccrual loans, other than troubled debt restructurings	$1,152
Nonaccrual loans, troubled debt restructurings	695

Total nonperforming loans (NPLs)	$1,847

Restructured loans, accruing	$578

As of December 31	2017	2016
Nonaccrual loans, other than troubled debt restructurings	$1,058	$2,063
Nonaccrual loans, troubled debt restructurings	829	932

Total nonperforming loans (NPLs)	$1,887	$2,995

Restructured loans, accruing	$729	$822

There were no new TDRs during the six months ended June 30, 2018 and no new TDRs during 2017 and 2016.

The Bank considers a troubled debt restructuring in default if it becomes past due more than 90 days. No troubled debt restructurings defaulted during the first six months of 2018. No troubled debt restructurings defaulted within 12 months of their modification date during the years ended December 31, 2017 and 2016.

NOTE 5 — Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and are summarized as follows:

	As of June 30, 2018 (unaudited)	As of December 31,
		2017	2016
Land	$1,408	$1,408	$1,408
Buildings	9,217	9,341	10,185
Leasehold improvements	428	661	640
Furniture and equipment	6,451	6,122	5,912

Totals	17,504	17,532	18,145

Less: Accumulated depreciation	9,903	9,871	9,220

Premises and equipment, net	$7,601	$7,661	$8,925

Depreciation expense was $318 and $350 for the periods ended June 30, 2018 and 2017, and $691 and $671 for the years ended December 31, 2017 and 2016, respectively.

During the year ended December 31, 2017, the Bank recognized impairment on a branch building totaling $1,095.

The Bank leases premises from nonrelated entities. Lease expense was $109 and $101 for the six months ended June 30, 2018 and 2017, respectively, and $203 for 2017 and $173 for 2016.

Rent commitments, before considering renewal options that are present, are as follows as of June 30, 2018:

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 5 — Premises and Equipment – (continued)

2018	$107
2019	219
2020	81
2021	20

$427

Rent commitments, before considering renewal options that are present, are as follows as of December 31, 2017:

2018	$214
2019	219
2020	81
2021	20

$534

NOTE 6 — Mortgage Servicing Rights

Loans serviced for others are not included in the balance sheets. The unpaid principal balance of mortgage loans serviced for others totaled $340.9 million as of June 30, 2018 and $355.6 million at December 31, 2017, and $376.7 million at December 31, 2016.

The following is a summary of changes in the balance of mortgage servicing rights for the periods indicated below:

	As of June 30, 2018 (unaudited)	As of December 31,
		2017	2016
Beginning balances	$2,270	$2,421	$2,476
Additions	81	199	439
Amortization	(188)	(350)	(494)

Ending balances	$2,163	$2,270	$2,421

Fair value at beginning of the period	$3,158	$3,422	$3,389

Fair value at the end of the period	$3,008	$3,158	$3,422

There was no valuation allowance as of June 30, 2018, December 31, 2017 and 2016.

The estimated fair value of mortgage servicing rights was determined using a valuation model that calculates the present value of expected future servicing and ancillary income, net of expected servicing costs. The model incorporates various assumptions such as discount rates, prepayment speeds, and ancillary income and servicing costs. At June 30, 2018 and as of December 31, 2017 and 2016, the model used discount rates ranging from 10% to 15% and prepayment speeds ranging from 9% to 36%, respectively, both of which were based on market data from independent organizations.

The following table shows the estimated future amortization of mortgage servicing rights for the next five years. The projections of amortization expense are based on existing asset balances June 30, 2018 and as of as of December 31, 2017. The actual amortization expense the Bank recognizes in any given period may be significantly different depending on changes in interest rates, market conditions, and regulatory requirements.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 6 — Mortgage Servicing Rights—(continued)

	As of June 30, 2018 (unaudited)	As of December 31, 2017
2018	$228	$479
2019	429	450
2020	400	420
2021	372	390
2022	341	358
2023	281	173
Thereafter	112	—

Total	$2,163	$2,270

NOTE 7 — Deposits

The composition of deposits are as follows:

	June 30, 2018 (unaudited)	December 31,
		2017	2016
Non-interest bearing checking	$56,851	$62,817	$57,092
Interest bearing checking	27,042	26,649	27,237
Money market	64,670	55,016	57,587
Statement savings accounts	57,266	58,566	59,770
Certificates of deposit	198,731	186,243	157,196

Total	$404,560	$389,291	$358,882

Certificates of deposit that meet or exceed the FDIC insurance limit of $250 totaled $14,669 as of June 30, 2018 and $14,892 and $9,264 at December 31, 2017 and 2016, respectively.

The scheduled maturities of certificates of deposit are as follows:

	As of June 30, 2018 (unaudited)	As of December 31, 2017
2018	$58,272	$86,303
2019	76,011	42,356
2020	55,799	50,518
2021	7,093	6,378
2022	1,144	684
Thereafter	412	4

Total	$198,731	$186,243

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 8 — FHLB Advances

FHLB advances consist of the following:

	As of June 30, 2018 (unaudited)		As of December 31,
			2017		2016
	Rate	Amount	Rate	Amount	Rates	Amount
Open line of credit	2.12%	$3,000	0.88%	$10,000	0.70%	$18,500
Fixed rate, fixed term advances	1.13% – 1.50%	24,000	1.13% – 1.50%	24,000	0.88% – 1.41%	29,000
Advance structured note, payments due monthly, maturity in February 2030	7.47%	677	7.47%	693	7.47%	724

Total		$27,677		$34,693		$48,224

The following is a summary of scheduled maturities of FHLB advances:

As of June 30, 2018 (unaudited)	Weighted Average Rate	Amount
2018	2.15%	$3,017
2019	1.44%	17,036
2020	7.47%	39
2021	1.45%	7,042
2022	7.47%	46
Thereafter	7.47%	497

Total		$27,677

As of December 31, 2017	Weighted Average Rate	Amount
2018	0.90%	$10,034
2019	1.25%	17,036
2020	7.47%	39
2021	1.45%	7,042
2022	7.47%	46
Thereafter	7.47%	496

Total		$34,693

Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.

The Bank has a master contract agreement with the FHLB that provides for borrowing up to the lesser of 22.22 times the FHLB stock owned, a determined percentage of the book value of the Bank’s qualifying real estate loans, or a determined percentage of the Bank’s assets. The FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest such as London InterBank Offered Rate (LIBOR), federal funds, or treasury bill rates. FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity. The Bank has pledged approximately $150.6 million at June 30, 2018 and $137.4 million at December 31, 2017, and $206.2 million at December 31, 2016 of qualifying loans. FHLB advances are also secured by $1.8 million at June 30, 2018 and $1.4 million at December 31, 2017 and $2.2 million at December 31, 2016 of FHLB stock owned by the Bank. At June 30, 2018 and at December 31, 2017 and 2016, the Bank’s available and unused portion of this borrowing agreement totaled $0.

NOTE 9 — Employee Benefit Plan

The Bank sponsors a 401(k) profit sharing covering substantially all employees certain age and minimum service requirements. The Bank may then match a discretionary percentage of each eligible participant’s contribution. Matching contributions were $159 and $167 as of June 30, 2018 and 2017 respectively and $355, in 2017 and $339 in 2016.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 10 — Income Taxes

The provision for income taxes included in the accompanying financial statements consists of the following components:

	Six months ended June 30,
	2018	2017
Current Taxes
Federal	$—	$67
State	—	—

Total current	—	67

Deferred Income Taxes
Federal	(137)	70
State	(57)	31
Change in valuation allowance	—	(4,757)

Total deferred	(194)	(4,656)

Total income tax (benefit)	$(194)	$(4,589)

	Years ended December 31,
	2017	2016
Current Taxes
Federal	$89	$—
State	—	—

Total current	89	—
Deferred Income Taxes
Federal	(678)	5
State	(178)	12
Adjustment to the net deferred asset for the tax cuts and Job Act	2,062	—
Change in valuation allowance	(4,757)	(17)

Total deferred	(3,551)	—

Total income tax (benefit)	$(3,462)	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 10 — Income Taxes – (continued)

The net deferred tax asset in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

	June 30, 2018	December 31,
		2017	2016
Deferred Tax Assets
Allowance for loan losses	$858	$848	$1,184
Deferred compensation	773	615	968
Accrued employee benefits	56	227	102
Loss carryforwards	4,271	4,105	5,361
Unrealized loss on available for sale securities	653	292	418
Premises and equipment	292	274	—
Other	406	436	448

Deferred Tax Assets	7,309	6,797	8,481

Deferred Tax Liabilities
Loan fees	148	161	204
Premises and equipment	—	—	91
Mortgage servicing rights	593	623	953
FHLB stock dividends	42	42	60

Deferred Tax Liabilities	783	826	1,308

Valuation allowance	—	—	(4,757)

Net Deferred Tax Asset	$6,526	$5,971	$2,416

The Bank has federal loss carryforwards of approximately $13,200 and $12,600 as of June 30, 2018 and December 31, 2017, respectively. These losses begin to expire in 2030. The Bank has state net operating loss carryforwards totaling $23,300 and $22,650 that may be applied against future state taxable income and begin to expire in 2023 and 2021 as of June 30, 2018 and December 31, 2017, respectively.

Deferred tax assets are deferred tax consequences attributable to deductible temporary differences and carryforwards. After the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law, it is then necessary to assess the need for a valuation allowance. A valuation allowance is needed when, based on the weight of the available evidence, it is more likely than not that some portion of the deferred asset will not be realized. As required by generally accepted accounting principles, available evidence is weighted heavily on cumulative losses, with less weight placed on future projected profitability. Realization of the deferred tax asset is dependent on whether there will be sufficient future taxable income of the appropriate character in the period during which deductible temporary differences reverse or within the carryforward periods available under tax law. Management determined there was enough reasonable evidence under current tax laws to reverse the December 31, 2016, valuation allowance of $4,757 in 2017.

Under the Internal Revenue Code and Wisconsin statutes, the Bank is permitted to deduct, for tax years beginning before 1997, an annual addition to a reserve for bad debts. The amount differs from the provision for loan losses recorded for financial accounting purposes. Under prior law, bad debt deductions for income tax purposes were included in taxable income of later years only if the bad debt reserves were used for purposes other than to absorb bad debt losses. Because the Bank did not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes were provided. Retained earnings at June 30, 2018 and December 31, 2017, included approximately $8,315, for which no deferred federal or state income taxes were provided. If, in the future, the Bank no longer qualified as a bank for tax purposes, income taxes of approximately $2,278 would be imposed.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 10 — Income Taxes – (continued)

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Act”). The Act amends the Internal Revenue Code to reduce corporate tax rates and modify various tax policies, credits, and deductions. The Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate, which is effective for the Bank beginning January 1, 2018. As a result of the tax rate reduction in the Act, the Bank reduced its net deferred tax asset during the year ended December 31, 2017, by $2,062, which was recognized as additional income tax expense.

A summary of the sources of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes follows:

	Six months ended June 30,
	2018		2017
	Amount	% of Pretax Income	Amount	% of Pretax Income
Reconciliation of statutory to effective rates
Federal income taxes at statutory rate	$(109)	21.00%	$149	34.00%
Adjustments for
State income taxes, net of federal income tax benefit	(45)	8.12%	20	4.57%
Increase in CSV of life insurance	(42)	8.70%	(71)	(16.21)%
Change in Valuation Allowance	—	—	(4,757)	(1,086.07)%
Other	2	(0.38)%	70	15.97%

Provision (credit) for income taxes	$(194)	37.44%	$(4,589)	(1,047.74)%

	Years ended December 31,
	2017		2016
	Amount	% of Pretax Income	Amount	% of Pretax Income
Reconciliation of statutory to effective rates
Federal income taxes at statutory rate	$(613)	34.00%	$426	34.00%
Adjustments for
Tax exempt interest on municipal obligations	—	—	(3)	(0.23)%
State income taxes, net of federal income tax benefit	(118)	6.54%	7	0.56%
Increase in CSV of life insurance	(140)	7.76%	(152)	(12.12)%
Adjustment for the Tax Cut and Jobs Act	2,062	(114.36)%	—	—
Change in Valuation Allowance	(4,757)	263.83%	(17)	(1.36)%
Other	104	(5.76)%	(261)	(20.85)%

Provision (credit) for income taxes	$(3,462)	192.01%	$—	—%

With few exceptions, the Bank is no longer subject to federal or state examinations by taxing authorities for years before 2013.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 11 — Commitments and Contingencies

In the normal course of business, the Bank may be involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank’s financial statements. No legal proceedings existed at December 31, 2017.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments include commitments to extend credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss is represented by the contractual, or notional, amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance- sheet instruments. Since some of the commitments are expected to expire without being drawn upon, and some of the commitments may not be drawn upon to the total extent of the commitment, the notional amount of these commitments does not necessarily represent future cash requirements of the Bank.

The contract amounts of credit-related financial instruments at June 30, 2018 and December 31, 2017 and 2016 are summarized below:

June 30, 2018	Fixed Rate	Variable Rate	Total
Commitments to extend credit	$14,849	$58,369	$73,218
Standby letters of credit, variable	—	33	33
Credit enhancement under the FHLB of Chicago Mortgage Partnership Finance	560	—	560
Commitment to sell loans	5,303	—	5,303
Overdraft protection program commitments	4,255	—	4,255

Total	$24,967	$58,402	$83,369

December 31, 2017	Fixed Rate	Variable Rate	Total
Commitments to extend credit	$8,563	$41,204	$49,767
Standby letters of credit, variable	—	353	353
Credit enhancement under the FHLB of Chicago Mortgage Partnership Finance	695	—	695
Commitment to sell loans	7,328	—	7,328
Overdraft protection program commitments	4,331	—	4,331

Total	$20,917	$41,557	$62,474

December 31, 2016	Fixed Rate	Variable Rate	Total
Commitments to extend credit	$17,720	$44,490	$62,211
Standby letters of credit, variable	—	343	343
Credit enhancement under the FHLB of Chicago Mortgage Partnership Finance	738	—	738
Commitment to sell loans	4,656	—	4,656
Overdraft protection program commitments	4,657	—	4,657

Total	$27,770	$44,833	$72,604

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 11 — Commitments and Contingencies – (continued)

Commitments to extend credit and commitments to sell credits are agreements to lend to a customer at fixed or variable rates as long as there is no violation of any condition established in the contract Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; real estate; and stocks and bonds.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, all standby letters of credit issued have expiration dates within one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments. Standby letters of credit are not reflected in the financial statements, since recording the fair value of these guarantees would not have a significant impact on the financial statements.

The Bank participates in the FHLB Mortgage Partnership Finance Program (the “Program”). In addition to entering into forward commitments to sell mortgage loans to a secondary market agency, the Bank enters into firm commitments to deliver loans to the FHLB through the Program. Under the Program, loans are funded by the FHLB, and the Bank receives an agency fee reported as a component of gain on sale of loans. The Bank had $2,884 of commitments to deliver loans through the Program as of June 30, 2018 and no firm commitments outstanding to deliver loans through the Program at December 31, 2017. Once delivered to the Program, the Bank provides a contractually agreed-upon credit enhancement and performs servicing of the loans. Under the credit enhancement, the Bank is liable for losses on loans delivered to the Program after application of any mortgage insurance and a contractually agreed-upon credit enhancement provided by the Program subject to an agreed-upon maximum. The Bank receives a fee for this credit enhancement. The Bank records a liability for expected losses in excess of anticipated credit enhancement fees. As of June 30, 2018, and December 31, 2017 and 2016, the Bank had no liability outstanding.

Unfunded commitments under overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not require collateral and may or may not contain a specific maturity date.

NOTE 12 — Concentration of Credit Risk

Financial instruments that potentially subject the Bank to credit risk consist primarily of cash and cash equivalents, investments, and loans. The Bank’s cash and cash equivalents are held in demand accounts with various institutions. The Bank’s investments are held in a variety of interest bearing investments including obligations from the U.S. government and government sponsored agencies and certificates of deposit. Such deposits are generally in excess of insured limits. The Bank has not experienced any historical losses on its deposits of cash and cash equivalents. Practically all of the Bank’s loans and commitments have been granted to customers in the Bank’s market area. Although the Bank has a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank. The concentration of credit by type of loan is set forth in Note 4.

NOTE 13 — Related-Party Transactions

A summary of loans to directors, executive officers, and their affiliates follows:

	June 30, 2018 (unaudited)	Years ended December 31,
		2017	2016
Beginning balance	$1,477	$2,004	$2,271
New loans	52	202	141
Repayments	(152)	(729)	(408)

Ending balance	$1,377	$1,477	$2,004

Deposits from directors, executive officers, and their affiliates totaled $1,065 as of June 30, 2018 and $926 and $844 at December 31, 2017 and 2016, respectively.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 13 — Related-Party Transactions – (continued)

The Bank utilizes the services of law firms in which certain of the Bank’s directors are partners. Fees paid to the firms for the six months ended June 30, 2018 and 2017 were $21 and $41 respectively, and $63 and $45 during the years ended December 31, 2017 and 2016, respectively.

NOTE 14 — Fair Value

Accounting standards describe three levels of inputs that may be used to measure fair value (the fair value hierarchy). The level of an asset or liability within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement of that asset or liability.

Following is a brief description of each level of the fair value hierarchy:

Level 1 — Fair value measurement is based on quoted prices for identical assets or liabilities in active markets.

Level 2 — Fair value measurement is based on: (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; or (3)valuation models and methodologies for which all significant assumptions are or can be corroborated by observable market data.

Level 3 — Fair value measurement is based on valuation models and methodologies that incorporate at least one significant assumption that cannot be corroborated by observable market data. Level 3 measurements reflect the Bank’s estimates about assumptions market participants would use in measuring fair value of the asset or liability.

Some assets and liabilities, such as securities available for sale, are measured at fair value on a recurring basis under accounting principles generally accepted in the United States. Other assets and liabilities, such as impaired loans, may be measured at fair value on a nonrecurring basis.

Following is a description of the Bank’s valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

Available for sale securities — Available for sale securities may be classified as Level 1 or Level 2 measurements within the fair value hierarchy. Level 1 securities include equity securities traded on a national exchange. The fair value measurement of a Level 1 security is based on the quoted price of the security. Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, corporate debt securities, and mortgage related securities. The fair value measurement of a Level 2 security is obtained from an independent pricing service and is based on recent sales of similar securities and other observable market data.

Loans — Loans are not measured at fair value on a recurring basis. However, loans considered to be impaired may be measured at fair value on a nonrecurring basis. The fair value measurement of an impaired loan that is collateral dependent is based on the fair value of the underlying collateral. Independent appraisals are obtained that utilize one or more valuation methodologies-typically they will incorporate a comparable sales approach and an income approach. Management routinely evaluates the fair value measurements of independent appraisers and adjusts those valuations based on differences noted between actual selling prices of collateral and the most recent appraised value. Such adjustments are usually significant, which results in a Level 3 classification. All other impaired loan measurements are based on the present value of expected future cash flows discounted at the applicable effective interest rate and, thus, are not fair value measurements.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 14 — Fair Value – (continued)

Assets measured at fair value on a recurring basis are summarized below:

	Recurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
As of June 30, 2018 (unaudited)
Assets:
Available for sale securities:
Obligations of states and political subdivisions	$—	$11,431	$—	$11,431
Government-sponsored mortgage-backed securities	—	52,910	—	52,910
CMO	—	505	—	505
Asset-backed securities	—	4,205	—	4,205
Certificates of deposit	—	245	—	245

Total	$—	$69,296	$—	$69,296

As of December 31, 2017
Assets:
Available for sale securities:
Obligations of states and political subdivisions	$—	$20,630	$—	$20,630
Government-sponsored mortgage-backed securities	—	60,024	—	60,024
CMO	—	702	—	702
Asset-backed securities	—	4,832	—	4,832
Certificates of deposit	—	1,516	—	1,516
Corporate bonds	—	1,251	—	1,251

Total	$—	$88,955	$—	$88,955

As of December 31, 2016
Assets:
Available for sale securities:
Obligations of states and political subdivisions	$—	$21,964	$—	$21,964
Government-sponsored mortgage-backed securities	—	64,949	—	64,949
CMO		1,254		1,254
Asset-backed securities	—	5,524	—	5,524
Certificates of deposit	—	1,269	—	1,269
Corporate bonds	—	1,498	—	1,498

Total	$—	$96,458	$—	$96,458

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 14 — Fair Value – (continued)

Information regarding the fair value of assets measured at fair value on a nonrecurring basis follows:

	Recurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
As of June 30, 2018 (unaudited)
Assets:
Loans	—	—	$125	$125
As of December 31, 2017
Assets:
Loans	—	—	$148	$148
As of December 31, 2016
Assets:
Loans	—	—	—	—

Loans with a carrying amount of $325 were considered impaired and written down to their estimated fair value of $125 as of June 30, 2018. As a result, the Bank recognized a specific valuation allowance against these impaired loans totaling $200 as of June 30, 2018. Loans with a carrying amount of $378 were considered impaired and were written down to their estimated fair value of $148 as of December 31, 2017. As a result, the Bank recognized a specific valuation allowance against these impaired loans totaling $230 as of December 31, 2017. Loans with a carrying amount of $311 were considered impaired and were written down to their estimated fair value of $0 as of December 31, 2016. As a result the Bank recognized a specific valuation allowance against these impaired loans totaling $311.

The following presents quantitative information about nonrecurring Level 3 fair value measurements:

	Fair Value	Valuation Technique	Unobservable Input(s)	Range/ Weighted Average
As of June 30, 2018 (unaudited)
Impaired loans	$125	Market and/or income approach	Management discount on appraised values	10	%-20%
As of December 31, 2017
Impaired loans	$148	Market and/or income approach	Management discount on appraised values	10	%-20%
As of December 31, 2016
Impaired loans	$—	Market and/or income approach	Management discount on appraised values	10	%-20%

The Bank estimates fair value of all financial instruments regardless of whether such instruments are measured at fair value. The following methods and assumptions were used by the Bank to estimate fair value of financial instruments not previously discussed.

Cash and cash equivalents — Fair value approximates the carrying value.

Loans held for sale — Fair value is based on commitments on hand from investors or prevailing market prices.

Loans — Fair value of variable rate loans that reprice frequently is based on carrying values. Fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings. Fair value of impaired and other nonperforming loans is estimated using discounted expected future cash flows or the fair value of the underlying collateral, if applicable.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 14 — Fair Value – (continued)

FHLB stock — Fair value is the redeemable (carrying) value based on the redemption provisions of the Federal Home Loan Bank.

Accrued interest receivable and payable — Fair value approximates the carrying value.

Cash value of life insurance — Fair value is based on reported values of the assets.

Deposits and advance payments by borrowers for taxes and insurance — Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, including advance payments by borrowers for taxes and insurance, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently being offered on similar time deposits.

FHLB Advances — Fair value of fixed rate, fixed term borrowings is estimated by discounting future cash flows using the current rates at which similar borrowings would be made. Fair value of borrowings with variable rates or maturing within 90 days approximates the carrying value of those borrowings.

The carrying value and estimated fair value of financial instruments follow:

	June 30, 2018 (unaudited)
	Carrying Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$7,995	$7,995	$—	$—
Available for sale securities	69,296	—	69,296	—
Loans held for sale	1,170	—	1,170	—
Loans	368,021	—	—	361,189
Accrued interest receivable	1,144	1,144	—	—
Cash value of life insurance	13,931	—	—	13,931
FHLB stock	1,818	—	—	1,818
Financial liabilities:
Deposits	404,560	205,829	—	197,133
Advance payments by borrowers for taxes and insurance	7,367	7,367	—	—
FHLB advances	27,677	—		27,047
Accrued interest payable	346	346	—	—

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 14 — Fair Value – (continued)

	December 31, 2017
	Carrying Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$12,497	$12,497	$—	$—
Available for sale securities	88,995	—	88,955	—
Loans held for sale	217	—	217	—
Loans	331,206	—	—	328,526
Accrued interest receivable	1,214	1,214	—	—
Cash value of life insurance	13,732	—	—	13,732
FHLB stock	1,436	—	—	1,436
Financial liabilities:
Deposits	389,291	203,048	—	185,758
Advance payments by borrowers for taxes and insurance	385	385	—	—
FHLB advances	34,693	—	—	34,229
Accrued interest payable	340	340	—	—

	December 31, 2016
	Carrying Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$7,779	$7,779	$—	$—
Available for sale securities	96,458	—	96,458	—
Loans held for sale	479	—	479	—
Loans	312,523	—	—	309,443
Accrued interest receivable	1,163	1,163	—	—
Cash value of life insurance	13,321	—	—	13,321
FHLB stock	2,170	—	—	2,170
Financial liabilities:
Deposits	358,882	201,686	—	156,394
Advance payments by borrowers for taxes and insurance	1,297	1,297	—	—
FHLB advances	48,224	—	—	47,826
Accrued interest payable	276	276	—	—

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 14 — Fair Value – (continued)

Limitations — The fair value of a financial instrument is the current amount that would be exchanged between market participants, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Consequently, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business. Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand. This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time. This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts, nor is it recorded as an intangible asset on the balance sheets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 15 — Equity and Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies.

Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1, Tier 1, and Total capital to risk-weighted assets and of Tier 1 capital to average assets. It is management’s opinion, as of June 30 2018 and as of December 31, 2017, that the Bank met all applicable capital adequacy requirements.

As of June 30 2018 and as of December 31, 2017, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum regulatory capital ratios as set forth in the table. There are no conditions or events since December 31, 2017 that management believes have changed the category.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 15 — Equity and Regulatory Matters – (continued)

The Bank’s actual capital amounts and ratios are presented in the following tables:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2018 (unaudited):
Leverage (Tier 1)	$35,552	7.5%	$19,064	4.0%	$23,830	5.0%
Risk Based:
Common Tier 1	35,552	9.7	16,489	4.5	23,817	6.5
Tier 1	35,552	9.7	21,985	6.0	29,313	8.0
Total	$38,644	10.5%	$29,313	8.0%	$36,641	10.0%
December 31, 2017:
Leverage (Tier 1)	$34,868	7.4%	$18,975	4.0%	$23,719	5.0%
Risk Based:
Common Tier 1	34,868	11.1	14,174	4.5	20,473	6.5
Tier 1	34,868	11.1	18,898	6.0	25,197	8.0
Total	$37,961	12.1%	$25,197	8.0%	$31,497	10.0%
December 31, 2016:
Leverage (Tier 1)	$37,158	8.4%	$17,667	4.0%	$22,084	5.0%
Risk Based:
Common Tier 1	37,158	11.3	14,786	4.5	21,357	6.5
Tier 1	37,158	11.3	19,714	6.0	26,286	8.0
Total	$40,166	12.2%	$26,286	8.0%	$32,857	10.0%

NOTE 16 — Deferred Compensation

The Bank has obligations to certain retired and active employees and directors under deferred compensation plans. A liability is recorded for the value of the deferred compensation obligations amounting to $2.3 million at June 30, 2018 and $2.2 million and $1.9 million at December 31, 2017 and 2016, respectively. The amounts deferred under the plans are invested in various cash equivalent, bond, and equity security accounts that are maintained in a Rabbi Trust. As of June 30, 2108 and December 31, 2017 and 2016, the balances in the Rabbi Trust accounts was included with other assets and totaled $2.3 million, $2.2 million and $1.9 million, respectively.

The Bank has entered into various salary continuation agreements with key officers. The agreements provide for the payment of specified amounts upon each employee’s retirement or death. The liability outstanding under the agreements was $489 as of June 30, 2018 and $538 at December 31, 2017, and $631 at December 31, 2016. The amount charged to operations was $22 and $24 for the six month periods ended June 30, 2018 and 2017, respectively, and $48 and $85 for the years ended December 31, 2017 and 2016, respectively.

The Bank is the beneficiary of insurance policies on the lives of certain key employees. These policies had a cash value of $13.9 million as of June 30, 2018 and $13.7 million at and $13.3 million at December 31, 2017 and 2016, respectively.

PYRAMAX BANK, FSB

NOTES TO FINANCIAL STATEMENTS

Six Months Ended June 30, 2018 and June 30, 2017 (unaudited) and

Years Ended December 31, 2017 and 2016

(In thousands)

NOTE 17 — Subsequent Event

On September 5, 2018, the Board of Directors of the Bank adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan”). The Plan is subject to the approval of the Board of Governors of the Federal Reserve System and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. Pursuant to the Plan, the Bank proposes to reorganize into a mutual holding company form of ownership. The Bank will convert to a stock savings bank and issue all of its outstanding stock to a new holding company, which will be named 1895 Bancorp of Wisconsin, Inc. Pursuant to the Plan, the new holding company will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which will subscribe for up to 3.92% of the common stock of the new holding company to be outstanding upon the completion of the reorganization and stock issuance. 1895 Bancorp of Wisconsin, Inc. will be organized as a corporation under the laws of the United States and will offer 45% of its common stock to be outstanding to the Bank’s eligible members, the ESOP, a community foundation and certain other persons. 1895 Bancorp of Wisconsin, MHC will be organized as a mutual holding company under the laws of the United States and will own 55% of the common stock of 1895 Bancorp of Wisconsin, Inc. to be outstanding upon completion of the reorganization and stock issuance.

The costs of the reorganization and the issuing of the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. As of June 30, 2018, no reorganization costs had been incurred.

Management has reviewed the Bank’s operations for potential disclosure or financial statement impacts related to events occurring after December 31, 2017, but prior to the release of these financial statements. Based on the results of this review, no additional subsequent event disclosures or financial statement impacts to these financial statements are required as of September 6, 2018.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of 1895 Bancorp of Wisconsin, Inc. or PyraMax Bank, FSB since any of the dates as of which information is furnished herein or since the date hereof.

Up to 2,783,000 shares

(Subject to Increase to up to 3,200,450 shares)

(Proposed Holding Company for PyraMax Bank, FSB)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

November 6, 2018

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until December 10, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.